                                                                   Exhibit 10.28

================================================================================

                                CREDIT AGREEMENT

                         dated as of November  24, 1997

                                  by and among

                     KOPPERS INDUSTRIES, INC., as Borrower

           THE PARTIES LISTED IN SCHEDULE 4.34 HERETO, as Guarantors

                  THE BANKS PARTIES HERETO FROM TIME TO TIME,

                      THE ISSUING BANK REFERRED TO HEREIN,

                     THE SWINGLINE BANK REFERRED TO HEREIN,

                                      and

        SBC WARBURG DILLON READ INC., as Arranger and Syndication Agent

                                      and

        SWISS BANK CORPORATION, STAMFORD BRANCH, as Documentation Agent

                                      and

        MELLON BANK, N.A., as Administrative Agent and Collateral Agent



================================================================================

                               TABLE OF CONTENTS

Section   Title                                                      Page
-------   -----                                                      ----

                                   ARTICLE I

                           DEFINITIONS; CONSTRUCTION

1.01.  Certain Definitions...........................................   2
1.02.  Construction..................................................  29
1.03.  Accounting Principles.........................................  30
1.04.  Currency Equivalents Generally................................  32


                                   ARTICLE II

                                  THE FACILITY

2.01.  The Commitments; Obligations Several..........................  33
       (a)    The Commitments........................................  33
       (b)    Obligations Several....................................  33
2.02.  Loans.........................................................  33
       (a)    (i)   The Revolving Credit Commitments.................  33
              (ii)  Term Loan Commitments............................  34
       (b)    Revolving Credit.......................................  35
2.03.  Notes.........................................................  35
2.04.  Making of Loans...............................................  35
2.05.  Commitment Fees; Reduction of the Commitments; Mandatory
       Prepayments of Loans..........................................  36
       (a)    Commitment Fees                                          36
       (b) Reduction of the Term Loan A Commitments and the
       Revolving Credit Commitments..................................  38
       (c)    Mandatory Prepayments..................................  38
              (i)   Term Loan Facilities.............................  38
              (ii)  Revolving Facility...............................  40
2.06.  Interest Rates................................................  41
       (a)    Optional Bases of Borrowing............................  41
              (i)   Base Rate Option.................................  41
              (ii)  Euro-Rate Option.................................  42
              (iii) As-Offered Rate Option...........................  43
          (b)       Pricing Levels...................................  44
          (c)       Funding Periods..................................  45
          (d)       Transactional Amounts............................  45
          (e)       Interest After Maturity..........................  45
          (f)       Euro-Rate Unascertainable; Impracticability......  46

Section   Title                                                      Page
-------   -----                                                      ----


2.07.     Conversion or Renewal of Interest Rate Options.............  47
          (a)       Conversion or Renewal............................  47
          (b)       Failure to Convert or Renew......................  48
2.08.     Payments and Prepayments...................................  48
2.09.     Interest Payment Dates.....................................  50
2.10.     Pro Rata Treatment and Payments............................  50
2.11.     Additional Compensation in Certain Circumstances...........  51
          (a)       Increased Costs or Reduced Return Resulting from
                     Taxes, Reserves, Capital Adequacy Requirements,
                     Expenses, Etc...................................  51
          (b)       Indemnity........................................  53
2.12.     Taxes......................................................  53
          (a)       Payments Net of Taxes............................  53
          (b)       Indemnity........................................  54
2.13.     Funding by Branch, Subsidiary or Affiliate.................  55
          (a)       Notional Funding.................................  55
          (b)       Actual Funding...................................  55
2.14.     Currency Exchange Fluctuations.............................  56


                                  ARTICLE III

                               THE SUBFACILITIES

3.01.     Letters of Credit..........................................  56
          (a)       Generally........................................  56
          (b)       Australian Letters of Credit.....................  57
3.02.     Letter of Credit Fees......................................  58
          (a)       Commissions......................................  58
          (b)       Facing Fee; Administration Fees..................  59
3.03.     Procedure for Issuance and Amendment of Letters of Credit..  60
          (a)       Procedure for Issuance...........................  60
          (b)       Extension and Increase...........................  60
          (c)       Limitations on Issuance and Extension............  61
          (d)       Amendments.......................................  62
3.04.     Letter of Credit Participating Interests...................  62
3.05.     Payments...................................................  63
          (a)       Reimbursement of Issuing Banks...................  63
          (b)       Agreement of Banks...............................  64
          (c)       Receipt of Payment...............................  64
          (d)       Rescission.......................................  64
          (e)       Equalization.....................................  65
3.06.     Further Assurances.........................................  65

Section   Title                                                      Page
-------   -----                                                      ----


3.07.     Obligations Absolute.......................................  65
3.08.     Certain Provisions Relating to the Issuing Banks; Additional
           Provisions Regarding Letters of Credit....................  66
          (a)       General..........................................  66
          (b)       Administration...................................  66
          (c)       Indemnification of Issuing Bank..................  67
3.09.     Cash Collateral for Letters of Credit......................  67
          (a)       Letter of Credit Collateral Account..............  67
          (b)       Cash Collateral for Letter of Credit Exposure in
                     Certain Circumstances...........................  68
          (c)       Application of Funds.............................  68
          (d)       Survival of Provisions...........................  68
3.10.     Certain Letters of Credit Outstanding as of Closing Date...  69
3.11.     The Swingline Subfacility..................................  69
          (a)       General..........................................  69
          (b)       Nature of Credit.................................  69
          (c)       Swingline Note...................................  69
          (d)       Maturity.........................................  70
          (e)       Making of Swingline Loans, etc...................  70
          (f)       Repayment of Swingline Loans, etc................  70
3.12.     Limitations on the Making of Swingline Loans...............  70
          (a)       Swingline Current Availability...................  70
          (b)       Rights of the Parties............................  71
3.13.     Swingline Loan Participating Interests.....................  71
          (a)       Generally........................................  71
          (b)       Obligations Absolute.............................  71
          (c)       Payment by Banks on Account of Swingline Loans...  72
          (d)       Distributions to Participants....................  72
          (e)       Rescission.......................................  72
          (f)       Equalization.....................................  73
3.14.     Certain Provisions Relating to the Swingline Bank..........  73
          (a)       General..........................................  73
          (b)       Administration...................................  73
          (c)       Indemnification of Swingline Bank................  74


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

4.01.     Organization and Qualification.............................  74
4.02.     Authority and Authorization................................  75

Section   Title                                                      Page
-------   -----                                                      ----

4.03.     Execution and Binding Effect...............................  75
4.04.     Authorizations and Filings.................................  75
4.05.     Absence of Conflicts.......................................  76
4.06.     Financial Statements.......................................  76
4.07.     No Event of Default; Compliance with Instruments...........  77
4.08.     Litigation.................................................  78
4.09.     Subsidiaries...............................................  78
4.10.     Pension-Related Matters....................................  78
4.11.     Title to Property..........................................  79
4.12.     Contracts..................................................  80
4.13.     Taxes......................................................  80
4.14.     Financial Accounting Practices.............................  80
4.15.     No Material Adverse Change.................................  81
4.16.     Regulation U...............................................  81
4.17.     Compliance with Laws.......................................  81
4.18.     Patents, Licenses, Franchises..............................  82
4.19.     Accurate and Complete Disclosure...........................  82
4.20.     Investment Company.........................................  83
4.21.     Public Utility Holding Company.............................  83
4.22.     Proceeds...................................................  83
4.23.     Affiliated Entities........................................  84
4.24.     Regulation O...............................................  84
4.25.     Burdensome Obligations.....................................  84
4.26.     Insurance..................................................  84
4.27.     Delivery of the Senior Note Documents and Senior
           Subordinated Note Documents...............................  85
4.28.     Security Documents.........................................  85
4.29.     Solvency...................................................  86
4.30.     Hazardous Materials........................................  86
4.31.     Acquisition Agreement and Acquisition Agreement Guarantee..  87
4.32.     Existing Indebtedness......................................  87
4.33.     Employment Agreements......................................  87
4.34.     Guarantors.................................................  87
4.35.     Transaction Documents......................................  87
4.36.     Senior Subordinated Notes..................................  88


                                   ARTICLE V

                              CONDITIONS PRECEDENT

5.01.     Conditions to Initial Extensions of Credit.................  89

Section   Title                                                      Page
-------   -----                                                      ----

5.02.     Conditions to All Extensions of Credit.....................  96
          (a)       Notice...........................................  96
          (b)       Representations and Warranties...................  96
          (c)       No Default.......................................  96
          (d)       No Violations of Law.............................  96
5.03.     Additional Conditions to Issuances of Letters of Credit....  97


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

6.01.     Reporting and Information Requirements.....................  97
          (a)       Annual Audit Reports.............................  97
          (b)       Quarterly Reports................................  98
          (c)       Management Reports...............................  98
          (d)       Compliance Certificates..........................  99
          (e)       Accountants' Certificate.........................  99
          (f)       Forecast and Analysis............................  99
          (g)       Other Reports and Information.................... 100
          (h)       Further Information.............................. 100
          (i)       Notice of Event of Default....................... 100
          (j)       Notice of Material Adverse Change................ 100
          (k)       Notice of Material Proceedings................... 101
          (l)       Notice of Pension-Related Events................. 101
          (m)       Notice of Other Material Defaults................ 102
          (n)       Notice of Other Amendments....................... 102
          (o)       Visitation....................................... 103
          (p)       Environmental Matters............................ 103
6.02.     Preservation of Existence and Franchises................... 104
6.03.     Insurance.................................................. 104
6.04.     Maintenance of Properties.................................. 105
6.05.     Payment of Taxes and Other Potential Charges and
           Priority Claims; Payment of Other Current
           Liabilities............................................... 105
6.06.     Financial Accounting Practices............................. 106
6.07.     Compliance with Laws....................................... 106
6.08.     Use of Credits............................................. 107
6.09.     Official Authorizations, etc............................... 107
6.10.     Contracts.................................................. 107
6.11.     Maintenance of Liens of the Security Documents............. 107
6.12.     Environmental Matters...................................... 107
          (a)       Hazardous Substances............................. 107

Section   Title                                                      Page
-------   -----                                                      ----


          (b)       Financial Assurance.............................. 108
          (c)       Indemnification.................................. 108
6.13.     Annual Bank Meeting........................................ 109
6.14.     Additional Credit Parties.................................. 109
6.15.     Certain Post-Closing Deliveries............................ 104


                                  ARTICLE VII

                               NEGATIVE COVENANTS

7.01.     Financial Maintenance Covenants............................ 110
          (a)       Net Worth........................................ 110
          (b)       Debt/Consolidated EBITDA......................... 110
          (c)       Interest Coverage Ratio.......................... 110
          (d)       Consolidated Debt Service Coverage Ratio......... 110
          (e)       Current Ratio.................................... 111
7.02.     Liens...................................................... 111
7.03.     Indebtedness............................................... 113
7.04.     Guaranty Equivalents....................................... 114
7.05.     Loans and Investments...................................... 115
7.06.     Dividends and Related Distributions........................ 116
7.07.     Limitation on Optional Payments and Modification of
          Certain Debt Instruments................................... 118
7.08.     Leases..................................................... 118
7.09.     Fundamental Changes........................................ 119
7.10.     Dispositions of Assets..................................... 119
7.11.     Disposition of Stock in and Indebtedness of Subsidiaries... 121
7.12.     Transactions with Affiliates............................... 121
7.13.     Continuation of or Change in Business...................... 122
7.14.     Capital Expenditures....................................... 122
7.15.     Consolidated Tax Returns................................... 123
7.16.     Regulation U............................................... 123
7.17.     Certain Documents.......................................... 123
7.18.     Compliance with ERISA...................................... 123
7.19.     Limitation of Other Restrictions on Liens, Dividend
          Restrictions on Subsidiaries, etc.......................... 124
7.20.     Limitation on Other Restrictions on Amendment of
          This Agreement, etc........................................ 124
7.21.     Limitation on Creation of Subsidiaries..................... 125
7.22.     Borrowings Under the Australian Revolving Loan Facility.... 125

Section   Title                                                      Page
-------   -----                                                      ----

                                 ARTICLE VIII

                                    DEFAULTS

8.01.     Events of Default.......................................... 126
8.02.     Consequences of an Event of Default........................ 131
8.03.     Set-Off.................................................... 132
8.04.     Application of Proceeds.................................... 133
8.05.     Equalization Among Bank Parties and Participants........... 134


                                   ARTICLE IX

                                   THE AGENTS

9.01.     Appointment................................................ 135
9.02.     Delegation of Duties....................................... 135
9.03.     Nature of Duties; Independent Credit Investigation......... 135
9.04.     Actions in Discretion of Agents; Instructions from Banks... 136
9.05.     Exculpatory Provisions..................................... 137
9.06.     Reimbursement and Indemnification.......................... 138
9.07.     Administration by the Agents............................... 139
9.08.     The Agents in Their Respective Individual Capacities....... 139
9.09.     Holders of Notes........................................... 139
9.10.     Successor Agents........................................... 140
9.11.     Additional Agents.......................................... 141
9.12.     Calculations............................................... 141
9.13.     Administrative Agent's Fee................................. 136
9.14.     Funding by Administrative Agent............................ 142


                                   ARTICLE X

                                 MISCELLANEOUS

10.01.    Holidays................................................... 142
10.02.    Records.................................................... 142
10.03.    Amendments or Waivers...................................... 143
10.04.    No Implied Waiver; Cumulative Remedies..................... 145
10.05.    Notices.................................................... 145
10.06.    Expenses; Taxes; Attorneys' Fees........................... 146
10.07.    Limitation on Payments; Severability....................... 147
          (a)       Limitation on Payments........................... 147

Section   Title                                                      Page
-------   -----                                                      ----


          (b)       Severability..................................... 147
10.08.    Government Law; Submission to Jurisdiction; Waiver of
           Jury Trial; Limitation of Liability....................... 148
          (a)       Governing Law.................................... 148
          (b)       Certain Waivers.................................. 148
          (c)       LIMITATION OF LIABILITY.......................... 149
10.09.    Prior Understanding........................................ 149
10.10.    Duration; Survival......................................... 149
10.11.    Counterparts............................................... 150
10.12.    Successors and Assigns; Participations; Assignments........ 150
          (a)       Successors and Assigns........................... 150
          (b)       Participations................................... 151
          (c)       Sales to Purchasing Banks........................ 151
          (d)       The Register..................................... 153
          (e)       Agreements of Transferor Bank and Purchasing
                     Bank............................................ 153
          (f)       Financial and Other Information.................. 154
          (g)       Taxes............................................ 154
          (h)       Assignments to Federal Reserve Bank.............. 155
10.13.    Replacement of Bank........................................ 155

Annex A        Committed Amounts

Exhibit A-1    Form of Revolving Credit Note.....................  A-1-1
Exhibit A-2    Form of Term Loan A Note..........................  A-2-1
Exhibit A-3    Form of Term Loan B Note..........................  A-3-1
Exhibit B      Form of Swingline Note............................    B-1
Exhibit C-1    Form of Subsidiary Guarantee......................  C-1-1
Exhibit C-2    Form of Australian Subsidiary Guarantee...........  C-2-1
Exhibit D-1    Form of Security Agreement........................  D-1-1
Exhibit D-2    Form of Australian Security Trust Deed............  D-2-1
Exhibit D-3    Form of Securities Pledge Agreement...............  D-3-1
Exhibit D-4    Form of Australian Fixed and Floating Charge......  D-4-1
Exhibit E-1    Form of Mortgage..................................  E-1-1
Exhibit E-2    Form of Australian Mortgage.......................  E-2-1
Exhibit F      Form of Commitment and Loan Transfer Supplement...    F-1
Exhibit G-1    Form of Opinion of U.S. Counsel...................  G-1-1
Exhibit G-2    Form of Opinion of Australian Counsel.............  G-2-1
Exhibit G-3    Form of Opinion of Local Counsel..................  G-3-1
Exhibit G-4    Form of Opinion of Australian Local Counsel.......  G-4-1
Exhibit H-1    Form of Australian Revolving Loan Facility........  H-1-1
Exhibit H-2    Form of Australian Term Loan Facility.............  H-2-1
Exhibit I-1    Form of Australian Term Loan Letter of Credit.....  I-1-1
Exhibit I-2    Form of Australian Revolving Loan Letter of Credit  I-2-1
Schedule P1          Ownership
Schedule 1.01A       Government Loans
Schedule 3.10        Certain Letters of Credit Outstanding as of Closing Date
Schedule 4.01        Organization and Qualification
Schedule 4.04        Authorizations and Filings
Schedule 4.05        Absence of Conflicts
Schedule 4.06        Financial Statements
Schedule 4.07        No Event of Default; Compliance with Instruments
Schedule 4.08        Litigation
Schedule 4.09        Subsidiaries
Schedule 4.10        Pension-Related Matters
Schedule 4.11        Title to Property
Schedule 4.12        Contracts
Schedule 4.13        Taxes
Schedule 4.17        Compliance with Laws
Schedule 4.18        Patents, Licenses, Franchises
Schedule 4.22        Sources and Uses of Funds Necessary to Consummate
                      the Transaction
Schedule 4.23        Affiliated Entities
Schedule 4.25        Burdensome Obligations

Schedule 4.26         Insurance
Schedule 4.28         Security Documents
Schedule 4.30         Hazardous Materials
Schedule 4.32         Existing Indebtedness
Schedule 4.33         Employment Agreements
Schedule 4.34         Guarantors
Schedule 5.01 (xvi)   Legal Opinions of Local Counsel
Schedule 5.01 (xxxiv) Certain Documents to Be Delivered in Form and
                       Substance Satisfactory to the Agents
Schedule 7.01         Potential Write-Offs
Schedule 7.02         Liens
Schedule 7.03         Indebtedness
Schedule 7.04         Guaranty Equivalents
Schedule 7.05         Loans and Investments
Schedule 7.08         Leases
Schedule 7.12         Transactions with Affiliates

                                CREDIT AGREEMENT
                                ----------------

          THIS CREDIT AGREEMENT, dated as of November 24, 1997, by and among KOPPERS INDUSTRIES, INC., a Pennsylvania corporation (the "Borrower"), as Borrower, THE PARTIES LISTED IN SCHEDULE 4.34 HERETO (each a "Guarantor" and collectively, the "Guarantors"), as Guarantors, THE BANKS PARTIES HERETO FROM TIME TO TIME (as hereinafter further defined, individually a "Bank" and collectively, the "Banks"), THE ISSUING BANKS REFERRED TO HEREIN (as hereinafter further defined, individually an "Issuing Bank" and collectively, the "Issuing Banks"), THE SWINGLINE BANK REFERRED TO HEREIN (as hereinafter further defined, the "Swingline Bank"), SBC WARBURG DILLON READ INC., as arranger and syndication agent for the Banks (in such capacities, the "Arranger" and the "Syndication Agent"), SWISS BANK CORPORATION, STAMFORD BRANCH, as documentation agent for the Banks (the "Documentation Agent"), and MELLON BANK, N.A., as administrative agent and collateral agent for the Banks, the Issuing Banks and the Swingline Bank (in such capacities, the "Administrative Agent" and "Collateral Agent" and together with the Arranger, Syndication Agent and the Documentation Agent, the "Agents").

                             W I T N E S S E T H :
                             - - - - - - - - - -

          WHEREAS, the Borrower, Saratoga Partners III, L.P. and Saratoga Koppers Funding, Inc. (collectively, "Saratoga") have acquired all of the voting and non-voting shares of common stock of the Borrower formerly owned by Cornerstone Spectrum, Inc. for approximately $52.5 million in the aggregate (the "Cornerstone Repurchase"); and

          WHEREAS, the Borrower intends to enter into a transaction pursuant to which (a) the Borrower will acquire from The Broken Hill Proprietary Company Limited ("BHP") all of the shares of capital stock of Koppers Australia Pty. Ltd. ("KAP") owned by BHP for approximately $65 million, (b) the Borrower will repurchase from APT Holdings Corporation ("APT"), a wholly owned subsidiary of Mellon Bank Corporation, all of the non-voting shares of common stock of the Borrower owned by APT for approximately $23 million, of which the Borrower will repurchase the portion of such shares having a purchase price of approximately $11.5 million on the Closing Date (as hereinafter defined) (the "APT Transaction Repurchase") and the Borrower will repurchase the remaining portion of such shares on or prior to the date which is 364 days from the date hereof (the "APT Post-Transaction Repurchase" and, together with the APT Transaction Repurchase, the "APT Repurchase"), and (c) the Borrower will refinance certain of its existing indebtedness, including all indebtedness under its senior credit facilities and indebtedness represented by 8 1/2% Senior Notes due 2004 which are tendered pursuant to a tender offer made by the Borrower. The transactions described in clauses (a)-(c) above, excluding the APT Post-Transaction Repurchase, together with the Cornerstone Repurchase, and the financings therefor discussed below, are collectively referred to herein as the "Transaction"; and

          WHEREAS, Saratoga has provided approximately $35.5 million in cash as financing for the Cornerstone Repurchase (the "Equity Investments"); and

          WHEREAS, not more than $5.5 million of proceeds from the various financing components of the Transaction will be applied by the Borrower to repurchase the shares of non-voting common stock acquired by Saratoga in the Cornerstone Repurchase; and

          WHEREAS, other than capital and credit which shall become available to the Borrower upon satisfaction of the various conditions contained in this Agreement, approximately $175 million in cash will be provided as financing for the Transaction from the proceeds of the issuance of Senior Subordinated Notes (as hereinafter defined); and

          WHEREAS, upon consummation of the Transaction, ownership of the capital stock of the Borrower shall be as set forth on Schedule P1 hereto; and

          WHEREAS, subject to the terms and conditions of this Agreement, to provide the remaining financing for the Transaction, to repay certain existing Indebtedness of the Borrower and KAP, to pay fees and expenses in connection with the Transaction and, after the Closing Date, to provide working capital to, and for general corporate purposes of, the Borrower and KAP, the Banks have agreed to make available on the Closing Date approximately $275 million from the secured bank facilities provided for herein.

          NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I.

                           DEFINITIONS; CONSTRUCTION
                           -------------------------

          1.01  Certain Definitions.
                -------------------

          In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context otherwise clearly requires:

          "Acquisition Agreement" shall mean the Asset Purchase Agreement dated as of December 28, 1988 by and between the Borrower and Beazer East.

          "Acquisition Agreement Guarantee" shall mean the Guarantee by Beazer Limited of all Beazer East's liabilities and obligations under Article VII of the Acquisition Agreement.

          "Additional Credit Party" and "Additional Credit Parties" shall have the meanings assigned to those terms in Section 6.14.

           "Administrative Agent" shall have the meaning assigned to that term in the introductory paragraph hereto.

          "Advisory Services Agreement" shall mean the Advisory Services Agreement made as of the Closing Date by and between the Borrower and Saratoga Partners III, L.P.

          "Affected Party" shall have the meaning assigned to that term in
Section 2.06(f).

          "Affiliate" of a person shall mean (a) any person which directly or indirectly controls, or is controlled by, or is under common control with, such person, any person which owns beneficially or of record 5% or more of any class of capital stock of such person or a Subsidiary of such person or of which 5% or more of any class of capital stock (or, in the case of a person that is not a corporation, 5% or more of the equity interest) is owned beneficially or of record by such person or a Subsidiary of such person, and (b) any director or officer (or, in the case of a person which is not a corporation, any individual having powers analogous to those of a corporate director or officer) of such person or of a person who is an Affiliate of such person within the meaning of the preceding clause (a), and (c) for each individual who is an Affiliate within the meaning of the foregoing, any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual, and any person directly or indirectly controlled by any of the foregoing. The term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "Affiliated Entity" shall mean any person as to which the Borrower or any of its Subsidiaries (i) is or has agreed or otherwise has a duty to become a general partner of such person or otherwise generally liable for or on account of the liabilities, acts or omissions of such person, (ii) has agreed or otherwise has a duty to acquire securities or other interests in or make capital contributions, loans or other investments to or on account of such person, or
(iii) has an interest in such person or has or may have a liability to or on account of such person which would reasonably be expected to be material to the business, operations, condition, financial or otherwise, or prospects of the Borrower or the enterprise comprised of the Borrower and its Subsidiaries taken as a whole, or an Affiliated Entity of any such person.

          "Agents" shall have the meaning assigned to that term in the introductory paragraph hereto and "Agent" shall mean any of the individual parties who are collectively referred to as Agents.

          "Agreement" shall mean this Credit Agreement as amended, modified or supplemented from time to time hereafter.

          "Applicable Margin" shall have the meaning assigned to that term in
Section 2.06(a).

          "APT" shall have the meaning assigned to that term in the recitals hereto.

          "APT Post-Transaction Repurchase" shall have the meaning assigned to that term in the recitals hereto.

          "APT Repurchase" shall have the meaning assigned to that term in the recitals hereto.

          "APT Transaction Repurchase" shall have the meaning assigned to that term in the recitals hereto.

          "Arranger" shall have the meaning assigned to that term in the introductory paragraph hereto.

          "As-Offered Rate" and "As-Offered Rate Option" shall have the meanings assigned to those terms in Section 2.06(a) hereof.

          "As-Offered Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time under the As-Offered Rate Option. If no Loan or Loans are specified, "As-Offered Rate Portion" shall refer to the As-Offered Rate Portion of all Loans outstanding at such time.

          "As-Offered Rate Funding Period" shall have the meaning assigned to that term in Section 2.06(c) hereof.

          "Asset Disposition" shall have the meaning assigned to that term in
Section 7.10 hereof.

          "Australian Credit Facilities" shall mean the Australian Revolving Loan Facility and the Australian Term Loan Facility.

          "Australian Dollar," "Australian Dollars" and the symbol "A$" shall mean lawful money of Australia.

          "Australian Dollar Equivalent" shall have the meaning assigned to that term in Section 1.04.

          "Australian Fixed and Floating Charge" shall mean the executed Australian Fixed and Floating Charge substantially in the form of Exhibit D-4, as the same may be amended, modified or supplemented from time to time.

          "Australian LC Issuing Bank" shall mean Swiss Bank Corporation, in its capacity as issuer of the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit.

          "Australian Mortgage" or "Australian Mortgages" shall mean any or all, as the case may be, of the mortgages or deeds of trust from each Australian Subsidiary Guarantor to the Administrative Agent in substantially the form attached as Exhibit E-2, with respect to the Australian Mortgaged Property, as the same may be amended, modified or supplemented from time to time.

          "Australian Mortgaged Property" shall mean and include any and all property covered by or subject to or intended or purported to be subject to the Liens of any of the Australian Mortgages.

          "Australian Revolving Loan Facility" shall mean the revolving loan facility between KAP and the Australian Revolving Loan Facing Bank substantially in the form of Exhibit H-1 hereto.

          "Australian Revolving Loan Facing Bank" shall mean Commonwealth Bank of Australia in its capacity as the bank party to the Australian Revolving Loan Facility, or any successor bank party thereto as may be appointed in accordance with the terms thereof and hereof.

          "Australian Revolving Loan Interest Reserve" shall mean at any time 2.5% of the aggregate Accommodations (as defined in the Australian Revolving Loan Facility) provided to the Borrower under the Australian Revolving Loan Facility.

          "Australian Revolving Loan Letter of Credit" shall have the meaning assigned to such term in Section 3.01(b)(ii).

          "Australian Security Trust Deed" shall mean the executed Australian Security Trust Deed substantially in the form of Exhibit D-2, as the same may be amended, modified or supplemented from time to time.

          "Australian Subsidiary Guarantee" shall mean the executed Australian Subsidiary Guarantee substantially in the form of Exhibit C-2, as the same may be amended, modified or supplemented from time to time.

          "Australian Subsidiary Guarantor" shall mean each person who executes and delivers an Australian Subsidiary Guarantee.

          "Australian Term Loan Facility" shall mean the term loan facility between KAP and the Australian Term Loan Facing Bank substantially in the form of Exhibit H-2 hereto.

          "Australian Term Loan Facing Bank" shall mean National Australia Bank Limited in its capacity as the bank party to the Australian Term Loan Facility, or any successor bank party thereto as may be appointed in accordance with the terms thereof and hereof.

          "Australian Term Loan Interest Reserve" shall mean the difference between the stated amount of the Australian Term Loan Letter of Credit and the maximum Limit (as specified in the Australian Term Loan Facility) available to KAP under the Australian Term Loan Facility.

          "Australian Term Loan Letter of Credit" shall have the meaning assigned to such term in Section 3.01(b)(i).

          "Bank" shall mean any of the banks, institutional investors, insurance companies and other lending institutions which shall be parties hereto from time to time, and "Banks" shall mean all of the banks, institutional investors, insurance companies and other lending institutions which shall be parties hereto from time to time. "Bank" shall in any event include the Issuing Banks and the Swingline Bank.

          "Bank Parties" shall mean the Banks, the Issuing Banks, the Swingline Bank and the Agents.

          "Base Rate" and "Base Rate Option" shall have the meanings assigned to those terms in Section 2.06(a).

          "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with the first sentence of Section 2.06(e). If no Loan or Loans are specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

          "Beazer East" shall mean Beazer East, Inc., a Delaware corporation.

          "Beazer Limited" shall mean Beazer Limited, an English corporation.

          "BHP" shall have the meaning assigned to that term in the recitals hereto.

          "BHP Agreement" shall mean the Agreement for Sale of Shares by and among BHP Nominees No. 3 Pty. Ltd., BHP, the Borrower, KAP, Continental Carbon Australia Pty. Limited, and KAP Investments, Inc. dated as of October 8, 1997.

          "Borrower" shall have the meaning assigned to that term in the introductory paragraph hereto.

          "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or the State of New York or other day on which banking institutions are authorized or obligated to close in Pittsburgh, Pennsylvania or New York, New York.

          "Capitalized Lease" shall mean at any time any lease which is, or is required to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any person at any time shall mean the aggregate amount which is, or is required to be, reported as a liability on the balance sheet of such person at such time as lessee under a Capitalized Lease.

          "Closing Date" shall mean the date upon which Loans are initially made hereunder, but in no event later than December 31, 1997.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

          "Collateral" shall mean any property or assets at any time covered by or subject to or intended or purported to be covered by or subject to the Lien of any of the Security Documents.

          "Collateral Agent" shall have the meaning assigned to that term in the recitals hereto.

          "Commitment" shall mean, with respect to any Bank, the aggregate of such Bank's Revolving Credit Commitment, Term Loan A Commitment and Term Loan B Commitment.

          "Commitment and Loan Transfer Supplement" shall mean a Commitment and Loan Transfer Supplement substantially in the form of Exhibit F, executed and delivered as provided in Section 10.12(c).

          "Commitment Letter" shall mean the commitment letter dated October 31, 1997 from SBC Warburg Dillon Read Inc., Swiss Bank Corporation and Mellon Bank, N.A. to the Borrower and the Fee Letters referred to therein.

          "Committed Amount" and "Committed Amounts" shall have the meanings assigned to those terms in Section 2.01(a).

          "Computation Date" shall mean each March 31, June 30, September 30 and December 31, the date upon which the Borrower shall request the making of any Loan or the issuance of any Letter of Credit, and any other date upon which a determination shall be made by the Administrative Agent to compute the U.S. Dollar Equivalent of the aggregate Revolving Credit Exposure of the Banks for the purposes of Section 2.14(b).

          "Consolidated Current Assets" at any time shall mean the current assets of the Borrower and its Consolidated Subsidiaries at such time, before taking into account any LIFO Reserves.

          "Consolidated Current Liabilities" at any time shall mean the current liabilities of the Borrower and its Consolidated Subsidiaries at such time.

          "Consolidated Current Ratio" at any time shall mean Consolidated Current Assets at such time divided by the sum of (i) Consolidated Current Liabilities at such time and (ii) the amount of all Revolving Credit Loans, Letter of Credit Reimbursement Obligations and Swingline Loans outstanding at such time to the extent that such amounts are not otherwise included within the definition of Consolidated Current Liabilities at such time.

          "Consolidated Debt Service Coverage Ratio" at the end of any fiscal quarter shall mean Consolidated EBITDA for the four most recent consecutive full fiscal quarters divided by the sum of (i) the amount of Consolidated Interest Expense (which, through September 30, 1998, shall be calculated on a pro forma
                                                                     ---------
basis for the Transaction) during
such fiscal quarters and (ii) the amount of scheduled retirements of long-term Indebtedness due and paid in cash during such fiscal quarters. In making any pro forma adjustment required pursuant to this definition, Indebtedness or other obligations incurred in connection with the Transaction shall be deemed to bear interest at a rate per annum not less than the one-month Euro-Rate as of the last day of such period plus the Level V Applicable Margin specified in Section 2.06(a) in respect of all periods through the period ending March 31, 1998.

          "Consolidated EBITDA" for any period shall mean the sum of (a) Consolidated Net Income for such period, (b) Consolidated Interest Expense for such period, (c) Consolidated Income Tax Expense for such period, (d) consolidated depreciation expense of the Borrower and its Consolidated Subsidiaries for such period, and (e) consolidated amortization expense of the Borrower and its Consolidated Subsidiaries for such period, minus the sum of (x) noncash gains to the extent included in determining such Consolidated Net Income for such period and (y) equity earnings of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income for such period, plus the sum of (ww) cash dividends received from Affiliates by the Borrower to the extent not included in determining Consolidated Net Income for such period, (xx) noncash charges to the extent included in determining such Consolidated Net Income for such period and in respect of which no future cash expenditure is reasonably anticipated and (yy) equity losses of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income for such period; provided that through September 30, 1998, Consolidated EBITDA will be calculated on a pro forma basis for the
                                                  ---------
Transaction; provided, further, that through September 30, 1998, Consolidated EBITDA will be increased by the amount of cash write offs identified on Schedule 7.01, to the extent actually taken in the fiscal quarter ending December 31, 1997. In making any pro forma adjustment required pursuant to this definition, Indebtedness or other obligations incurred in connection with the Transaction shall be deemed to bear interest at a rate per annum not less than the one-month Euro-Rate as of the last day of such period plus the Level V Applicable Margin specified in Section 2.06(a) in respect of all periods through the period ending March 31, 1998.

          "Consolidated Income Tax Expense" for any period shall mean the consolidated charges against income of the Borrower and its Consolidated Subsidiaries for foreign, federal, state and local income taxes for such period.

          "Consolidated Indebtedness" at any time shall mean the consolidated Indebtedness of the Borrower and its Consolidated Subsidiaries at such time.

          "Consolidated Interest Expense" for any period shall mean the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period.

          "Consolidated Net Income" for any period shall mean the consolidated net earnings (or loss) after taxes of the Borrower and its Consolidated Subsidiaries for such period.

          "Consolidated Net Worth" at any time shall mean the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries at such time, except that there shall be deducted any amount of treasury stock reflected as an asset at such time.

          "Consolidated Subsidiaries" of a person at any time shall mean those Subsidiaries whose accounts are or should be consolidated with those of such person at such time, but excluding Unrestricted Subsidiaries.

          "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any of its Subsidiaries is treated as a controlled group or single employer under Section 4001(a)(14) or 400(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

          "Cornerstone Repurchase" shall have the meaning assigned to that term in the recitals hereto.

          "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Bank through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank Eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment, having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Funding Segment.

          "Credit Party" shall mean any of the Borrower or the Guarantors, and "Credit Parties" shall mean all such persons, collectively.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Borrower or any of its Subsidiaries, on the one hand, and one or more of the Agents, on the other hand, designed to protect the Borrower or any of its Subsidiaries against fluctuations in currency values.

          "Documentation Agent" shall have the meaning assigned to that term in the introductory paragraph hereto.

          "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

          "Euro-Rate" and "Euro-Rate Option" shall have the meanings assigned to those terms in Section 2.06(a).

          "Euro-Rate Funding Period" shall have the meaning assigned to that term in Section 2.06(c).

          "Euro-Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.06(e)(i). If no Loan or Loans are specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

          "Euro-Rate Reserve Percentage" shall have the meaning assigned to that term in Section 2.06(a).

          "Event of Default" shall mean any of the Events of Default described in Section 8.01.

          "Exchange Agreement" shall mean the Exchange Agreement, dated as of December 1, 1997 between the Borrower and Saratoga Partners III, L.P.

          "Existing Indebtedness" shall have the meaning assigned to that term in Section 4.32.

          "Federal Funds Effective Rate" shall have the meaning assigned to that term in Section 2.06(a).

          "Financing Proceeds" shall mean the cash (other than Net Cash Proceeds) received by the Borrower and/or any of its Subsidiaries, directly or indirectly, from any debt financing transaction of whatever kind or nature, including without limitation from any incurrence of Indebtedness (other than the sale of equity), any mortgage or pledge of an asset or interest therein (including a transaction which is the substantial equivalent of a mortgage or pledge), from a lease to a third party and a pledge of the lease payments due thereunder to secure Indebtedness, from the refund of a cash deposit held by a vendor of an asset other than in the ordinary course of business consistent with past practice, or any other similar arrangement or technique whereby the Borrower or any of its Subsidiaries obtains cash in respect of an asset, net of direct costs associated therewith. Financing Proceeds shall not include any amounts with respect to the incurrence of Indebtedness permitted by Section 7.03 hereof.

          "Funding Segment," as applied to the Euro-Rate Portion or the As-Offered Rate Portion at any time, shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Euro-Rate Funding Period or As-Offered Rate Funding Period, as the case may be, beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments, and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

          "GAAP" shall mean, with respect to the Borrower and its Consolidated Subsidiaries (including the Unrestricted Subsidiaries whose accounts are also consolidated with the Borrower), generally accepted accounting principles in the United States and, with respect to KAP and its consolidated Subsidiaries alone (including Unrestricted Subsidiaries whose accounts are also consolidated with KAP), generally accepted accounting principles in Australia, in any such case, as such principles shall be in effect at the Relevant Date, subject to Section 1.03.

          "Government Loan Liens" shall mean Liens securing Indebtedness outstanding pursuant to the Government Loans existing on the Closing Date.

          "Government Loans" shall mean the loans listed on Schedule 1.01A as in effect on the date hereof.

          "Guarantee" shall mean any Australian Subsidiary Guarantee or Subsidiary Guarantee.

          "Guarantor" and "Guarantors" shall have the meanings assigned to those terms in the introductory paragraph hereto, and shall also include each person who executes and delivers a Guarantee.

          "Guaranty Equivalent": A person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any obligation (the "Assured Obligation") of another person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, indemnifies or agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable

(contingently or otherwise), directly or indirectly: (i) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (ii) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (A) to maintain the solvency of the Deemed Obligor, (B) to enable the Deemed Obligor to meet any other financial condition, (C) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (D) to assure the holder of such Assured Obligation against loss, (iii) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (iv) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (v) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation.

          "Hazardous Substances" shall mean hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, 42 USC (S) 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC (S) 9601 et seq., the Hazardous Materials Transportation Act, 49 USC (S) 5101 et seq., the Toxic Substances Control Act, 15 USC (S) 2601 et seq., the Clean Air Act, 42 USC (S) 7401 et seq., and the
                                                            -- ---
Clean Water Act, 33 USC (S) 1251 et seq., or in any regulations promulgated pursuant thereto, or in any other applicable state, federal or local Law.

          "Hickson Credit Facility" shall mean the credit facilities provided by Westpac Banking Corporation to Koppers Hickson and its Subsidiaries pursuant to a letter agreement dated September 8, 1997, and any refinancings thereof on terms substantially consistent with the terms thereof.

          "Hickson Liens" shall mean Liens securing Indebtedness outstanding from time to time pursuant to the Hickson Credit Facility existing on the Closing Date.

          "Indebtedness" of a person shall mean, without duplication:

          (i) all indebtedness or liability for or on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such person; and all obligations of such person evidenced by bonds, debentures, notes or similar instruments;

          (ii) all indebtedness or liability for or on account of property or services purchased or acquired by such person; and all amounts secured by a Lien on property owned by such person (whether or not assumed) and Capitalized Lease Obligations of such person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

          (iii) the face amount of all letters of credit (other than the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit) issued for the account of such person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such person associated with such letters of credit or draws thereunder; and obligations (in the nature of principal or interest) of such person in respect of acceptances or similar obligations issued or created for the account of such person;

          (iv) the aggregate amount which is required to be reported as a liability on the balance sheet of such person under a product financing or similar arrangement pursuant to paragraph 8 of FASB Statement of Financial Accounting Standards No. 49 or any similar requirement of GAAP; and

          (v) all obligations of such person under any interest rate or currency swap, cap, floor, collar, future, forward or option agreement, or other interest rate or currency protection agreement (the "principal amount" of which at any time shall be the amount then payable by such person upon payment thereof due to default by such person);

provided that Indebtedness of a person shall exclude all obligations of such person in respect of payment or performance bonds.

          "Indebtedness for Borrowed Money" at any time shall mean, without duplication:

          (i) all indebtedness or liability for or on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such person; and all obligations of such person evidenced by bonds, debentures, notes or similar instruments;

          (ii) all amounts secured by a Lien on property owned by such person (whether or not assumed) and Capitalized Lease Obligations of such person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property); and

          (iii) the unreimbursed amount of all drafts drawn under the letters of credit issued for the account of such person and all other obligations of such person associated with such letters of credit or draws thereunder; and obligations (in the nature of principal or interest) of such person in respect of acceptances or similar obligations issued or created for the account of such person.

          "Independent Financial Advisor" means a nationally recognized investment banking, accounting or appraisal firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Borrower or any of its Subsidiaries and (ii) which, in the sole judgment of the board of directors of the Borrower, is otherwise independent and qualified to perform the task for which such firm is being engaged.

          "Interest Coverage Ratio" at the end of any fiscal quarter shall mean Consolidated EBITDA during the four most recent consecutive full fiscal quarters divided by the amount of Consolidated Interest Expense (which through September 30, 1998 shall be calculated on a pro forma basis for the Transaction) paid on Indebtedness during such fiscal quarters.

          "Interest Rate Agreement" means any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge arrangement, among the Borrower or any of its Subsidiaries, on the one hand, and one or more of the Agents, on the other hand, to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

          "Investors" shall mean Saratoga and the Management Investors.

          "Issuing Banks" shall mean the Australian LC Issuing Bank and the Standby and Trade LC Issuing Bank, in their capacities as issuers of Letters of Credit.

          "KAP" shall have the meaning assigned to that term in the recitals hereto.

          "Koppers Hickson" shall mean Koppers-Hickson Investments Pty.
Limited.

          "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

          "Letter of Credit" shall have the meaning assigned to that term in
Section 3.01, and "Letters of Credit" shall mean all such letters of credit collectively.

          "Letter of Credit Application" shall have the meaning assigned to that term in Section 3.03(a).

          "Letter of Credit Collateral Account" shall have the meaning assigned to that term in Section 3.09(a).

          "Letter of Credit Exposure" at any time shall mean the sum of (i) the aggregate Letter of Credit Unreimbursed Draws at such time and (ii) the aggregate Letter of Credit Undrawn Availability at such time.

          "Letter of Credit Participating Interest" shall have the meaning assigned to that term in Section 3.04.

          "Letter of Credit Reimbursement Obligation" shall mean the obligation of the Borrower to reimburse an Issuing Bank the U.S. Dollar Equivalent amount of each drawing under a Letter of Credit issued by such Issuing Bank, together with interest thereon as provided herein.

          "Letter of Credit Undrawn Availability" with respect to any Letter of Credit at any time shall mean the maximum U.S. Dollar Equivalent amount available to be drawn under such Letter of Credit at such time and thereafter, regardless of the existence or satisfaction of any condition or any limitation on drawing.

          "Letter of Credit Unreimbursed Draw" with respect to any Letter of Credit at any time shall mean the aggregate U.S. Dollar Equivalent amount of all payments made by the Issuing Bank issuing such Letter of Credit under such Letter of Credit, to the extent not repaid by the Borrower at such time.

          "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including any conditional sale or title retention arrangements, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

          "LIFO Reserve" shall mean any reserve required under the last-in-first-out method of accounting.

          "Loan" shall mean any loan made by a Bank to the Borrower under this Agreement, and "Loans" shall mean all loans made by the Banks under this Agreement, including Term Loans, Revolving Credit Loans and Swingline Loans.

          "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

          "Management Investors" shall mean those persons who are or who hereafter may become Management Investors as provided in the Stockholder's Agreement.

          "Management Stock Repurchase" shall have the meaning assigned to that term in Section 4.22.

          "Managing Directors' Reports" shall mean reports containing unaudited consolidated and consolidating statements of income prepared by KAP on a basis consistent with past practices for presentation to the Managing Directors of KAP.

          "Material Adverse Effect" shall mean: (i) a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of the Borrower or the enterprise comprised of the Borrower and its Subsidiaries taken as a whole, (ii) a material adverse effect on the ability of the Borrower or any Guarantor to perform or comply with any of the terms and conditions of the Senior Note Documents, the Senior Subordinated Note Documents, this Agreement or any Related Document to which it is a party, or (iii) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of this Agreement or any Related Document, or the ability of the Administrative Agent, Collateral Agent or any Bank Party to enforce any rights or remedies under or in connection with this Agreement or any Related Document.

          "Monessen Facility" shall mean the Company's coke facility located in Monessen, Pennsylvania.

          "Monessen Section 29 Tax Credits" means the tax credits available under Section 29 of the U.S. Internal Revenue Code associated with the operations of the Monessen Facility.

          "month," with respect to a Euro-Rate Funding Period, shall mean the interval between the Euro-Convention Dates in consecutive calendar months as to such Euro-Rate Funding Period. The "Euro-Convention Date" in a calendar month at the end of any Euro-Rate Funding Period shall mean the day in such calendar month numerically corresponding to the first day of such Euro-Rate Funding Period, except (i) if there is no such numerically corresponding day in a calendar month, the "Euro-Convention Date" for such calendar month shall mean the last London Business Day of such calendar month, (ii) if the first day of such Euro-Rate Funding Period is the last day of a calendar month, the "Euro-Convention Date" for any later calendar month shall mean the last London Business Day of such calendar month and (iii) otherwise, if a numerically corresponding day in a given calendar month is not a London Business Day, the "Euro-Convention Date" for such calendar month shall mean the next following day that is a London Business Day of such calendar month.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgage" or "Mortgages" shall mean any or all, as the case may be, of the mortgages or deeds of trust from the Borrower to the Administrative Agent in substantially the form attached as Exhibit E-1, with respect to the Mortgaged Property, as the same may be amended, modified or supplemented from time to time.

          "Mortgaged Property" shall mean and include any and all property covered by or subject to or intended or purported to be subject to the Liens of any of the Mortgages.

          "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower, any of its Subsidiaries or any other Controlled Group Member has or had an obligation to contribute.

          "Net Cash Proceeds" from any asset disposition shall mean the gross cash proceeds (including casualty insurance proceeds) of such disposition, net of all reasonable legal, accounting and financial advisory fees and expenses, brokerage commissions and other similar fees and expenses incurred in connection with, and provision for all taxes resulting from, such disposition and any reasonable reserve established in accordance with GAAP against any liabilities associated with the assets disposed of and retained by the seller provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of such liability) shall be deemed to be Net Cash Proceeds on the date of such reduction.

          "Net Financing Proceeds" shall mean Financing Proceeds, net of all reasonable legal, accounting and financial advisory fees and expenses, brokerage commissions and other similar fees and expenses incurred in connection with, and provision for all taxes resulting from, such financing.

          "New Stockholders' Agreement" shall mean the New Stockholders' Agreement, to be entered into upon consummation of the APT Post-Transaction Repurchase, by and among the Borrower and the Investors, in form and substance satisfactory to the Agents.

          "Note" or "Notes" shall mean the Term Loan A Note(s), the Term Loan B Note(s), Revolving Credit Note(s) or Swingline Note(s), as the case may be, of the Borrower, executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings thereof in whole or in part.

          "Notional Euro-Rate Funding Office" shall have the meaning assigned to that term in Section 2.13(a).

          "Obligations" shall mean all obligations from time to time of the Borrower to any Bank Party arising under or in connection with or related to or evidenced by or secured by this Agreement or any Related Document, and all extensions, renewals or refinancings thereof, whether such obligations are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and specifically including obligations arising or accruing after the commencement of any bankruptcy, insolvency or similar proceedings with respect to the Borrower or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation is not allowed in such proceeding under applicable Law). Without limitation of the foregoing, such obligations include the principal amount of all Loans, interest and Letter of Credit Reimbursement Obligations and fees, indemnities or expenses under or in connection with this Agreement or any Related Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made or Letters of Credit were issued in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Banks to lend or the authority of the Issuing Banks to issue Letters of Credit. Obligations shall remain notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

          "Office," when used in connection with the Administrative Agent or Collateral Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258-0001, when used in connection with the Arranger and Syndication Agent, shall mean its office located at 677 Washington Boulevard, Stamford, Connecticut 06912 and when used in connection with the Documentation Agent, shall mean its office located at 677 Washington Boulevard, Stamford, Connecticut 06912, or in each case such other office or offices of such Agents, or any branches, subsidiaries or affiliates thereof, as may be designated from time to time by any respective Agent.

          "Official Authorizations" shall have the meaning assigned to that term in Section 4.04.

          "Official Body" shall mean any government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

          "Option" shall mean the Base Rate Option, the Euro-Rate Option or the As-Offered Rate Option, as the case may be.

          "Participants" shall have the meaning assigned to that term in
Section 10.12(b).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

          "Performance Ratio" at any time shall mean (x) the sum of Consolidated Indebtedness at such time plus, through September 30, 1998, the amount of cash write offs identified on Schedule 7.01, to the extent actually taken in the fiscal quarter ending December 31, 1997, but only until such time as and to the extent that such write offs are actually paid, divided by (y) Consolidated EBITDA for the four most recent consecutive full fiscal quarters at such time.

          "Permitted Asset Disposition Proceeds Reinvestments" shall mean capital assets useful in the business of the Borrower; provided that in no event shall the fair market value of the aggregate amount of Permitted Asset Disposition Proceeds Reinvestments exceed $10,000,000.

          "Permitted Indebtedness" shall have the meaning assigned to that term in Section 7.03.

          "Permitted Liens" shall have the meaning assigned to that term in
Section 7.02.

          "person" shall mean any individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity.

          "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) to which Section 4021 of ERISA applies and (i) which is maintained for employees of the Borrower or any Controlled Group Member, or (ii) to which the Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding five (5) years.

          "Portion" shall mean the Base Rate Portion, the Euro-Rate Portion or As-Offered Rate Portion.

          "Potential Default" shall mean any event or condition which with notice, passage of time or a determination by the Administrative Agent or the Banks, as the case may be, or any combination of the foregoing, would constitute an Event of Default.

          "Pricing Level" shall have the meaning assigned to that term in
Section 2.06(b).

          "Prime Rate" shall have the meaning assigned to that term in Section 2.06(a).

          "Pro Rata" shall mean from or to each Bank in proportion to such Bank's applicable Proportion.

          "Proportion" shall mean the Term Loan A Proportion, Term Loan B Proportion or Revolving Credit Proportion, as the case may be.

          "Purchasing Banks" shall have the meaning assigned to that term in
Section 10.12(c).

          "Register" shall have the meaning assigned to that term in Section 10.12(d).

          "Related Documents" shall mean the Commitment Letter (to the extent that the obligations thereunder survive the execution and delivery of this Agreement), the Notes, the Security Documents, the Letter of Credit Applications, the Letters of Credit, the Commitment and Loan Transfer Supplements, the Australian Credit Facilities and any and all other instruments or documents delivered by or on behalf of the Borrower in connection with any thereof, as the same may be amended, modified or supplemented from time to time.

          "Relevant Date" shall mean the time a relevant computation or determination is to be made or the date of relevant financial statements.

          "Reportable Event" shall mean (i) a reportable event described in
Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

          "Required Banks" shall mean, as of any date, Banks which have made Loans or have Letter of Credit Exposure constituting, in the aggregate, at least 65% in principal amount of all Loans and Letter of Credit Exposure outstanding on such date, or, if no Loans or Letter of Credit Exposure is outstanding on such date, Banks which have Commitments constituting, in the aggregate, at least 65% of all Commitments outstanding on such date.

          "Retiring Employee Stock Repurchases" shall mean the repurchase of shares of common stock of the Borrower and/or options to purchase shares of common stock of the Borrower from an employee of the Borrower upon the retirement of such employee in accordance with the terms of the Stockholders' Agreement or the New Stockholders' Agreement.

          "Revolving Credit Commitment" shall have the meaning assigned to that term in Section 2.02(a).

          "Revolving Credit Committed Amount" shall have the meaning assigned to that term in Section 2.01(a).

          "Revolving Credit Expiration Date" shall mean the sixth anniversary of the Closing Date.

          "Revolving Credit Exposure" of any Bank at any time shall mean the sum of such Bank's Pro Rata share of the aggregate principal amount of Revolving Credit Loans, the aggregate Letter of Credit Exposure and the aggregate principal amount of Swingline Loans outstanding at such time.

          "Revolving Credit Facility" shall mean the credit facility evidenced by the Revolving Credit Committed Amount.

          "Revolving Credit Loans" shall have the meaning assigned to that term in Section 2.02(a).

          "Revolving Credit Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03, any promissory note issued in substitution therefor pursuant to Section 2.13(b) or 10.12(c), together with all extensions, renewals, refinancings or refundings thereof in whole or part.

          "Revolving Credit Proportion" shall have the meaning assigned to that term in Section 2.01(a).

          "S&P" shall mean Standard & Poor's Corporation.

          "Saratoga" shall have the meaning assigned to that term in the recitals hereto.

          "Scheduled Amortization Payment" shall mean principal payments applied to the Term Loan A Facility, the Australian Term Loan Facility and the Term Loan B Facility on the last Business Day of the month set forth in the column under the heading "Date" below, and in the amounts set forth in the appropriate subcolumn under the heading "Scheduled Amortization Payment" below:

                  Scheduled Amortization Payment
======================================================================

       Date                          Australian Term
                        Term Loan A           Loan         Term Loan B
                          Facility           Facility        Facility

May 31, 1998            $4,000,000          $1,000,000    $   500,000
November 30, 1998        4,000,000           1,000,000        500,000

May 31, 1999             5,500,000           2,000,000        500,000
November 30, 1999        5,500,000           2,000,000        500,000

May 31, 2000             7,000,000           3,000,000        500,000
November 30, 2000        7,000,000           3,000,000        500,000

May 31, 2001             6,000,000           4,000,000        500,000
November 30, 2001        6,000,000           4,000,000        500,000

May 31, 2002             5,000,000           5,000,000        500,000
November 30, 2002        5,000,000           5,000,000        500,000

May 31, 2003             7,500,000           5,000,000     10,000,000
November 30, 2003        7,500,000           5,000,000     10,000,000
May 31, 2004                                               20,000,000
November 30, 2004                                          20,000,000
=====================================================================

provided that each Scheduled Amortization Payment in respect of the Term Loan A Facility commencing on and after May 31, 1999 shall be reduced by one tenth of the amount of the aggregate undrawn Term Loan A Committed Amounts of the Banks at the time of the Term Loan A Commitment Expiration Date, provided, further, that each Scheduled Amortization Payment in respect of the Australian Term Loan Facility shall be net of any reduction in the Australian Term Loan Interest Reserve attributable to such Scheduled Amortization Payment as provided in
Section 2.05(c)(i)(E).

          "Securities Pledge Agreement" shall mean the executed Securities Pledge Agreement substantially in the form of Exhibit D-3, as the same may be amended, modified or supplemented from time to time.

          "Security Agreement" shall mean the executed Security Agreement substantially in the form of Exhibit D-1, as the same may be amended, modified or supplemented from time to time.

          "Security Documents" shall mean collectively the Subsidiary Guarantees, the Australian Subsidiary Guarantee, the Mortgages, the Australian Mortgages, the Securities Pledge Agreement, the Australian Fixed and Floating Charge, the Security Agreement and the Australian Security Trust Deed and any other agreement or instrument from time to time granting or purporting to grant the Collateral Agent a Lien on any property for the benefit of the Bank Parties to secure the Obligations, or constituting a Guaranty Equivalent for the Obligations, or subordinating obligations to the Obligations, and any and all instruments and documents relating to any or all thereof; provided that the Senior Subordinated Note Documents shall not be deemed to be Security Documents.

          "Senior Note Documents" shall mean the Senior Notes, the Senior Note Indenture, the Senior Note Underwriting Agreement and the Senior Note Prospectus, and all other agreements, documents and instruments relating thereto, each as constituted on the date hereof and as the same may be amended, modified or supplemented in accordance with this Agreement.

          "Senior Note Indenture" shall mean the Indenture, dated as of February 10, 1994, between the Borrower and PNC Bank, National Association (as successor to Integra Trust Company), trustee, relating to the Senior Notes, as amended by the First Amendment to Indenture, dated as of September 1, 1996, between the Borrower and PNC Bank, National Association and as further amended by the Second Amendment to Indenture, dated as of November 19, 1997, between the Borrower and PNC Bank, National Association, as the same may be further amended, modified or supplemented in accordance with this Agreement.

            "Senior Note Prospectus" shall mean the Prospectus, dated February 3, 1994, relating to the Senior Notes.

          "Senior Note Underwriting Agreement" shall mean the Underwriting Agreement, dated February 3, 1994, between the Borrower and Smith Barney Shearson Inc.

          "Senior Notes" shall mean the Borrower's 8-1/2% Senior Notes Due 2004, issued pursuant to the Senior Note Indenture, as the same may be amended, modified or supplemented in accordance with this Agreement to the extent such Senior Notes remain outstanding upon consummation of the Transaction.

          "Senior Subordinated Note Documents" shall mean the Senior Subordinated Notes, the Senior Subordinated Note Indenture, the Senior Subordinated Note Purchase Agreement, the Senior Subordinated Note Registration Rights Agreement and the Senior Subordinated Note Offering Memorandum, and all other agreements, documents and instruments relating thereto, each as constituted on the date hereof and as the same may be amended, modified or supplemented in accordance with this Agreement.

          "Senior Subordinated Note Indenture" shall mean the Indenture, dated as of December 1, 1997, between the Borrower and PNC Bank, National Association, as trustee, relating to the Senior Subordinated Notes, as the same may be amended, modified or supplemented in accordance with this Agreement.

          "Senior Subordinated Note Offering Memorandum" shall mean the Offering Memorandum, dated November 20, 1997, relating to the Senior Subordinated Notes.

          "Senior Subordinated Note Purchase Agreement" shall mean the Purchase Agreement, dated December 1, 1997, between the Borrower and SBC Warburg Dillon Read Inc.

          "Senior Subordinated Note Registration Rights Agreement" shall mean the Registration Rights Agreement, dated December 1, 1997, between the Borrower and SBC Warburg Dillon Read Inc.

          "Senior Subordinated Notes" shall mean the Borrower's 9-7/8% Senior Subordinated Notes Due 2007, issued pursuant to the Senior Subordinated Note Indenture, as the same may be amended, modified or supplemented in accordance with this Agreement.

          "Significant Subsidiary" shall have the meaning assigned to the term "significant subsidiary" pursuant to Section 1-02 of Regulation S-X promulgated under the United States Securities Act of 1933, as amended.

            "Site Reviewers" shall mean such persons as the Collateral Agent may designate pursuant to Section 6.01(p).

          "Spot Rate" shall mean with respect to any applicable currency, at any date of determination thereof, the spot rate of exchange for such date in London that appears on the display page applicable to such currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London); provided that if there shall at any time no longer exist such a page or a relevant spot rate is not shown on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and if no such similar rate publishing service is available by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions.

            "Standard Notice" shall mean an irrevocable notice provided to the Administrative Agent:

            (i) no later than 11:00 a.m., Pittsburgh time, on any Business Day in the case of selection of, conversion to, or renewal of, the Base Rate Option or prepayment of any Base Rate Portion;

            (ii) no later than 11:00 a.m., Pittsburgh time, on any Business
     Day which is at least three (3) London Business Days in advance in the case of selection of, conversion to, or renewal of, the Euro-Rate Option or prepayment of any Euro-Rate Portion; and

            (iii)  no later than 1:00 p.m., Pittsburgh time, the same
     Business Day in the case of selection of, or conversion to, or renewal of, the As-Offered Rate Option or prepayment of any As-Offered Rate Portion.

          "Standby and Trade LC Issuing Bank" shall mean Mellon Bank, N.A., or any other successor Bank which may be designated as the successor Standby and Trade LC Issuing Bank by the Standby and Trade LC Issuing Bank from time to time which following any such designation shall mean such successor, in any such case in such Standby and Trade LC Issuing Bank's capacity as issuer of Standby or Trade Letters of Credit.

          "Standby or Trade Letters of Credit" shall have the meaning assigned to that term in Section 3.01(a).

          "Stock Payment" by any person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such person, including any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

          "Stockholders' Agreement" shall mean the Stockholders' Agreement, dated as of December 28, 1988, by and among the Borrower and the Stockholders referred to therein, as amended.

          "Subsidiary" of a person at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by such person or one more Subsidiaries of such person, and any trust or other person of which a majority of any class of outstanding equity interests is at such time owned directly or indirectly, beneficially or of record, by such person or one or more Subsidiaries of such person.

          "Subsidiary Guarantee" shall mean any executed Subsidiary Guarantee substantially in the form of Exhibit C-1, as the same may be amended, modified or supplemented from time to time.

          "Subsidiary Guarantor" shall mean each person who executes and delivers a Subsidiary Guarantee.

          "Swingline Bank" shall mean Mellon Bank, N.A., or any other successor Bank which may be designated as the successor Swingline Bank by the Swingline Bank from time to time which following any such designation shall mean such successor, in any such case in such Swingline Bank's capacity as the Swingline Bank.

          "Swingline Current Availability" shall have the meaning assigned to that term in Section 3.12(a) hereof.

          "Swingline Loan Participating Interest" shall have the meaning assigned to that term in Section 3.13(a) hereof.

          "Swingline Loans" shall have the meaning assigned to that term in
Section 3.11(a) hereof.

          "Swingline Note" shall mean the promissory note of the Borrower executed and delivered under Section 3.11(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or in part.

          "Swingline Subfacility Amount" shall have the meaning assigned to that term in Section 3.11(a) hereof.

          "Syndication Agent" shall have the meaning assigned to that term in the introductory paragraph hereto.

          "Term Loan" shall mean any Term Loan A Facility Term Loan or any Term Loan B Facility Term Loan, as the case may be.

          "Term Loan A Commitment" shall have the meaning assigned to that term in Section 2.02(a)(ii)(A).

          "Term Loan A Commitment Expiration Date" shall mean November 22, 1998, or such earlier date as the Term Loan Commitments shall terminate pursuant to this Agreement.

          "Term Loan A Committed Amount" shall have the meaning assigned to that term in Section 2.01(a)(ii).

          "Term Loan A Expiration Date" shall mean the sixth anniversary of the Closing Date.

          "Term Loan A Facility" shall mean the credit facility evidenced by the Term Loan A Committed Amount of each Bank.

          "Term Loan A Facility Term Loan" shall have the meaning assigned to that term in Section 2.02(a)(ii)(A).

          "Term Loan A Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03, or any promissory note issued in substitution therefor pursuant to Section 10.12(c), together with all extensions, renewals, refinancings or refundings thereof in whole or in part.

          "Term Loan A Proportion" shall have the meaning assigned to that term in Section 2.01(a).

          "Term Loan B Commitment" shall have the meaning assigned to that term in Section 2.02(a)(ii)(B).

          "Term Loan B Committed Amount" shall have the meaning assigned to that term in Section 2.01(a).

          "Term Loan B Expiration Date" shall mean the seventh anniversary of the Closing Date.

          "Term Loan B Facility" shall mean the credit facility evidenced by the Term Loan B Committed Amount of each Bank.

          "Term Loan B Facility Term Loan" shall have the meaning assigned to that term in Section 2.02(a)(ii)(B).

          "Term Loan B Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03, or any promissory note issued in substitution therefor pursuant to Section 10.12(c), together with all extensions, renewals, refinancings or refundings thereof in whole or in part.

          "Term Loan B Proportion" shall have the meaning assigned to that term in Section 2.01(a).

          "Transaction" shall have the meaning assigned to that term in the recitals hereto.

          "Transaction Documents" shall mean the Securities Purchase Agreement, dated as of October 15, 1997 among Koppers Industries, Inc., Saratoga Partners III, L.P., Saratoga Koppers Funding, Inc., Pittsburgh Acquisition Corporation and the Borrower, the BHP Agreement, the Share Purchase Agreement by and among the Borrower and APT Holdings Corporation dated as of December 1, 1997, the Exchange Agreement and the Senior Subordinated Note Documents.

          "Transfer Effective Date" shall have the meaning assigned to that term in any Commitment and Loan Transfer Supplement.

          "Transferee" shall have the meaning assigned to that term in Section 10.12(f).

          "Unrestricted Subsidiaries" shall mean Koppers Hickson, Subsidiaries of Koppers Hickson, Koppers Power Poles Pty. Ltd., Koppers Investments (Aust.) Pty. Limited, Koppers Seut Pty. Limited and, subject to the provisions of
Section 6.14, KAP Investments Inc.

          "U.S. Dollar Equivalent" shall have the meaning assigned to that term in Section 1.04.

          1.02.      Construction.
                     ------------

          In this Agreement and each Related Document, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural, and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and the terms "property" or "properties" and "assets" each includes all properties and assets of any kind or nature tangible or intangible, real, personal or mixed, now existing or hereafter acquired. References in this Agreement and the Related Documents to "determinations" by an Agent or any Bank Party shall mean good faith determinations or good faith estimates by such Agent or such Bank Party (in the case of quantitative determinations) and good faith determinations or good faith beliefs by such Agent or such Bank Party (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement and the Related Documents refer to this Agreement or such Related Document, as the case may be, as a whole and not to any particular provision of this Agreement or such Related Document. The words "includes" and "including" (and similar terms) in this Agreement or any Related Document means "includes without limitation" and "including without limitation," respectively (and similarly for similar terms). The section and other headings contained in this Agreement and in each Related Document and the tables of contents preceding this Agreement or such Related Document, as the case may be, are for reference purposes only and shall not control or affect the construction of this Agreement or such Related Document or the interpretation hereof or thereof in any respect. Section, subsection, annex, exhibit and schedule references in this Agreement and in each Related Document are to this Agreement or such Related Document, as the case may be, unless otherwise specified. Each annex, exhibit and schedule to this Agreement or any Related Document constitutes part of this Agreement or such Related Document, as the case may be. Each of the covenants, terms and provisions of this Agreement and the Related Documents is intended to have, and shall have, independent effect, and compliance with any particular covenant, term or provision shall not constitute compliance with any other covenants, term or provision.

          1.03.      Accounting Principles.
                     ---------------------

          (a) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings assigned to such terms by GAAP.

          (b) If any change in GAAP after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred or in the opinion of the Borrower would likely occur which would not have occurred or be likely to occur if no change in accounting principles had taken place,

            (i) The parties agree that such violation shall not be considered to constitute an Event of Default or a Potential Default for a period of ninety (90) days from the date the Borrower notifies the Administrative Agent of the application of this Section 1.03(b);

            (ii) The parties agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP; and

            (iii) If the parties are unable to negotiate such an amendment within such ninety (90) day period, the Borrower shall have the option of
     (A) prepaying the Loans and cash collateralizing the Letters of Credit (pursuant to applicable provisions hereof) or (B) submitting the drafting of such an amendment to a firm of independent certified public accountants of nationally recognized standing acceptable to the parties, which shall complete its draft of such amendment within ninety (90) days of submission; if the Borrower and the Agents cannot agree, the firm shall be selected by binding arbitration in the City of Pittsburgh, Pennsylvania in accordance with the rules then and there obtaining of the American Arbitration Association. If the Borrower does not exercise either such option within said period, then as used in this Agreement "GAAP" shall mean generally accepted accounting principles in effect at the Relevant Date. The parties agree that if the Borrower elects the option in clause (B) above, until such firm has been selected and completes drafting such amendment, no such violation shall constitute an Event of Default or a Potential Default.

          (c) If any change in GAAP after the date of this Agreement is required to be applied to transactions or conditions then or thereafter in existence, and the Agents shall assert that the effect of such change is or shall likely be to distort materially the effect of any of the definitions of financial terms in Article I or any of the covenants of the Borrower in Section
7.01 (the "Financial Maintenance Covenants"), so that the intended economic effect of any of the Financial Maintenance Covenants will not in fact be accomplished,

               (i) The Administrative Agent shall notify the Borrower of such assertion, specifying the change in GAAP which is objected to, and, until otherwise determined as provided below, the specified change in GAAP shall not be made by the Borrower in its financial statements for the purpose of applying the Financial Maintenance Covenants;

               (ii) The parties shall follow the procedures set forth in paragraph (ii) and the first sentence of paragraph (iii) of subsection (b) of this Section. If the parties are unable to agree on an amendment as provided in said paragraph (ii) and if the Borrower does not exercise either option set forth in the first sentence of said paragraph (iii) within the specified period, then as used in this Agreement "GAAP" shall mean generally accepted accounting principles in effect at the Relevant Date, except that the specified change in GAAP which is objected to by the Agents shall not be made in applying the Financial Maintenance Covenants. The parties agree that if the Borrower elects the option in clause (B) of the first sentence of said paragraph (iii), until such independent firm has been selected and completes drafting such amendment, the specified change in GAAP shall not be made in applying the Financial Maintenance Covenants; and

            (d) All expenses of compliance with this Section 1.03 shall be paid by the Borrower.

            1.04.    Currency Equivalents Generally.
                     ------------------------------

          For all purposes of any Loan or Letter of Credit (or the making or issuance thereof) pursuant to this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in Australian Dollars (the "Australian Dollar Equivalent") of an amount in U.S. Dollars, and the equivalent in U.S. Dollars (the "U.S. Dollar Equivalent") of an amount in Australian Dollars or other currency, shall be determined at the Spot Rate; provided that the U.S. Dollar Equivalent of an amount denominated in U.S. Dollars shall be such amount. For purposes of determining compliance with any restriction determined by reference to a U.S. Dollar amount in this Agreement (other than to the extent relating to any Loan or Letter of Credit (or the making or issuance thereof) under this Agreement), the U.S. Dollar Equivalent amount of transactions occurring prior to the date of determination shall be calculated based on the Spot Rate on the date of determination; provided that such restriction shall nonetheless be deemed not violated if the U.S. Dollar Equivalent amount of such transactions based on the Spot Rate in effect on the respective dates of such transactions would have been in compliance with the applicable restriction.

                                  ARTICLE II.

                                  THE FACILITY
                                  ------------

          2.01.      The Commitments; Obligations Several.
                     ------------------------------------

          (a)  The Commitments.  Each Bank's "Committed Amount" with respect to
               ---------------
each of the Term Loan A Facility, the Term Loan B Facility and the Revolving Credit Facility at any given time shall be equal to the amount set forth in Annex A (or in any Commitment and Loan Transfer Supplement) as its "Term Loan A Committed Amount," "Term Loan B Committed Amount" or "Revolving Credit Committed Amount," as the case may be, as any such amounts may have been reduced pursuant to Section 2.05(b) at such time, and subject to transfer as provided in Section
10.12. The Committed Amount of each Bank with respect to the Loans shall at all times be in the Proportion set forth opposite the name of each such Bank in Annex A (or in any Commitment and Loan Transfer Supplement) as its "Term Loan A Proportion," "Term Loan B Proportion" or "Revolving Credit Proportion," as the case may be.

          (b)  Obligations Several.  The failure of any Bank to make any Loan
               -------------------
shall not relieve any other Bank of its obligation to lend hereunder, but none of the Agents nor any Bank shall be responsible for the failure of any other Bank to make any Loan hereunder.

          2.02.      Loans.
                     -----

          (a)  (i)  The Revolving Credit Commitments.  Subject to the terms and
                    --------------------------------
conditions and relying upon the representations and warranties herein set forth, each Bank with a Revolving Credit Committed Amount, severally and not jointly, agrees (each such agreement being herein called a "Revolving Credit Commitment") to make loans to the Borrower (the "Revolving Credit Loans") and to otherwise extend credit to the Borrower in the form of deemed participations in the Australian Term Loan Letter of Credit, Australian Revolving Loan Letter of Credit, Standby or Trade Letters of Credit, or as otherwise contemplated by
Article III hereof, at any time or from time to time on or after the Closing Date and to but not including the Revolving Credit Expiration Date. A Bank shall have no obligation to make any Revolving Credit Loan to the extent that
(A) the aggregate of all Revolving Credit Loans of such Bank which are outstanding plus the aggregate of all Letter of Credit Participating Interests of such Bank in outstanding Standby or Trade Letters of Credit exceed such Bank's Pro Rata Share (based on such Bank's Revolving Credit Proportion) of $80,000,000 plus the amount of any Letter of Credit Participating Interests in any Letter of Credit Unreimbursed Draw in respect of the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit; or (B) such Bank's Revolving Credit Exposure at any time would exceed such Bank's Revolving Credit Committed Amount at such time. Further, the Banks shall have no obligation to make any Revolving Credit Loans on or after the Revolving Credit Expiration Date. To the extent not due and payable earlier as provided herein, Revolving Credit Loans shall be due and payable on the Revolving Credit Expiration Date.

          (ii)       The Term Loan Commitments.
                     -------------------------

          (A) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank with a Term Loan A Committed Amount, severally and not jointly, agrees (each such agreement being herein called a "Term Loan A Commitment") to make loans to the Borrower (the "Term Loan A Facility Term Loans") at any time or from time to time on or after the Closing Date and to but not including the Term Loan A Commitment Expiration Date. A Bank shall have no obligation to make any Term Loan A Facility Term Loan to the extent that the sum of such Bank's Pro Rata share of the aggregate principal amount of Term Loan A Facility Term Loans would at any time exceed such Bank's Term Loan A Committed Amount less such Bank's Pro Rata share of all repayments, prepayments and Scheduled Amortization Payments applied to the Term Loan A Facility. Each

     Bank's agreement shall terminate on the Term Loan A Commitment Expiration Date to the extent that the Term Loan A Facility Term Loans have not been made. To the extent not due and payable earlier as provided herein, Term Loan A Facility Term Loans shall be due and payable on the Term Loan A Expiration Date. The Borrower may not reborrow Term Loan A Facility Term Loans following any repayment, prepayment or Scheduled Amortization Payment with respect thereto.

          (B) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank with a Term Loan B Committed Amount, severally and not jointly, agrees (each such agreement being herein called a "Term Loan B Commitment") to make a loan to the Borrower (the "Term Loan B Facility Term Loans") on the Closing Date in an aggregate principal amount equal to such Bank's Pro Rata share of the aggregate principal amount of the Term Loan B Facility. Such agreement shall terminate on the Closing Date to the extent that the Term Loan B Facility Term Loans have not been made. To the extent not due and payable earlier as provided herein, Term Loan B Facility Term Loans shall be due and payable on the Term Loan B Expiration Date. The Borrower may not reborrow Term Loan B Facility Term Loans following any repayment, prepayment or Scheduled Amortization Payment with respect thereto.

          (b)  Revolving Credit.  Within the limits of time and amount set forth
               ----------------
in Section 2.02(a)(i), and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans.

          2.03.      Notes.
                     -----

          The obligation of the Borrower to repay the unpaid principal amount of Revolving Credit Loans, Term Loan A Facility Term Loans and Term Loan B Facility Term Loans made to it by each Bank and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower (respectively, the "Revolving Credit Notes," the "Term Loan A Notes" and the "Term Loan B Notes"), one of each, as applicable, for each Bank, in each case in substantially the form of Exhibit A-1, Exhibit A-2 or Exhibit A-3, as the case may be, each dated the Closing Date and otherwise with the blanks therein appropriately filled, each such note to be in a face amount equal to the applicable Bank's initial Revolving Credit Committed Amount, Term Loan A Committed Amount or Term Loan B Committed Amount, as the case may be, and payable to the order of the applicable Bank. The executed Revolving Credit Notes, Term Loan A Notes and Term Loan B Notes shall be delivered by the Borrower to the Administrative Agent on the Closing Date, and the Administrative Agent shall promptly deliver each such note to the applicable Bank.

          2.04.      Making of Loans.
                     ---------------

          Subject to Section 3.11 hereof as to Swingline Loans, whenever the Borrower desires that the Banks make Loans, the Borrower shall provide Standard Notice to the Administrative Agent setting forth the following information:

          (a) The date, which shall be a Business Day, on which such proposed Loans are to made;

          (b)  The interest rate Option or Options selected in accordance with
     Section 2.06(a) and the principal amounts selected in accordance with
     Section 2.06(d) of the Base Rate Portion, each Funding Segment of the Euro-Rate Portion and each Funding Segment of the As-Offered Portion of such proposed Loans;

          (c) The Euro-Rate Funding Period for each Funding Segment of the Euro-Rate Portion of such proposed Loans, selected in accordance with
     Section 2.06(c);

          (d) The As-Offered Funding Period for each Funding Segment of the As-Offered Portion of such proposed Loans, selected in accordance with Section 2.06(c);

          (e) The aggregate principal amount of such proposed Loans, selected in accordance with Section 2.06(d), which shall be the sum of the principal amounts selected pursuant to clause (b) of this Section 2.04; and

          (f) whether such Loan is to be made from the Term Loan A Facility, Term Loan B Facility or Revolving Credit Facility in accordance with
     Section 2.02.

The Administrative Agent shall promptly give notice to each Bank of the information contained in each Standard Notice received by it as aforesaid and of the proposed amount of such Bank's Loan. Standard Notice having been so provided to the Administrative Agent, unless any applicable condition specified in Article V has not been satisfied, on the date specified in such Standard Notice each Bank shall make the proceeds of its Loan available to the Administrative Agent at the Administrative Agent's Office no later than 2:00 o'clock p.m., Pittsburgh time, in funds immediately available at such Office, and the Administrative Agent will make the funds so received immediately available to the Borrower at such Office.

          2.05. Commitment Fees; Reduction of the Commitments; Mandatory Prepayments of Loans.
               ----------------------------------------------------

          (a)  Commitment Fees.  The Borrower agrees to pay to the
               ---------------
Administrative Agent for the account of each Bank, as consideration for such Bank's Commitment hereunder, a commitment fee, for each day from and including the date of this Agreement (in the case of Banks which shall be parties hereto on such date) or the date of the relevant Commitment and Loan Transfer Supplement (in the case of Purchasing Banks),

          (i) in the case of such Bank's Revolving Credit Commitment, to but not including the Revolving Credit Expiration Date on the amount of such Bank's Revolving Credit Committed Amount on such day less such Bank's Pro Rata share of the Revolving Credit Loans and Letter of Credit Exposure outstanding on such day plus such Bank's Pro Rata share of the U.S. Dollar Equivalent amount available to be borrowed under the Australian Revolving Loan Facility, notwithstanding any restriction on such borrowing imposed by
     Section 7.22, at the rate of 37.5 basis points per annum through the first day of the calendar month following the first determination of the Performance Ratio, and thereafter at the rate determined by reference to the applicable Pricing Level, as determined pursuant to Section 2.06(b), as follows:

    Pricing                Commitment Fee
    Level I                20 basis points
    Level II               20 basis points
    Level III              25 basis points
    Level IV               30 basis points
    Level V                37.5 basis points
    Level VI               50 basis points

          (ii) in the case of such Bank's Term Loan A Commitment, to but not including the Term Loan A Commitment Expiration Date on the amount of such Bank's Term Loan A Committed Amount on such day less such Bank's Pro Rata share of the Term Loan A Facility Term Loans outstanding on such day less any repayments, prepayments and Scheduled Amortization Payments applied to the Term Loan A Facility, at the rate of 37.5 basis points per annum, through the first day of the calendar month following the first determination of the Performance Ratio, and thereafter at the rate determined by reference to the applicable Pricing Level, as determined pursuant to Section 2.06(b), as follows:

                             Commitment Fee
           Pricing Level      (per annum)
           -------------    -----------------
           Level I          20 basis points
           Level II         20 basis points
           Level III        25 basis points
           Level IV         30 basis points
           Level V          37.5 basis points
           Level VI         50 basis points


         (iii) in the case of such Bank's Term Loan B Commitment, to but not including the Closing Date on the amount of such Bank's Term Loan B Committed Amount, at the rate of 37.5 basis points per annum, in each case, based on a year of 365 or 366 days, as the case may be, and actual days elapsed. The commitment fee shall be due and payable for the preceding period for which such fee has not been paid (i) on the last day of each March, June, September, and December , (ii) on the date of each reduction of the Term Loan A Commitments or the Revolving Credit Commitments on the amount so reduced, and (iii) on the date of termination of the Term Loan A Commitments or the Revolving Credit Commitments or on the Term Loan A Commitment Expiration Date or the Revolving Credit Expiration Date.

         (b) Reduction of the Term Loan A Commitments
             and the Revolving Credit Commitments.
             ----------------------------------------

         (i) The Borrower may at any time or from time to time reduce ratably the Revolving Credit Commitments to an amount (which may be zero) not less than the sum of the Revolving Credit Loans and Letter of Credit Exposure then outstanding plus the principal amount of all Revolving Credit Loans not yet made and Letters of Credit not yet issued as to which notice has been given by the Borrower pursuant to Section 2.04 or 3.03. Every partial reduction of the Revolving Credit Commitments shall be in a minimum principal amount of $5,000,000 and shall also be in an integral multiple of $1,000,000; provided that the minimum Revolving Credit Commitment, following any partial reduction, shall not be less than $25,000,000. Reduction of the Revolving Credit Commitments shall be made by providing not less than three (3) Business Days' notice (which notice shall be irrevocable) to such effect to the Administrative Agent. After the date specified in such notice, the Revolving Credit Commitment fee shall be calculated upon the Revolving Credit Commitments as so reduced.

         (ii) The Borrower may at any time or from time to time reduce ratably the Term Loan A Commitments to an amount (which may be zero) not less than the sum of the Term Loan A Facility Term Loans plus the principal amount of all Term Loan A Facility

Term Loans not yet made as to which notice has been given by the Borrower pursuant to Section 2.04. Every partial reduction of the Term Loan A Commitments shall be in a principal amount which is an integral multiple of $1,000,000. Reduction of the Term Loan A Commitments shall be made by providing not less than three (3) Business Days' notice (which notice shall be irrevocable) to such effect to the Administrative Agent. After the date specified in such notice, the Term Loan A Commitment fee shall be calculated upon the Term Loan A Commitments as so reduced.

         (c)     Mandatory Prepayments.
                 ---------------------

                (i)    Term Loan Facilities.
                       --------------------

         (A) Within five Business Days of the date of funds being made available to the Borrower or any of its Subsidiaries consisting of Net Cash Proceeds required under Section 7.10(c), (d) or (e) to be applied as provided in this Section, such Net Cash Proceeds shall be applied as provided in Section 2.05(c)(i)(D).

         (B) Within five Business Days of the date of funds being made available to the Borrower or any of its Subsidiaries consisting of Net Financing Proceeds other than Net Financing Proceeds which constitute Permitted Indebtedness pursuant to Section 7.03, such Net Financing Proceeds shall be applied as provided in Section 2.05(c)(i)(D).

         (C) The Borrower shall cause to be paid on the date of receipt thereof by the Borrower or any of its Subsidiaries, an amount equal to 50% of the proceeds (net of underwriting discounts and commissions and other costs and expenses directly associated therewith) from the sale by the Borrower after the Closing Date of equity securities of the Borrower in any public offering or private placement (other than proceeds received in connection with the exercise of employee stock options, the sale of shares pursuant to the Koppers Industries, Inc. Employee Stock Purchase Plan and the Koppers Industries, Inc. Stock Redemption and Purchase Plan, or the resale of shares to Management Investors) or from a capital contribution from any person in the manner provided in Section 2.05(c)(i)(D) hereof.

         (D) Prepayments to be applied pursuant to this Section 2.05(c)(i)(D) shall be applied Pro Rata (treating the Australian Term Loan Facing Bank as a Bank having a Proportion equal to the amount outstanding under the Australian Term Loan Facility) towards amounts outstanding under the Term Loan A Facility, the Term Loan B Facility and the Australian Term Loan Facility based on the aggregate principal amounts outstanding thereunder and towards the Revolving Credit Facility in respect of, and only to the extent of, amounts outstanding thereunder due to any Letter of Credit Participating Interests in any Letter of

     Credit Unreimbursed Draw under the Australian Term Loan Letter of Credit, provided that a Bank entitled to receive a prepayment in respect of a Term Loan B Facility Term Loan may decline such prepayment, in which case such declining Bank's prepayment share shall be applied Pro Rata (as provided above) to the Term Loan A Facility and the Australian Term Loan Facility, up to the full amount outstanding thereunder and to the Revolving Credit Facility up to, and only to the extent of, amounts outstanding thereunder due to any Letter of Credit Participating Interests in any Letter of Credit Unreimbursed Draw under the Australian Term Loan Letter of Credit. Any application under this Section 2.05(c)(i)(D) shall be applied pro rata towards the remaining Scheduled Amortization Payments under the Term Loan A Facility, the Term Loan B Facility and/or the Australian Term Loan Facility, as the case may be. The Committed Amount of each Bank with respect to the Term Loan A Facility, the Term Loan B Facility or the Revolving Credit Facility, as the case may be, shall be Pro Rata automatically and permanently reduced to the extent of any payment applied to such facility under this Section and the Revolving Credit Committed Amount of each Bank shall also be Pro Rata automatically and permanently reduced as provided in Section 3.01(b)(i).

         (E) The Borrower shall pay in respect of the Term Loan A Facility, the Term Loan B Facility and, to the extent provided in the next succeeding sentence, the Revolving Credit Facility, and shall cause KAP to pay, subject to the next succeeding sentence, in respect of the Australian Term Loan Facility, each Scheduled Amortization Payment until all Term Loans, borrowings under the Australian Term Loan Facility and Letter of Credit Unreimbursed Draws in respect of the Australian Term Loan Letter of Credit are paid in full, in the amounts and at the times specified in the definition of Scheduled Amortization Payment to the extent that prepayments have not previously been applied to such Scheduled Amortization Payments pursuant to the terms hereof; provided that any Scheduled Amortization Payment in respect of the Australian Term Loan Facility shall be net of the amount of any reduction in the Letter of Credit Undrawn Availability of the Australian Term Loan Letter of Credit attributable to a reduction in the Australian Term Loan Interest Reserve related to a Scheduled Amortization Payment under the Australian Term Loan Facility. Any Scheduled Amortization Payment in respect of the Australian Term Loan Facility shall be applied Pro Rata (treating the Australian Term Loan Facing Bank as a Bank having a Proportion equal to the amount outstanding under the Australian Term Loan Facility) towards amounts outstanding under the Australian Term Loan Facility and amounts outstanding under the Revolving Credit Facility in respect of, and only to the extent of, Letter of Credit Participating Interests in any Letter of Credit Unreimbursed Draw under the Australian Term Loan Letter of Credit. The Committed Amount of each Bank with respect to the Term Loan A Facility, the Term Loan B Facility or the

     Revolving Credit Facility, as the case may be, shall be Pro Rata automatically and permanently reduced to the extent of any payment applied to such facility under this Section and the Revolving Credit Committed Amount of each Bank shall also be Pro Rata automatically and permanently reduced as provided in Section 3.01(b)(i).

         (ii) Revolving Facility.  (A)  As provided in the next succeeding
              ------------------
     sentence, the Borrower shall prepay Swingline Loans and Revolving Credit Loans and shall provide cash collateral with respect to outstanding Letter of Credit Exposure to the extent that the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Credit Committed Amounts.

         Such excess amount shall be applied first to the principal of Swingline Loans, then to the principal of the Revolving Credit Loans, then to outstanding Letter of Credit Unreimbursed Draws, and the balance shall be deposited into the Letter of Credit Collateral Account.

         The Borrower shall cause KAP to pay all amounts owing in respect of KAP's obligations under the Australian Revolving Loan Facility, including repayment of all outstanding borrowings thereunder, on or prior to the Revolving Credit Expiration date.

         (B) The Borrower shall prepay or repay any Letter of Credit Participating Interests in any Letter of Credit Unreimbursed Draw under the Australian Term Loan Letter of Credit in accordance with Sections 2.05(c)(i)(D), 2.05(c)(i)(E) and 2.08(c) of this Agreement.

         2.06. Interest Rates.
               --------------

         (a)  Optional Bases of Borrowing.  The unpaid principal amount of the
              ---------------------------
Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below, it being understood that, subject to the provisions of this Agreement, including but not limited to Section 3.11 hereof as to Swingline Loans, and so long as the aggregate number of Funding Segments of the Euro-Rate Portion of the Loans at any time shall not exceed twelve, the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans:

         (i) Base Rate Option:  A rate per annum (computed on the basis of a
             ----------------
     year of 365 or 366 days, as the case may be, and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate. "Base Rate," as used herein, shall mean, for any day, the greater of (A) the Prime Rate for such day and (B) 1/2% over the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or Federal Funds Effective Rate. "Prime Rate," as used herein, shall mean the interest rate per annum announced from time to time by the Administrative Agent as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate. The Prime Rate may be greater or less than the interest rates charged by the Administrative Agent (in its capacity as a lender) to other borrowers and is not solely based or dependent upon the interest rate which the Administrative Agent (in such capacity) may charge any particular borrower or class of borrowers. "Federal Funds Effective Rate," as used herein, shall mean, for any day, the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate for any day, the "Federal Funds Effective Rate" for such day shall be the average rate determined in good faith by the Administrative Agent (which determination shall be conclusive absent manifest error) that it was charged for its Federal funds transactions on such previous trading day.

            (ii) Euro-Rate Option:  A rate per annum (based on a year of 360
                 ----------------
     days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin. "Euro-Rate," as used herein, shall mean, for any day, for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) determined in good faith by the Administrative Agent (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two (2) London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Euro-Rate Funding Period by (B) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

     The "Euro-Rate" may also be expressed by the following formula:

                     [average of the rates offered to major money
                     center banks in the London interbank market]
      Euro-Rate =    determined by the Administrative Agent per subsection (A) ]
                     ----------------------------------------------------------
                     [1.00 - Euro-Rate Reserve Percentage        ]

     The "Euro-Rate Reserve Percentage" for any day shall mean the maximum effective percentage (expressed as a decimal fraction, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Administrative Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate shall be calculated in accordance with the foregoing whether or not any Bank is actually required to hold reserves in connection with its eurocurrency funding or, if it is required to hold reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined. The Administrative Agent shall give promptly notice to the Borrower and to the Banks of the Euro-Rate so determined or adjusted, which determination or adjustment, if made in good faith, shall be conclusive absent manifest error.

            (iii)  As-Offered Rate Option:  A rate per annum (computed on the
                   ----------------------
     basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the As-Offered Rate for such day plus the Applicable Margin. "As-Offered Rate," as used herein, shall mean, for any day, for each Funding Segment of the As-Offered Rate Portion corresponding to a proposed or existing As-Offered Rate Funding Period, a rate per annum offered by the Swingline Bank in its sole discretion to Borrower from time to time.

Notwithstanding the foregoing, Term Loan A Facility Term Loans and Revolving Credit Loans may be made only at the Base Rate Option and the Euro-Rate Option, Term Loan B Facility Term Loans may be made only at the Euro-Rate Option and Swingline Loans may be made only at the Base Rate Option and the As-Offered Rate Option.

          "Applicable Margin" is based on the applicable Pricing Level and shall mean for each Option the rate per annum set forth below:

                                   Applicable Margin
                 Term Loan A Facility
                 Term Loans and
                 Revolving Credit Loans             Term Loan B
                 (including Swingline Loans)        Facility Term Loans
                 ---------------------------        -------------------

                                   Euro-Rate and
                                   As-Offered
Pricing Level    Base Rate         Rate            Euro-Rate
-------------    ---------         ----            ---------
Level I          0 basis points    75 basis points  175 basis points
Level II         0 basis points    100 basis        175 basis points
                                   points
Level III        25 basis points   125 basis        175 basis points
                                   points
Level IV         50 basis points   150 basis        200 basis points
                                   points
Level V          75 basis points   175 basis        225 basis points
                                   points
Level VI         100 basis points  200 basis        250 basis points
                                   points

          (b)  Pricing Levels.  For the purposes of Sections 2.06(a) and
               --------------
2.05(a), the applicable level of pricing (the "Pricing Level") shall be determined as follows:

               Pricing Level    Performance Ratio
               -------------    -----------------
               Level I          Less than 2.25x
               Level II         2.25x - 2.49x
               Level III        2.50x - 2.99x
               Level IV         3.00x - 3.49x
               Level V          3.50x - 3.99x
               Level VI         Greater than or equal to 4.00x

provided, that through the first day of the calendar month following the first determination of the Performance Ratio, the Applicable Margin shall equal (i) 175 basis points in respect of Euro-Rate based and As-Offered Rate based Loans which are Term Loan A Facility Term Loans and Revolving Credit Loans (including Swingline Loans), (ii) 225 basis points in respect of Euro-Rate based Loans which are Term Loan B Facility Term Loans and (iii) 75 basis points in respect of Base Rate based Loans. Together with each delivery of financial statements pursuant to Section 6.01(a) or 6.01(b), the Borrower shall deliver a certificate, duly completed and signed by the Treasurer, Controller or Chief Financial Officer of Borrower, setting forth the calculation of the Performance Ratio, as supported by the accompanying financial statements, stating the Pricing Level applicable to such Performance Ratio and calculating the U.S. Dollar Equivalent of the Revolving Credit Exposure. Except as expressly set forth herein, any change in the applicable Pricing Level shall be effective as of the first day of the calendar month following the month in which the applicable financial statements and certificate are received by the Administrative Agent.

          (c)  Funding Periods.  Any time the Borrower shall select, convert to
               ---------------
or renew the Euro-Rate Option or the As-Offered Rate Option to apply to any part of the Loans, the Borrower shall specify, with respect to the Euro-Rate Option, one or more periods of one, two, three or six months (the "Euro-Rate Funding Periods"), and, with respect to the As-Offered Rate Option, one or more periods of days (the "As-Offered Rate Funding Period") during which such Option shall apply; provided, that:

          (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the duration of each Euro-Rate Funding Period shall be determined in accordance with the definition of the term "month" herein;

          (ii) The Borrower may not select a Euro-Rate Funding Period or an As-Offered Rate Funding Period that would end after the Revolving Credit Expiration Date, the Term Loan A Expiration Date or the Term Loan B Expiration Date, as the case may be;

          (iii) The Borrower shall, in selecting any Euro-Rate Funding Period or any As-Offered Rate Funding Period, allow for foreseeable mandatory prepayment of the Loans; and

          (iv) The Borrower may not select an As-Offered Rate Funding Period longer than 30 days.

          (d)  Transactional Amounts.  Subject to Section 3.11 hereto as to
               ---------------------
Swingline Loans, every selection of, conversion from, conversion to, or renewal of, an interest rate Option, and every payment or prepayment of any Loans (except pursuant to Section 2.05(c)) shall be in a principal amount such that, after giving effect thereto, the aggregate principal amount of each Portion shall be equal to $1,000,000 or an integral multiple thereof.

          (e)  Interest After Maturity.  After the principal amount of the Base
               -----------------------
Rate Portion of any Loan shall have become due (by acceleration or otherwise), such Portion shall bear interest for each day until paid (before and after judgment) at a rate per annum (based on a year of 365 or 366 days, as the case may be) which shall be 2% above the then current Base Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate. After the principal amount of any Euro-

Rate Portion or any As-Offered Rate Portion of any Loan shall have become due (by acceleration or otherwise), such Portion shall bear interest for each day until paid (before and after judgment) (i) until the end of the then current Euro-Rate Funding Period or As-Offered Rate Funding Period, as the case may be, at a rate per annum 2% above the rate otherwise applicable to such Loan and (ii) thereafter in accordance with the previous sentence.

          (f)  Euro-Rate Unascertainable; Impracticability.  If
               -------------------------------------------

          (i) on any date on which a Euro-Rate would otherwise be set the Administrative Agent (in the case of (A) or (B) below) or any Bank (in the case of (C) below) shall have in good faith determined (which determination shall be conclusive) that:

                (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

                (B) a contingency has occurred which materially and adversely affects the interbank Eurodollar market, or

                (C) the effective cost to such Bank of funding a proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

          (ii) at any time any Bank shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Bank or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, the Administrative Agent or such Bank (the "Affected Party"), as the case may be, may notify the Borrower of such determination (and any Bank giving such notice shall so notify the Administrative Agent). Upon such date as shall be specified in such notice (which shall not be earlier than one (1) Business Day following the date such notice is given), the obligation of the Banks or the Affected Party to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Administrative Agent or such Affected Party, as the case may be, shall have later notified the Borrower (and any Affected Party giving such notice shall so notify the Administrative Agent) of the Administrative Agent's or such Affected Party's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exists. If any Affected Party notifies the Borrower of a determination under subsection (ii) of this Section 2.06(f), the Euro-Rate Portion of the Loans of such Affected Party shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date).

          If at the time the Administrative Agent or any Bank makes a determination under subsection (i) or (ii) of this Section 2.06(f) the Borrower has previously notified the Administrative Agent that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Loan, but such Loan has not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loan or, in the case of a determination by a Bank, the Loan of such Bank.

          2.07.  Conversion or Renewal of Interest
               Rate Options.
               ---------------------------------

          (a)  Conversion or Renewal.  Subject to Section 3.11 hereof as to
               ---------------------
Swingline Loans, and subject to the provisions of Section 2.11(b), the Borrower may convert any part of its Loans from any interest rate Option or Options to any other interest rate Option or Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro-Rate Portion:

          (i) At any time with respect to conversion from the Base Rate
     Option; or

          (ii) At the expiration of any Euro-Rate Funding Period with respect to conversions from or renewals of the Euro-Rate Option, as to the Funding Segment corresponding to such expiring Euro-Rate Funding Period.

          Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Administrative Agent Standard Notice setting forth the following information:

          (w) The date, which shall be a Business Day, on which the proposed conversion or renewal is to be made;

          (x) The principal amounts selected in accordance with Section 2.06(d) of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

          (y)  The interest rate Option or Options selected in accordance with
     Section 2.06(a) and the principal amounts selected in accordance with
     Section 2.06(d) of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to; and

          (z) With respect to each Funding Segment to be converted to or renewed, the Euro-Rate Funding Period selected in accordance with Section 2.06(d) to apply to such Funding Segment.

Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of Loans converted or renewed shall be due and payable on the conversion or renewal date.

          (b)  Failure to Convert or Renew.  Absent due notice from the Borrower
               ---------------------------
of conversion or renewal in the circumstance described in Section 2.07(a)(ii), any part of the Euro-Rate Portion for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Euro-Rate Funding Period.

          2.08.  Payments and Prepayments.
                 ------------------------

          (a) The Borrower shall have the right at its option to prepay the Loans in whole or part without premium or penalty (but subject to the provisions of Section 2.11(b)):

          (i) At any time with respect to any part of the Base Rate Portion; or

          (ii) At the expiration of any Euro-Rate Funding Period or any As-Offered Rate Funding Period with respect to prepayment of the Euro-Rate Portion or the As-Offered Rate Portion, as the case may be, with respect to any part of the Funding Segment corresponding to such expiring Euro-Rate Funding Period or As-Offered Rate Funding Period, as the case may be.

          If at any time the aggregate Revolving Credit Exposure shall exceed the aggregate Revolving Credit Committed Amounts, the Borrower shall immediately prepay a principal amount of Revolving Credit Loans as provided in Section 2.05(c)(ii).

          (b) Subject to Section 3.11 hereto as to Swingline Loans, whenever the Borrower desires or is required to prepay any part of the Loans, it shall provide Standard Notice to the Administrative Agent setting forth the following information:

            (i) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

            (ii) The principal amounts selected in accordance with Section 2.06(d) of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid;

            (iii) The total principal amount of such prepayment, selected in accordance with Section 2.06(d), which shall be the sum of the principal amounts of the Loans to be prepaid; and

            (iv) The amount of such prepayment to be applied to the Term Loans (including amounts outstanding under the Australian Term Loan Facility) and the amount of such prepayment to be applied to Revolving Credit Loans.

Standard Notice having been so provided, on the date specified in such Standard Notice the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on such principal amounts to such date, shall be due and payable.

          (c)  Prepayments to be applied to Term Loans pursuant to this Section
2.08 shall be applied Pro Rata (treating the Australian Term Loan Facing Bank as a Bank having a Proportion equal to the amount outstanding under the Australian Term Loan Facility) towards amounts outstanding under the Term Loan A Facility, the Term Loan B Facility and the Australian Term Loan Facility based on the aggregate principal amount outstanding thereunder and towards the Revolving Credit Facility in respect of, and only to the extent of, amounts outstanding thereunder due to any Letter of Credit Participating Interests in any Letter of Credit Unreimbursed Draw under the Australian Term Loan Letter of Credit, provided that a Bank entitled to receive a prepayment in respect of a Term Loan B Facility Term Loan may decline such prepayment, in which case such declining Bank's prepayment share shall be applied Pro Rata (as provided above) to the Term Loan A Facility and the Australian Term Loan Facility, up to the full amount outstanding thereunder and to the Revolving Credit Facility up to, and only to the extent of, amounts outstanding thereunder due to any Letter of Credit Participating Interests in any Letter of Credit Unreimbursed Draw under the Australian Term Loan Letter of Credit. Any application under this Section 2.08(c) shall be applied pro rata towards the remaining Scheduled Amortization Payments under the Term Loan A Facility, the Term Loan B Facility and/or the Australian Term Loan Facility, as the case may be. The Committed Amount of each Bank with respect to the Term Loan A Facility, the Term Loan B Facility or the Revolving Credit Facility, as the case may be, shall be Pro Rata automatically and permanently reduced to the extent of any payment applied to such facility under this Section and the Revolving Credit Committed Amount of each Bank shall also be Pro Rata automatically and permanently reduced as provided in
Section 3.01(b)(i).

          2.09.  Interest Payment Dates.
                 ----------------------

          Interest on the Base Rate Portion shall be due and payable on each March 31, June 30, September 30 and December 31. Interest on each Funding Segment of the As-Offered Rate Portion shall be due and payable on the last day of the corresponding As-Offered Rate Funding Period. Interest on any Funding Segment of the Euro-Rate Portion shall be due and payable on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also every third month during such Euro-Rate Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part shall be due and payable on demand.

          2.10.  Pro Rata Treatment and Payments.
                 -------------------------------

          Each borrowing from the Banks, each conversion or renewal of any interest rate Option and each payment or prepayment to the Banks (except as otherwise specifically provided herein, including with respect to borrowings in respect of the Swingline Loans) shall be made Pro Rata (which, in the case of prepayments of Term Loans, shall treat the Australian Term Loan Facing Bank as a Bank having a Proportion equal to the amount outstanding under the Australian Term Loan Facility) and from and to each Bank on the same date. All payments and prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrower hereunder or under any Related Document (other than the Australian Credit Facilities) shall be payable at 12:00 Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and a cause of action therefor shall immediately accrue. Except for payments under Section 2.11, 2.12 or 10.06 or in respect of the Australian Credit Facilities, such payments shall be made to the Administrative Agent at its Office in Dollars in funds immediately available at such Office without setoff, counterclaim or other deduction of any nature, and payments under Section 2.11, 2.12 or 10.06 shall be made to the applicable Bank, Issuing Bank or the Swingline Bank at such domestic account as it may specify to the Borrower from time to time in funds immediately available at such account. Any payment received by the Administrative Agent or any Bank, any Issuing Bank or the Swingline Bank after 12:00 noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent shall distribute to the Banks, the Issuing Banks or the Swingline Bank, as the case may be, all such payments received by the Administrative Agent for their respective accounts as promptly as practicable after receipt by the Administrative Agent. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) interest, fees or any other amounts due from the Borrower hereunder or under any of the Related Documents (other than the Australian Credit Facilities) (excluding overdue principal, which shall bear interest as described in Section 2.06(e), but including interest payable under this Section 2.10), such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (based on a year of 365 or 366 days, as the case may be, and actual days elapsed) 2% above the then current Base Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate. To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Related Document (other than the Australian Credit Facilities) shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

          All payments and prepayments, including Scheduled Amortization Payments, required to be made hereunder in respect of borrowings under the Australian Credit Facilities shall be payable as provided in the Australian Credit Facilities, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments, to the extent not determined in Australian Dollars, shall be in the amount of the Australian Dollar Equivalent, and shall be made by KAP to both the Australian Term Loan Facing Bank or the Australian Revolving Loan Facing Bank, as the case may be, as provided in the Australian Credit Facilities in immediately available Australian Dollar funds without setoff, counterclaim or other deduction of any nature.

          2.11.  Additional Compensation in Certain Circumstances.
                 ------------------------------------------------

          (a)  Increased Costs or Reduced Return Resulting from Taxes, Reserves,
               -----------------------------------------------------------------
Capital Adequacy Requirements, Expenses, Etc.  If any Law or guideline or
--------------------------------------------
interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law) now existing or hereafter adopted:

            (i) subjects any Bank Party or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit, the Letter of Credit Participating Interests or the Swingline Loan Participating Interests, or payments by the Borrower of principal, interest, fees or other amounts due from the Borrower hereunder or under the Related Documents (except for taxes on the overall net income of such Bank Party or such Notional Euro-Rate Funding Office imposed by the jurisdiction in which such Bank Party's principal office or Notional Euro-Rate Funding Office is located),

            (ii) imposes, modifies or deems applicable any reserve, special deposit, insurance assessment or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, such Bank Party or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

            (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Bank Party or any Notional Euro-Rate Funding Office, or (B) otherwise applicable to the obligations of any Bank Party or any Notional Euro-Rate Funding Office under this Agreement, or

            (iv) imposes upon any Bank Party or any Notional Euro-Rate Office any other condition or expense with respect to this Agreement or the Related Documents or its making, maintenance or funding of any Loan, Letter of Credit, Letter of Credit Participating Interest or Swingline Loan Participating Interest, or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Bank Party or any Notional Euro-Rate Funding Office or, in the case of clause
(iii), any person controlling a Bank Party, with respect to this Agreement, the Related Documents or the making, maintenance or funding of any Loan, Letter of Credit or Letter of Credit Participating Interest or Swingline Loan Participating Interest (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Bank Party's or controlling person's capital, taking into consideration such Bank Party's or controlling person's policies with respect to capital adequacy) by an amount which such Bank Party deems to be material (such Bank Party being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Bank Party may from time to time notify the Borrower of the occurrence of any such event and the amount determined in good faith (using any averaging and attribution method) by such Bank Party (which determination shall be conclusive) to be necessary to compensate such Bank Party or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower to such Bank Party ten (10) Business Days after such notice is given by such Bank Party to the Borrower. If requested by the Borrower, such Bank Party shall deliver to the Borrower a certificate, which certificate shall be conclusive absent manifest error, as to the amount due and payable under this
Section 2.11(a) from time to time and the method of calculating such amount.

          (b)  Indemnity.  In addition to the compensation required by
               ---------
subsection (a) of this Section 2.11, the Borrower shall indemnify each Bank against any loss or expense

(including loss of margin) which such Bank has sustained or incurred as a consequence of any:

            (i) payment or prepayment or conversion of any Funding Segment of any Euro-Rate Portion or any As-Offered Rate Portion on a day other than the last day of the corresponding Euro-Rate Funding Period or As-Offered Rate Funding Period, as the case may be (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment, prepayment or conversion is then due),

            (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice stated herein to be irrevocable (a Bank having in its sole discretion the options
     (A) to give effect to such attempted revocation and obtain indemnity under this Section 2.11(b) or (B) to treat such attempted revocation as having no force or effect, as if never made), or

            (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any Related Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, fee or any other amount due hereunder or under any Related Document.

If the Bank sustains or incurs any such loss or expense, it may from time to time notify the Borrower of the amount determined in good faith by such Bank (which determination shall be conclusive) to be necessary to indemnify such Bank for such loss or expense (each Bank being deemed for this purpose to have made, maintained or funded each Euro-Rate Portion from a Corresponding Source of Funds). Such amount shall be due and payable by the Borrower to such Bank ten
(10) Business Days after such notice is given (and any Bank giving any such notice shall notify the Administrative Agent of the amount so demanded). If requested by the Borrower, such Bank shall deliver to the Borrower a certificate, which certificate shall be conclusive absent manifest error, as to the amount due and payable under this Section 2.11(b) from time to time and the method of calculating such amount.

         2.12. Taxes.
               -----

         (a)  Payments Net of Taxes.  All payments made by the Borrower under
              ---------------------
this Agreement or any Related Document shall be made free and clear of, and without reduction or withholding for or on account of, any present or future income, stamp, documentary, excise or other taxes, levies, imposts, duties, charges, fee, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Official Body, and all liabilities with respect thereto, excluding;

            (i) in the case of each Bank Party, income or franchise taxes imposed on such Bank Party by the jurisdiction under the laws of which such Bank Party is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between such Bank Party and any jurisdiction other than a connection resulting solely from this Agreement and the transactions contemplated hereby,

            (ii) in the case of each Bank Party, income or franchise taxes imposed by any jurisdiction in which such Bank Party's lending offices which make or book Loans or issue Letters of Credit are located or any political subdivision or taxing authority thereof or therein, and

            (iii) any taxes payable solely as a result of the failure of a Bank described in Section 10.12(g) to timely deliver the forms described therein to the extent required thereby, other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if no such form is required

(all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld or deducted from any amounts payable to any Bank Party under this Agreement or any Related Document, the Borrower shall pay the relevant amount of such Taxes and the amounts so payable to such Bank Party shall be increased to the extent necessary to yield to such Bank Party (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Related Documents. Whenever any Taxes are paid by the Borrower with respect to payments made in connection with this Agreement or any Related Document, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such other Bank Party, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.

         (b)  Indemnity.  The Borrower hereby indemnifies each Bank Party for
              ---------
the full amount of all Taxes attributable to or arising from payments by or on behalf of the Borrower to such Bank Party hereunder or under any of the Related Documents, any Taxes paid by such Bank Party, and any present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any Taxes (including any incremental Taxes, interest or penalties which may become payable by such Bank Party as a result of any failure to pay such Taxes). Such indemnification shall be made within five (5) Business Days from the date such Bank Party makes written demand therefor.

         2.13. Funding by Branch, Subsidiary or Affiliate.
               ------------------------------------------

         (a)  Notional Funding.  Each Bank shall have the right from time to
              ----------------
time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Bank to have made, maintained or funded any part of the Euro-Rate Portion at any time; provided, however, that such Bank shall not have such right if such transfer would cause an event or condition described in Section 2.06(f)(ii) or increase compensation payable by the Borrower under Section 2.11(a). Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Bank shall deem any part of the Euro-Rate Portion or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.06(f)(ii) or would lessen compensation payable by the Borrower under Section 2.11(a), and if such Bank determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on the affected part of the Euro-Rate Portion, such Bank or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro-Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Bank without regard to such Bank's actual methods of making, maintaining or funding the Euro-Rate Portion or any sources of funding actually used by or available to such Bank.

         (b)  Actual Funding.  Each Bank shall have the right from time to time
              --------------
to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Bank to make or maintain such part of the Euro-Rate Portion; provided, however, that such Bank shall not have such right if such transfer would cause an event or condition described in Section 2.06(f)(ii) or increase compensation payable by the Borrower under Section 2.11(a). Such Bank shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of such part of the Euro-Rate Portion in substantially the form of Exhibit A-1, Exhibit A-2, Exhibit A-3 or Exhibit B, as the case may be, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.13(b). If any Bank causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any Note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Note payable to such Bank's order.

         2.14. Currency Exchange Fluctuations.
               ------------------------------

         (a) The Borrower will implement and maintain internal controls, and shall cause KAP to implement and maintain internal controls, to monitor the borrowings and repayments of Loans by the Borrower and borrowings and interest reserves under the Australian Credit Facilities by KAP and the issuance of and drawings under Letters of Credit, with the object of preventing any request for the making of a Loan or the issuance of a Letter of Credit that would result in the aggregate Revolving Credit Exposure of the Banks being in excess of the aggregate Revolving Credit Commitments then in effect and of promptly identifying and remedying any circumstance where, by reason of changes in exchange rates, the aggregate Revolving Credit Exposure of the Banks exceeds the aggregate Revolving Credit Commitments then in effect.

         (b) If on any Computation Date the Administrative Agent shall have determined that the U.S. Dollar Equivalent of the aggregate Revolving Credit Exposure of the Banks exceeds the aggregate Revolving Credit Commitments due to a change in currency exchange rates between the U.S. Dollar and the Australian Dollar, then the Administrative Agent shall give notice to the Borrower that a prepayment in the amount of such excess (or, if no Revolving Credit Loans are outstanding, that the provision of cash collateral for outstanding Letters of Credit in the amount of such excess) is required under Section 2.05(c)(ii) within 5 Business Days unless, during such period, whether by currency fluctuation or otherwise, such excess shall have been eliminated in its entirety.

                                  ARTICLE III.

                               THE SUBFACILITIES
                               -----------------

         3.01. Letters of Credit.
               -----------------

         (a)  Generally.  Subject to the terms and conditions of this Agreement,
              ---------
and relying upon the representations and warranties herein set forth and upon the agreements of the Banks set forth in Sections 3.04 and 3.05, the Standby and Trade LC Issuing Bank agrees to issue for the account of the Borrower standby letters of credit and documentary or import (trade) letters of credit as provided in this Article III (each such letter of credit, as amended, modified or supplemented from time to time, a "Standby or Trade Letter of Credit" and collectively the "Standby or Trade Letters of Credit"); provided that, on the date of the issuance of any Standby or Trade Letter of Credit, and after giving effect to such issuance, the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments at such time; and provided, further, that the aggregate Letter of Credit Exposure at any time outstanding shall not exceed $20,000,000 plus the U.S. Dollar Equivalent of the Letter of Credit Exposure of the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit. Each Standby or Trade Letter of Credit shall (a) be for a purpose which is in the ordinary course of the Borrower's business; (b) be in favor of such beneficiary or beneficiaries as the Borrower shall specify and as shall be approved by the Standby or Trade LC Issuing Bank in its reasonable discretion; (c) be denominated in Dollars; and (d) have an expiration date no later than, (x) in the case of standby letters of credit, two years after its date of issuance, and (y) in the case of documentary or import (trade) letters of credit, 180 days after its date of issuance, provided that no Standby or Trade Letter of Credit shall have an expiration date which is later than five days prior to the Revolving Credit Expiration Date; provided, further, that, on the fifth day prior to the Revolving Credit Expiration Date, the Borrower shall provide for the termination and cancellation, in a manner satisfactory to the Banks, of each then outstanding Standby or Trade Letter of Credit.

            (b)  Australian Letters of Credit.
                 ----------------------------

            (i) Australian Term Loan Letter of Credit.  On the Closing Date the
                -------------------------------------
     Australian LC Issuing Bank will issue to the Australian Term Loan Facing Bank for the account of the Borrower an A$ denominated letter of credit with an initial Letter of Credit Undrawn Availability equal to the Australian Dollar Equivalent of $40,000,000, substantially in the Form of
     Exhibit I-1 hereto (the "Australian Term Loan Letter of Credit"). The Australian Term Loan Letter of Credit shall expressly provide that such Letter of Credit may only be drawn upon (x) in the event of a default in the payment of principal or interest under the Australian Term Loan Facility or (y) upon the occurrence of an event described in Section 8.01(p) or (q) with respect to KAP in the lesser of the amount of principal and interest then due to the Australian Term Loan Facing Bank or the Letter of Credit Undrawn Availability of the Australian Term Loan Letter of Credit. The stated amount with respect to, and the Letter of Credit Undrawn Availability of, the Australian Term Loan Letter of Credit shall be automatically and permanently reduced, and the Revolving Credit Committed Amount of each Bank shall be Pro Rata automatically and permanently reduced, by the U.S. Dollar Equivalent of each A$ denominated amount received by the Australian Term Loan Facing Bank in respect of any repayment, prepayment or Scheduled Amortization Payment applied to borrowings under the Australian Term Loan Facility. The Australian Term Loan Letter of Credit shall (a) be for the purpose of providing credit support for the Australian Term Loan Facility, (b) be in favor of the Australian Term Loan Facing Bank, (c) be denominated in Australian Dollars; and (d) have an expiration date no later than six years after its date of issuance.

            (ii) Australian Revolving Loan Letter of Credit.  On the Closing
                 ------------------------------------------
     Date the Australian LC Issuing Bank will issue to the Australian Revolving Loan Facing Bank for the account of the Borrower an A$ denominated Letter of Credit with an initial

     Letter of Credit Undrawn Availability equal to the Australian Dollar Equivalent of $10,000,000 substantially in the Form of Exhibit I-2 hereto (the "Australian Revolving Loan Letter of Credit"). The Australian Revolving Loan Letter of Credit shall expressly provide that such Letter of Credit may only be drawn upon (x) in the event of a default in the payment of principal or interest under the Australian Revolving Loan Facility or
     (y) upon the occurrence of an event described in Section 8.01(p) or (q) with respect to KAP in the lesser of the amount of principal and interest then due to the Australian Revolving Loan Facing Bank or the Letter of Credit Undrawn Availability of the Australian Revolving Loan Letter of Credit. The stated amount with respect to, and the Letter of Credit Undrawn Availability of, the Australian Revolving Loan Letter of Credit may be permanently reduced by the Borrower as provided in the Australian Revolving Loan Facility, in which case the Revolving Credit Committed Amount of each Bank shall be Pro Rata automatically and permanently reduced by the U.S. Dollar Equivalent of the A$ denominated amount of such reduction. The Australian Revolving Loan Letter of Credit shall (a) be for the purpose of providing credit support for the Australian Revolving Loan Facility, (b) be in favor of the Australian Revolving Loan Facing Bank, (c) be denominated in Australian Dollars; and (d) have an expiration date no later than six years after its date of issuance.

         3.02. Letter of Credit Fees.
               ---------------------

         (a)  Commissions.  (i)  The Borrower shall pay to the Administrative
              -----------
Agent with respect to each trade Letter of Credit, for the accounts of the several Banks in proportion to their respective Revolving Credit Proportions, a Letter of Credit commission on the stated amount of each such Letter of Credit in an amount equal to 50 basis points of such stated amount. The commission applicable to each such Letter of Credit shall be payable on the date of issuance of each such Letter of Credit.

         (ii) The Borrower shall pay to the Administrative Agent with respect to each standby Letter of Credit and the Australian Term Loan Letter of Credit, for the accounts of the several Banks in proportion to their respective Revolving Credit proportions, a Letter of Credit commission on the average daily Letter of Credit Undrawn Availability equal to the Applicable Margin then applicable (or which then would be applicable) to Revolving Credit Loans outstanding and bearing interest at the Euro-Rate Option (whether or not any such Loans shall then be outstanding or bearing interest by reference to such Option). The commission applicable to each such Letter of Credit shall be payable quarterly in arrears on the last day of each March 31, June 30, September 30 and December 31 while each such Letter of Credit is outstanding, on the date of any drawing thereunder and on the date of the expiration and termination thereof, in each case for the preceding period for which such commission has not been paid.

         (iii) The Borrower shall pay to the Administrative Agent with respect to the Australian Revolving Loan Letter of Credit, for the accounts of the several Banks in proportion to their respective Revolving Credit Proportions, an Australian Revolving Loan Letter of Credit commission, on the average daily U.S. Dollar Equivalent amount of borrowings under the Australian Revolving Loan Facility plus the U.S. Dollar Equivalent amount of the Australian Revolving Loan Interest Reserve, equal to the Applicable Margin then applicable (or which then would be applicable) to Revolving Credit Loans outstanding and bearing interest at the Euro-Rate Option (whether or not any such Loans shall then be outstanding or bearing interest by reference to such Option). The commission applicable to the Australian Revolving Loan Letter of Credit shall be payable quarterly in arrears on the last day of each March 31, June 30, September 30 and December 31 while the Australian Revolving Loan Letter of Credit is outstanding, on the date of any drawing thereunder and on the date of the expiration and termination thereof, in each case for the preceding period for which such commission has not been paid.

         (b)  Facing Fee; Administration Fees.  The Borrower shall pay directly
              -------------------------------
to each respective Issuing Bank (A) with respect to each outstanding Standby or Trade Letter of Credit, to and for the sole account of the Standby and Trade LC Issuing Bank, and (B) with respect to the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit, to and for sole account of the Australian LC Issuing Bank, a Letter of Credit facing fee calculated at the rate of 25 basis points per annum on the aggregate Letter of Credit Undrawn Availability of such of the foregoing Letters of Credit issued by the respective Issuing Bank, in the case of standby Letters of Credit, the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit, or aggregate stated amount, if applicable, in the case of trade Letters of Credit; in each case payable quarterly in arrears on the last day of each March 31, June 30, September 30 and December 31 while each Letter of Credit is outstanding, on the date of any drawing thereunder and on the date of the expiration or termination thereof, in each case for the preceding period for which such facing fee has not been paid. In addition, the Borrower shall pay directly to each respective Issuing Bank, for the sole account of such Issuing Bank, such other issuance, administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by such Issuing Bank from time to time in connection with letters of credit issued by it.

         3.03. Procedure for Issuance and Amendment of
               Letters of Credit.
               ------------------------------------------

         (a)  Procedure for Issuance.  The Borrower may from time to time
              ----------------------
request the Standby and Trade LC Issuing Bank to issue a Standby or Trade Letter of Credit by delivering to the Standby and Trade LC Issuing Bank at such location as the Standby and Trade LC Issuing Bank may from time to time designate, with a copy to the Administrative Agent, at least three (3) Business Days prior to the proposed Standby or Trade Letter of

Credit issuance date (or on such shorter notice as the Standby and Trade LC Issuing Bank may approve in its discretion), an application, in such form as may from time to time be approved by the Standby and Trade LC Issuing Bank (the "Letter of Credit Application"), completed to the satisfaction of the Standby and Trade LC Issuing Bank, together with such other certificates, documents and other papers and information as the Standby and Trade LC Issuing Bank may reasonably request. Upon receipt of any Letter of Credit Application, the Standby and Trade LC Issuing Bank will process such Letter of Credit Application, and the other certificates, documents and other papers and information delivered to it in connection therewith, in accordance with its customary procedures and, unless it has been notified by the Administrative Agent by the Standby and Trade LC Issuing Bank's close of business on the Business Day preceding the proposed Standby or Trade Letter of Credit issuance date that any condition thereto has not been satisfied, issue such Standby or Trade Letter of Credit by delivering the original thereof to the beneficiary and furnishing a copy thereof to the Borrower and the Administrative Agent (and the Administrative Agent shall upon request promptly furnish copies thereof to the Banks).

         (b)  Extension and Increase.  (i)  The Borrower may from time to time
              ----------------------
request the Standby and Trade LC Issuing Bank to extend the expiration date of an outstanding Standby or Trade Letter of Credit or increase the Letter of Credit Undrawn Availability thereunder. Such extension or increase shall for all purposes hereof (including Section 5.02) be treated as though the Borrower had requested issuance of a new Standby or Trade Letter of Credit pursuant to
Section 3.03(a); provided that the Standby or Trade LC Issuing Bank may, if it so elects, issue an amendment to the particular Standby or Trade Letter of Credit in question providing for such extension or increase in lieu of issuing a new Standby or Trade Letter of Credit in substitution for the outstanding Standby or Trade Letter of Credit.

         (ii) The Borrower may request the Australian LC Issuing Bank to increase the Letter of Credit Undrawn Availability of the Australian Revolving Loan Letter of Credit by the Australian Dollar Equivalent of $10,000,000 on the date of any such increase. Such increase shall for all purposes hereof (including Section 5.02) be treated as though the Borrower had requested the issuance of a new Letter of Credit. The Australian LC Issuing Bank may, if it so elects, issue an amendment to the Australian Revolving Loan Letter of Credit providing for such increase in lieu of issuing a new Australian Revolving Loan Letter of Credit in substitution for the outstanding Australian Revolving Loan Letter of Credit.

         At least three (3) Business Days prior to the date upon which the Borrower shall desire to increase the Letter of Credit Undrawn Availability of the Australian Revolving Loan Letter of Credit, the Borrower shall deliver to the Australian LC Issuing Bank at such location as the Australian LC Issuing Bank may from time to time designate, with a copy to the Administrative Agent, an application, in such form as may from time to time be approved by the Australian LC Issuing Bank, completed to the satisfaction of the Australian

LC Issuing Bank, together with such other certificates, documents and other papers and information as the Australian LC Issuing Bank may reasonably request. Upon receipt of the aforementioned application, the Australian LC Issuing Bank will process such application, and the other certificates, documents and other papers and information delivered to it in connection therewith, in accordance with its customary procedures and, unless it has been notified by the Administrative Agent by the Australian LC Issuing Bank's close of business on the Business Day preceding the proposed increase in the Letter of Credit Undrawn Availability of the Australian Revolving Loan Letter of Credit that any condition thereto has not been satisfied, increase the Letter of Credit Undrawn Availability of the Australian Revolving Loan Letter of Credit consistent with the Borrower's request by either issuing an amendment to the Australian Revolving Loan Letter of Credit providing for such increase or by issuing a new Australian Revolving Loan Letter of Credit in substitution for the outstanding Australian Revolving Loan Letter of Credit, delivering the original amendment or new Australian Revolving Loan Letter of Credit, as the case may be, to the beneficiary and furnishing a copy thereof to the Borrower and the Administrative Agent (and the Administrative Agent shall upon request promptly furnish copies thereof to the Banks).

         (c)  Limitations on Issuance and Extension.  (i)  As between the
              -------------------------------------
Borrower and the Standby and Trade LC Issuing Bank, the issuance or extension of any Standby or Trade Letter of Credit (including any deemed issuance pursuant to Section 3.10 or arising from any increase or extension of any outstanding Standby or Trade Letter of Credit pursuant to Section 3.03(b)) is within the reasonable discretion of the Standby and Trade LC Issuing Bank.

         (ii) As between the Standby and Trade LC Issuing Bank and the other Bank Parties, the Standby and Trade LC Issuing Bank shall be justified and fully protected in issuing any Standby or Trade Letter of Credit (including any deemed issuance pursuant to Section 3.10 or arising from any increase or extension of any outstanding Standby or Trade Letter of Credit pursuant to Section 3.03(b)) absent notice from the Administrative Agent as provided in Section 3.03(a), in each case notwithstanding any subsequent notices to the Standby and Trade LC Issuing Bank, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.02 to be satisfied, any other knowledge of the Standby and Trade LC Issuing Bank, or any other event, condition or circumstance whatsoever.

         (iii) As between the Administrative Agent and the Banks, the Administrative Agent shall have no obligation to direct the Standby and Trade LC Issuing Bank pursuant to Section 3.03(a) not to issue any Standby or Trade Letter of Credit unless the Administrative Agent shall have received from the Required Banks, at least two (2) Business Days before the date of such proposed issuance, an unrevoked written notice that any condition precedent set forth in
Section 5.02 will not be satisfied on such date and expressly requesting that the

Administrative Agent direct the Standby and Trade LC Issuing Bank not to issue such Standby or Trade Letter of Credit. Unless the Administrative Agent has received such notice, the Administrative Agent shall be justified and fully protected, as against the Banks, in failing to direct the Standby and Trade LC Issuing Bank not to issue such Standby or Trade Letter of Credit, notwithstanding any subsequent notices to the Administrative Agent, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 5.02 to be satisfied, any other knowledge of the Administrative Agent, or any other event, condition or circumstance whatsoever.

         (d)  Amendments.  At the request of the Borrower from time to time, and
              ----------
subject to satisfaction of such conditions as an Issuing Bank may require, such Issuing Bank may amend, modify or supplement Letters of Credit, or waive compliance with any condition of issuance or payment, without the consent of, and without liability to, the Administrative Agent or any Bank; provided that, notwithstanding the foregoing, an Issuing Bank shall not issue any Letter of Credit as to which it has received a notice from the Administrative Agent as contemplated by Section 3.03(a); and provided, further, that any amendment, modification or supplement that extends the expiration date or increases the amount available to be drawn under any outstanding Standby or Trade Letter of Credit shall be subject to Section 3.03(b).

         3.04. Letter of Credit Participating Interests.
               ----------------------------------------

         In the case of each Letter of Credit, effective as of the date of the issuance thereof (including any deemed issuance pursuant to Section 3.10 or arising from any increase or extension of any outstanding Letter of Credit pursuant to Section 3.03(b)), each Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each Bank, and each Bank automatically shall be deemed, irrevocably and unconditionally, to have purchased, acquired, accepted and assumed from each Issuing Bank, without recourse to, or representation or warranty by, any such Issuing Bank, an undivided interest in a proportion equal to such Bank's Revolving Credit Proportion, in all of such Issuing Bank's rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Reimbursement Obligations and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Bank being referred to herein as a "Letter of Credit Participating Interest"). Other than Letter of Credit Reimbursement Obligations and Letter of Credit commissions, amounts payable pursuant to Section 3.02(a) from time to time under or in connection with a Letter of Credit shall be for the sole account of the Issuing Bank issuing such Letter of Credit. On the date that any Purchasing Bank becomes a party to this Agreement in accordance with Section 10.12, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Bank from which such Purchasing Bank acquired its interest hereunder shall be proportionately reallotted between such Purchasing Bank and such transferor Bank (and, to the extent such transferor Bank is the Issuing Bank, the Purchasing Bank shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Bank to such extent). Except as contemplated by the immediately preceding sentence, neither the Letter of Credit Participating Interest of any Bank hereunder nor its obligations under this Article III may be assigned or transferred without the written consent of the Issuing Bank of the underlying Letter or Letters of Credit. Each Bank hereby expressly and unconditionally agrees that its obligation to participate in each Letter of Credit issued hereunder and its obligation to make the payments specified in Section 3.05 shall be absolute, irrevocable and unconditional, and shall not be affected by any event, condition or circumstance whatsoever. The failure of any Bank to make any such payment shall not relieve any Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

         3.05. Payments.
               --------

         (a)  Reimbursement of Issuing Banks.  The Borrower agrees (i) to
              ------------------------------
reimburse each Issuing Bank, forthwith upon its demand, by making payment to the Administrative Agent for the account of such Issuing Bank in accordance with
Section 2.10, on the date and in the amount of each payment made by such Issuing Bank under any Letter of Credit, without notice, protest or demand, all of which are expressly waived, and a cause of action therefor shall immediately accrue, and (ii) to pay to the Administrative Agent for the account of such Issuing Bank interest on any Letter of Credit Unreimbursed Draw for each day from the date of such payment until demand at a fluctuating rate per annum equal to the then current Base Rate Option applicable to Revolving Credit Loans and from the date of demand until reimbursement in full thereof (before and after judgment) at a fluctuating rate per annum equal to 2% above the then current Base Rate Option applicable to Revolving Credit Loans, in each case such interest to change automatically from time to time effective as of the effective date of each change in the Base Rate.

         (b)  Agreement of Banks.  In the event that an Issuing Bank makes a
              ------------------
payment under any Letter of Credit and is not reimbursed in full therefor forthwith upon demand of such Issuing Bank (or if any reimbursed amount is required to be returned by such Issuing Bank), such Issuing Bank shall promptly notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent's close of business at its Office on the date such notice is given, each such Bank will pay to the Administrative Agent, for the account of such Issuing Bank, in immediately available funds, an amount equal to such Bank's Pro Rata share of the respective Letter of Credit Unreimbursed Draw. If and to the extent that any Bank fails to make such payment to the Administrative Agent for the account of such Issuing Bank on such date, such Bank shall pay such amount, on demand, together with interest, for such Issuing Bank's account, for each day from and including the date of such Issuing Bank's payment to and including the date of payment to such Issuing Bank (before and after judgment) at the following rates per annum: (i) for each day from and including the date of such payment by such Issuing Bank to and including the second Business Day thereafter, at the Federal Funds Effective Rate for such day, and
(ii) for each day thereafter, at the rate applicable to Letter of Credit Unreimbursed Draws under Section 3.05(a) for such day.

         (c)  Receipt of Payment.  Whenever, at any time, after an Issuing Bank
              ------------------
has made payment under a Letter of Credit and has received from any Bank such Bank's Pro Rata share of the Letter of Credit Unreimbursed Draw with respect thereto, such Issuing Bank receives any payment or makes any application of funds on account of such Letter of Credit Unreimbursed Draw, such Issuing Bank will pay to the Administrative Agent, for the account of such Bank, such Bank's Pro Rata share of such payment or application.

         (d)  Rescission.  If any amount received by an Issuing Bank on account
              ----------
of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by such Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or such Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each Bank will, promptly upon notice from the Administrative Agent or such Issuing Bank, pay over to the Administrative Agent, for the account of such Issuing Bank, such Bank's Pro Rata share of such amount (to the extent such amount was therefore paid to such Bank hereunder), together with its Pro Rata share of any interest or penalties payable with respect thereto.

         (e)  Equalization.  If any Bank receives any payment or makes any
              ------------
application on account of its Letter of Credit Participating Interest in a Letter of Credit, such Bank shall forthwith pay over to the Issuing Bank of such Letter of Credit in Dollars and in like kind of funds received or applied by it the amount in excess of such Bank's ratable share of the amount so received or applied.

         3.06. Further Assurances.
               ------------------

         The Borrower hereby agrees from time to time to do and perform any and all acts and to execute any and all other or further instruments reasonably requested by each Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

         3.07. Obligations Absolute.
               --------------------

         The payment obligations of the Borrower under Section 3.05 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

         (a) any lack of validity or enforceability of this Agreement, any Letter of Credit, any other Related Document or any other documents, instruments or agreements evidencing or otherwise relating to any obligation of the Borrower secured or supported by any Letter of Credit;

         (b) the existence of any claim, set-off, defense or other right which the Borrower or any other person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank of such Letter of Credit or any other Bank Party, or any other person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

         (c) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect;

         (d) payment by an Issuing Bank under any Letter of Credit issued by such Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, or payment by an Issuing Bank under any Letter of Credit issued by such Issuing Bank in any other circumstances in which any condition to payment is not met, except payment resulting solely from the gross negligence or willful misconduct of any such Issuing Bank, as finally determined by a court of competent jurisdiction; or

         (e) any other event, condition, circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         3.08. Certain Provisions Relating to the Issuing Banks;
               Additional Provisions Regarding Letters of Credit.
               -------------------------------------------------

         (a)  General.  The Issuing Banks shall have no duties or
              -------
responsibilities except those expressly set forth in this Agreement and the Related Documents, and no implied duties or responsibilities on the part of any Issuing Bank shall be read into this Agreement or any Related Document or shall otherwise exist. The duties and responsibilities of the Issuing Banks to the other Bank Parties under this Agreement and the Related Documents shall be mechanical and administrative in nature, and the Issuing Banks shall not have a fiduciary relationship in respect of any Bank Party or any other person. No Issuing Bank shall be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Related Document, unless caused by its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. No Issuing Bank shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any Related Document, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other person, or (iii) the existence of any Event of Default or Potential Default. No Issuing Bank shall be under any obligation, either initially or on a continuing basis, to provide any person with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information as expressly required by this Agreement to be so furnished.

         (b)  Administration.  The Issuing Banks may rely upon any notice or
              --------------
other communication of any nature (written or oral, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Related Document) purportedly made by or on behalf of the proper party or parties, and no Issuing Bank shall have any duty to verify the identity or authority of any person giving such notice or other communication. An Issuing Bank may consult with legal counsel (including in-house counsel for any such Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and any such Issuing Bank shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. Whenever an Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any other Bank Party, such matter may be established by a certificate of the Borrower or such other Bank Party, as the case may be, and such Issuing Bank may be conclusively rely upon such certificate.

         (c)  Indemnification of Issuing Bank.  The Borrower hereby indemnifies
              -------------------------------
and holds each Issuing Bank harmless from and against any and all claims, damages, losses, liabilities, costs, expenses, actions, judgments and suits of any kind or nature whatsoever (including reasonable attorneys' fees and expenses) (collectively "Claims") that may at any time be imposed on, incurred by or asserted against such Issuing Bank in its capacity as such as a result of, or arising out of, or in any way relating to or by reason of or in connection with this Agreement or any Related Document, any transaction contemplated hereby or thereby, or any transaction secured or financed, in whole or in part, directly or indirectly, with any Letter of Credit or the proceeds thereof, except to the extent, but only to the extent, any such Claims are caused by such Issuing Bank's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Each Bank agrees to reimburse and indemnify each Issuing Bank for and against any and all Claims required to be reimbursed by the Borrower pursuant to the immediately preceding sentence but not so reimbursed.

         3.09. Cash Collateral for Letters of Credit.
               -------------------------------------

         (a)  Letter of Credit Collateral Account.  If required, the Collateral
              -----------------------------------
Agent shall maintain in its own name at its Office a deposit account (the "Letter of Credit Collateral Account"), which shall bear interest (added to the deposit balance) in accordance with the Collateral Agent's ordinary practices for deposit accounts of like size and nature, over which the Collateral Agent shall have sole dominion and control, and the Borrower shall have no right to withdraw any funds deposited therein. The Collateral Agent shall deposit into the Letter of Credit Collateral Account such funds as this Agreement or any Related Document requires to be paid therein. As security for the payment of all Obligations, the Borrower hereby grants, conveys, assigns, pledges, transfers to the Collateral Agent, and creates in the Collateral Agent's favor, a continuing Lien on and security interest in, the Letter of Credit Collateral Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. The Borrower hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid and perfected, prior to all other Liens, and the Borrower shall take or cause to be taken all such actions and execute and deliver all such instruments and documents as may be necessary or, in the Collateral Agent's reasonable judgment, desirable to perfect or protect such Lien. The Borrower shall not create or suffer to exist any Lien on any amount or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Collateral Agent granted under this Section.

         (b)  Cash Collateral for Letter of Credit Exposure in Certain
              --------------------------------------------------------
Circumstances.  To the extent that this Agreement or any Related Document
-------------
requires a payment, prepayment or other application of funds to be made with respect to the Revolving Credit Loans or Swingline Loans, such provision shall be construed as follows: after payment in full by the Borrower of the outstanding Swingline Loans, the outstanding Revolving Credit Loans, and the outstanding Letter of Credit Unreimbursed Draws, then, to the extent of the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account, an amount equal to the remainder of the amount so required to be paid by the Borrower shall immediately be paid by the Borrower to the Collateral Agent for deposit in the Letter of Credit Collateral Account. In addition, the Borrower agrees that, without limitation of the foregoing or of any other provisions of this Agreement or the Related Documents requiring collateral for the Letters of Credit or other Obligations in whole or in part, and without limitation of other rights or remedies under this Agreement or the Related Documents or at law or in equity, if all the Revolving Credit Loans become due and payable pursuant to Section
8.02 hereof, the Borrower shall immediately pay to the Collateral Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account.

         (c)  Application of Funds.  The Collateral Agent shall apply funds in
              --------------------
the Letter of Credit Collateral Account: (i) on account of Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that the Borrower fails directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable, no Letters of Credit are outstanding and the balance of the Letter of Credit Collateral Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations. If all Obligations (other than Obligations constituting contingent obligations under indemnification provisions which survive indefinitely, so long as no unsatisfied claim has been made under any such indemnification provision) have been indefeasibly paid in full in cash, all Commitments have terminated and all Letters of Credit have expired, promptly following demand by the Borrower, the Collateral Agent shall release to the Borrower all remaining funds in the Letter of Credit Collateral Account.

         (d)  Survival of Provisions.  The provisions of this Section 3.09 shall
              ----------------------
continue in full force and effect from and after the date hereof until the obligation of each Issuing Bank to issue Letters of Credit has expired or has been terminated, all Letters of Credit have expired or have been terminated and all Letter of Credit Reimbursement Obligations have been indefeasibly paid in full in cash.

         3.10. Certain Letters of Credit Outstanding as of Closing Date.
               --------------------------------------------------------

         Notwithstanding anything to the contrary set forth herein, the Borrower shall be deemed to have requested the Standby and Trade LC Issuing Bank to issue on the Closing Date, and the Standby and Trade LC Issuing Bank shall be deemed to have issued on such date, the letters of credit set forth on Schedule 3.10, without further action on the part of the Borrower or the Standby and Trade LC Issuing Bank (and, without limitation of the foregoing, the Borrower shall not be required to pay any commission pursuant to Section 3.02(a) or any issuance fee pursuant to Section 3.02(b) in connection with any such deemed issuance). From and after such deemed issuance, all such letters of credit shall be deemed to be Standby or Trade Letters of Credit issued and outstanding hereunder for all purposes hereof.

         3.11. The Swingline Subfacility.
               -------------------------

         (a)  General.  Subject to the terms and conditions of this Agreement,
              -------
and relying upon the representations and warranties herein set forth and the upon the agreements of the Banks set forth in Section 3.13 hereof, the Swingline Bank may in its discretion make loans (the "Swingline Loans") to the Borrower at any time or from time to time on or after the date hereof and to but not including the Revolving Credit Expiration Date. The Swingline Bank shall not make any Swingline Loan to the extent that the aggregate amount of Swingline Loans outstanding would exceed $10,000,000 (the "Swingline Subfacility Amount"). The Swingline Bank shall not make any Swingline Loan to the extent that the aggregate amount of Swingline Loans outstanding would exceed the Swingline Current Availability most recently notified to it, as more fully provided in
Section 3.12(a) hereof.

         (b)  Nature of Credit.  Within the limits of time and amount set forth
              ----------------
in this Section 3.11, and subject to the provisions of this Agreement, and so long as the Swingline Bank is willing in its discretion to make Swingline Loans, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

         (c)  Swingline Note.  The obligation of the Borrower to repay the
              --------------
unpaid, principal amount of the Swingline Loans made to it by the Swingline Bank and to pay interest thereon shall be evidenced in part by a promissory note of the Borrower to the Swingline Bank, dated the Closing Date (the "Swingline Note") in substantially the form attached hereto as Exhibit B, with the blanks appropriately filled, payable to the order of the Swingline Bank in a face amount equal to the Swingline Subfacility Amount.

         (d)  Maturity.  To the extent not due and payable earlier, the
              --------
Swingline Loans shall be due and payable on the Revolving Credit Expiration
Date.

         (e)  Making of Swingline Loans, etc.  The Borrower may request
              ------------------------------
Swingline Loans to be made in accordance with the provisions of Section 2.04 hereof, except that (x) the Administrative Agent need not notify other Banks of such request, and (y) Swingline Loans may be requested and made in any amount of not less than $250,000 (subject to the overall limits of amount set forth in this Section 3.11).

         (f)  Repayment of Swingline Loans, etc.  Without limitation of any
              ---------------------------------
other provision hereof, the Swingline Bank may in its discretion and with prior notice to the Borrower elect to apply to repayment of Swingline Loans any amounts on deposit from time to time in accounts maintained with it by or for the benefit of the Borrower. The Borrower may, in the alternative, prepay Swingline Loans in accordance with the provisions of Section 2.08 hereof, except that the Borrower need give notice only to the Administrative Agent and the Swingline Bank and the Administrative Agent need not notify other Banks of such request.

         3.12. Limitations on the Making of Swingline Loans.
               --------------------------------------------

         (a)  Swingline Current Availability.  The Administrative Agent shall
              ------------------------------
calculate the Swingline Current Availability each time there is a change in the aggregate outstanding principal amount of the Revolving Credit Loans, the aggregate Letter of Credit Exposure or the Revolving Credit Committed Amounts. The "Swingline Current Availability" at any time shall be equal to the lesser of

            (i) the Swingline Subfacility Amount, or

            (ii) the amount equal to (A) the sum of the Revolving Credit Committed Amounts of the Banks at such time, minus (B) the sum of the aggregate principal amount of Revolving Credit Loans and the aggregate Letter of Credit Exposure at such time.

Each time the Swingline Current Availability changes, the Administrative Agent shall promptly notify the Swingline Bank (by telephone promptly confirmed in writing) of such fact, stating the new Swingline Current Availability. From and after the second Business Day after receiving such notice from the Administrative Agent, the Swingline Bank shall not make any Swingline Loan to the extent that the aggregate principal amount of Swingline Loans would exceed the Swingline Current Availability so notified to the Swingline Bank.

         (b)  Rights of the Parties.  As between the Borrower, on the one hand,
              ---------------------
and the Swingline Bank and the other Bank Parties, on the other hand, the making of any Swingline Loan is within the discretion of the Swingline Bank. As between the Swingline Bank, on the one hand, and the other Bank Parties, on the other hand, the Swingline Bank shall not make any Swingline Loan outside the limitations of time and amount set forth in Section 3.11 hereof, and shall not make any Swingline Loan if the Swingline Bank shall have received, at least two Business Days before making such Swingline Loan, from the Required Banks an unrevoked written notice that any condition precedent set forth in Section 5.02 will not be satisfied and expressly requesting that the Swingline Bank cease to make Swingline Loans. Absent such notice, the Swingline Bank shall be justified and fully protected, as against the Administrative Agent and the Banks, in making Swingline Loans, notwithstanding any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in
Section 5.02 hereof to be satisfied, any other knowledge of the Swingline Bank, or any other event, condition or circumstance whatever.

         3.13.  Swingline Loan Participating Interests.
                --------------------------------------

         (a)  Generally.  At the discretion of the Swingline Bank at any time,
              ---------
on one Business Day's notice to each Bank, the Swingline Bank may require each other Bank to purchase, acquire, accept and assume from the Swingline Bank, without recourse to, or representation or warranty by, the Swingline Bank, an undivided interest, in a proportion equal to such Bank's Pro Rata share, in all of the Swingline Bank's rights and obligations in, to or under the outstanding Swingline Loans, together with accrued and unpaid interest thereon, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Bank being referred to herein as a "Swingline Loan Participating Interest"). On the date that any Purchasing Bank becomes a party to this Agreement in accordance with Section 10.12 hereof, Swingline Loan Participating Interests in any outstanding Swingline Loans held by the Bank from which such Purchasing Bank acquired its interest hereunder shall be proportionately reallotted between such Purchasing Bank and such transferor Bank.

         (b)  Obligations Absolute.  Notwithstanding any other provision hereof,
              --------------------
each Bank hereby agrees that its obligation to participate in each Swingline Loan issued in accordance herewith, and its obligation to make the payments specified in Section 3.05 hereof, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Bank to make any such payment shall not relieve any other Bank of its funding obligation hereunder on the date due, but no Bank shall be responsible for the failure of any other Bank to meet its funding obligations hereunder.

         (c)  Payment by Banks on Account of Swingline Loans.  If the Swingline
              ----------------------------------------------
Bank desires to sell Swingline Loan Participants Interests to the Banks, the Swingline Bank will promptly notify the Administrative Agent thereof (which notice may be by telephone), and the Administrative Agent shall forthwith notify each Bank (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Administrative Agent's close of business on the date such notice is given by the Administrative Agent, each such Bank will pay to the Administrative Agent, for the account of the Swingline Bank, in immediately available funds, an amount equal to such Bank's Pro Rata share of the outstanding principal amount of the Swingline Loans and accrued and unpaid interest thereon. If and to the extent that any Bank fails to make such payment to the Swingline Bank on such date, such Bank shall pay such amount on demand, together with interest, for the Swingline Bank's own account, for each day from and including the date of the Swingline Bank's payment to and including the date of repayment to the Swingline Bank (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Swingline Bank to and including the second Business Day thereafter, at the Federal

Funds Effective Rate for such day, and (y) for each day thereafter, at the rate applicable to the Swingline Loans for such day.

         (d)  Distributions to Participants.  If, at any time, after the
              -----------------------------
Swingline Bank has made a Swingline Loan and has received from any Bank such Bank's share of such Swingline Loan, and the Swingline Bank receives any payment or makes any application of funds on account of such Swingline Loan, the Swingline Bank will pay to the Administrative Agent, for the account of such Bank, such Bank's Pro Rata share of such payment.

         (e)  Rescission.  If any amount received by the Swingline Bank on
              ----------
account of any Swingline Loan or interest thereon shall be avoided, rescinded or otherwise returned or paid over by the Swingline Bank for any reason at any time, whether before or after the termination of this Agreement (or the Swingline Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Bank will, promptly upon notice from the Administrative Agent or the Swingline Bank, pay over to the Administrative Agent for the account of the Swingline Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

         (f)  Equalization.  If any Bank receives any payment or makes any
              ------------
application on account of its Swingline Loan Participating Interest, such Bank shall forthwith pay over to the Swingline Bank in Dollars and in like kind of funds received or applied by it the amount in excess of such Bank's ratable share of the amount so received or applied.

         3.14. Certain Provisions Relating to the Swingline Bank.
               -------------------------------------------------

         (a)  General.  The Swingline Bank shall have no duties or
              -------
responsibilities except those expressly set forth in this Agreement and the Related Documents, and no implied duties or responsibilities on the part of the Swingline Bank shall be read into this Agreement or any Related Document or shall otherwise exist. The duties and responsibilities of the Swingline Bank to the other Bank Parties under this Agreement and the Related Documents shall be mechanical and administrative in nature, and the Swingline Bank shall not have a fiduciary relationship in respect of any Bank Party or any other person. The Swingline Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any Related Document, unless caused by its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. The Swingline Bank shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any Related Document, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other person, or (iii) the existence of any Event of Default or Potential Default. The Swingline Bank shall not be under any obligation, either initially or on a continuing basis, to provide any person with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

         (b)  Administration.  The Swingline Bank may rely upon any notice or
              --------------
other communication of any nature (written or oral, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Related Document) purportedly made by or on behalf of the proper party or parties, and the Swingline Bank shall not have any duty to verify the identity or authority of any person giving such notice or other communication. The Swingline Bank may consult with legal counsel (including in-house counsel for the Swingline Bank or in-house or other counsel, for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Swingline Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Swingline Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or any Bank Party, such matter may be established by a certificate of the Borrower or such other Bank Party, as the case may be, and the Swingline Bank may conclusively rely upon such certificate.

         (c)  Indemnification of Swingline Bank.  The Borrower hereby
              ---------------------------------
indemnifies and holds the Swingline Bank harmless from and against any and all claims, damages, losses, liabilities, expenses, actions, judgments and suits of any kind or nature whatsoever (including reasonable attorneys' fees and expenses) ("Swingline Bank Claims") that may at any time be imposed on, incurred by or asserted against the Swingline Bank in its capacity as such as a result of, or arising out of, or in any way relating to or by reason of, this Agreement, any Related Document, any transaction contemplated hereby or thereby, or any transaction financed, in whole or in part, directly or indirectly, with the proceeds of any Swingline Loan, except to the extent, but only to the extent, any such Swingline Bank Claims are caused by the Swingline Bank's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Each Bank agrees to reimburse and indemnify the Swingline Bank for and against any and all Swingline Bank Claims required to be reimbursed by the Borrower pursuant to the immediately preceding sentence but not so reimbursed.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         The Borrower hereby represents and warrants to the Bank Parties that:

         4.01.  Organization and Qualification.
                ------------------------------

         The Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) each has corporate power and authority to own or lease its property and to transact the business in which it is engaged or presently proposes to engage. Except as set forth on Schedule 4.01, the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) are each duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of their respective properties or the nature of their respective activities or both makes such qualification necessary, except to the extent that any failure to be so qualified does not have or would not reasonably be expected to have, a Material Adverse Effect.
Schedule 4.01 states as of the date hereof the jurisdictions of incorporation of the Borrower, each of the Borrower's Subsidiaries, KAP and each of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) and the jurisdictions in which the Borrower, each of the Borrower's Subsidiaries, KAP and each of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) are each qualified to do business as a foreign corporation.

         4.02. Authority and Authorization.
               ---------------------------

         The Borrower has full corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is a party, to make the borrowings provided for herein and to perform its obligations hereunder and thereunder, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Each Guarantor has full corporate power and authority to execute and deliver the Related Documents to which it is a party and to perform its obligations hereunder and thereunder, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

         4.03. Execution and Binding Effect.
               ----------------------------

         This Agreement and the Related Documents to which the Borrower is a party have been duly and validly executed and delivered by the Borrower and constitute, and each other Related Document to which the Borrower hereafter may be a party, when executed and delivered by the Borrower, will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with the terms hereof and thereof, except, in each case, as may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. The Related Documents to which each Guarantor is a party have been duly and validly executed and delivered by such Guarantor and constitute, and each other Related Document to which any Guarantor hereafter may be a party, when executed and delivered by such Guarantor, will constitute, legal, valid and binding obligations of such Guarantor enforceable in accordance with the terms hereof and thereof, except, in each case, as may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         4.04. Authorizations and Filings.
               --------------------------

         Except as set forth on Schedule 4.04, as of the date hereof, no authorization, consent, approval, license, exemption, authorization or validation or other action by, and no registration, qualification, designation, declaration, recording or filing with, any Official Body by the Borrower, the Borrower's Subsidiaries, KAP or KAP's Subsidiaries (other than the Unrestricted Subsidiaries) (collectively, "Official Authorizations") is or will be necessary or advisable in connection with execution and delivery of this Agreement, the Related Documents, consummation of the Transaction or the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, enforceability or admissibility in evidence hereof or thereof. Each Official Authorization referred to on Schedule 4.04 has been duly obtained or made, as the case may be, and is in full force and effect or, if so specified on Schedule 4.04, will be either (a) obtained or made prior to, and will be in full force and effect on, the Closing Date or (b) obtained or made as promptly as practicable following the Closing Date. There is no action, suit, proceeding or investigation pending or (to the Borrower's knowledge after due inquiry) threatened which seeks or may result in the reversal, rescission, termination, modification or suspension of any such Official Authorization.

         4.05. Absence of Conflicts.
               --------------------

         Except as set forth on Schedule 4.05, neither the execution and delivery of this Agreement or the Related Documents nor consummation of the transactions herein or therein contemplated nor performance of or compliance with the terms and conditions hereof or thereof will (a) violate or conflict with any Law, (b) violate or conflict with or result in a breach of or a default under (i) the articles of incorporation or bylaws (or other comparable organizational documents) of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) or
(ii) any agreement or instrument to which the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) is a party or by which any of them or any of their respective properties may be subject or bound, the consequences of which has, or would reasonably be expected to have, a Material Adverse Effect, or to result in any liability of any Bank Party, or (c) result in the creation or imposition of any Lien upon any property of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries), except for any Lien created by or pursuant to the Security Documents.

         4.06. Financial Statements.
               --------------------

         (a) The Borrower has heretofore furnished or caused to be furnished to the Banks audited financial statements of the Borrower and its Consolidated Subsidiaries and of KAP and its Consolidated Subsidiaries (including the Unrestricted Subsidiaries) for each of the three years in the period ended December 31, 1996, and unaudited financial statements of the Borrower and its Consolidated Subsidiaries and of KAP and its Consolidated Subsidiaries (including the Unrestricted Subsidiaries) for the fiscal quarters ending March 31, 1997, June 30, 1997 and September 30, 1997, in each case including balance sheets and the related statements of income. The Borrower has also heretofore furnished or caused to be furnished to the Banks unaudited interim combined (where available, and where not, uncombined) consolidated and consolidating financial statements of the Borrower and KAP for each fiscal month and quarterly period ended subsequent to June 30, 1997 as to which such financial statements are available. Such financial statements present fairly the financial condition of Borrower and its Consolidated Subsidiaries and KAP and its Consolidated Subsidiaries (including the Unrestricted Subsidiaries) as of the end of such periods and the results of its operations for such periods, all in conformity with GAAP (or in the case of KAP and its Consolidated Subsidiaries (including the Unrestricted Subsidiaries), in conformity with Australian generally accepted accounting principals in effect at the date of this Agreement consistently applied). Except as disclosed in the financial statements referred to herein or on Schedule 4.06, as of the date hereof, both before and after giving effect to the Transaction, none of the Borrower, its Subsidiaries, KAP or its Subsidiaries has any contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments which have, or would reasonably be expected to have, a Material Adverse Effect.

         (b) The Borrower has also furnished to the Banks a pro forma consolidated balance sheet as of September 30, 1997 of the Borrower and its Consolidated Subsidiaries (including KAP and its Consolidated Subsidiaries) giving effect to the Transaction. Such pro forma balance sheet presents fairly the financial condition of the Borrower and its Consolidated Subsidiaries (including KAP and its Consolidated Subsidiaries) on a pro forma basis and were prepared in accordance with GAAP to the extent such principles can be applied on a pro forma basis.

         (c) The Borrower has also furnished to the Banks projected financial statements for the Borrower and its Consolidated Subsidiaries (including KAP and its Consolidated Subsidiaries) for each of the seven fiscal years following the Closing Date, demonstrating the projected consolidated financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries (including KAP and its Consolidated Subsidiaries) for such periods, after giving effect to the Transaction. Such projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections, assumptions and estimates were made on a reasonable basis and in good faith, and nothing has come to the attention of the Borrower which would lead either to believe that such projections will not be attained or exceeded.

         4.07. No Event of Default; Compliance with Instruments.
               ------------------------------------------------

         No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. Except as set forth on
Schedule 4.07, none of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries is in violation of (a) its articles of incorporation or bylaws (or other comparable constituent documents) or (b) any agreement or instrument to which it is a party or by which it or any of its respective properties may be subject or bound, the consequences of which has, or would reasonably be expected to have, a Material Adverse Effect.

         4.08. Litigation.
               ----------

         Except as set forth in the financial statements referred to in Section
4.06 or as set forth on Schedule 4.08, there is no pending or (to the Borrower's knowledge after due inquiry) threatened proceeding by or before any Official Body against or affecting the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (a) seeking to challenge, prevent or declare illegal any of the transactions contemplated by the Transaction, this Agreement or the Related Documents, or (b) as to which there is a reasonable probability of it being adversely decided and, if adversely decided, which would reasonably be expected to have a Material Adverse Effect.

         4.09. Subsidiaries.
               ------------

         Schedule 4.09 sets forth, upon the consummation of the Transaction, the authorized capitalization of the Borrower and each of its Subsidiaries, the number of shares of each class of capital stock of each thereof issued and outstanding and the number and percentage of outstanding shares of each such class of capital stock owned by the Borrower or any of its Subsidiaries. Upon consummation of the Transaction the outstanding shares of the Borrower and each of its Subsidiaries (other than the Unrestricted Subsidiaries) will have been duly authorized and validly issued and are fully paid and nonassessable. Upon consummation of the Transaction, the Borrower and its Subsidiaries (other than the Unrestricted Subsidiaries) each will own beneficially and of record and have good title to all the shares each is listed as owning on Schedule 4.09, free and clear of any Lien. Except as set forth on Schedule 4.09, upon consummation of the Transaction, there will be no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or other) which may in any circumstances now or hereafter obligate the Borrower or any of its Subsidiaries (other than the Unrestricted Subsidiaries) to issue any shares of its capital stock or any other securities. Upon consummation of the Transaction, the Borrower will have no Significant Subsidiaries other than KAP and none of the Unrestricted Subsidiaries (other than Koppers Hickson and its Subsidiaries, collectively) will be Significant Subsidiaries with respect to KAP.

         4.10. Pension-Related Matters.
               -----------------------

         A copy of the most recent Annual Report (5500 Series Form) including all attachments thereto filed with the Internal Revenue Service has been made available to the Banks for each Plan and fairly presents the funding status of each Plan. There has been no material deterioration in any Plan's funding status since the date of such Annual Report. Schedule 4.10 sets forth as of the date hereof a list of (a) all Australian superannuation plans to which KAP or any of its Consolidated Subsidiaries is a party and (b) all Plans and Multiemployer Plans and all available information with respect to the Borrower's or any Controlled Group Member's direct, indirect or potential withdrawal liability to any Multiemployer Plan. Except as set forth on Schedule 4.10, the Borrower has no liability in excess of $750,000 (contingent or otherwise) for, and none of Borrower's property or assets are encumbered in connection with, (a) failure to meet the minimum funding requirements under ERISA or the Code with respect to a Plan (including joint and several liability with Controlled Group Member for the minimum funding requirement and the excise tax for failure to meet such requirement, any lien for contributions with respect to a Plan which are due and unpaid by the Borrower or a Controlled Group Member, and any security posted by the Borrower to obtain a waiver of the minimum funding requirement), (b) any amendment to a Plan described in Code Section 401(a)(29) or ERISA Section 307, (c) any PBGC premiums in excess of $250,000 with respect to a Plan which are due and unpaid by the Borrower or a Controlled Group Member,
(d) the termination of a Plan or withdrawal by the Borrower or a Controlled Group Member from any Multiemployer Plan or (e) any underfunding of any Australian employee benefit plan.

         4.11. Title to Property.
               -----------------

         Schedule 4.11 sets forth a description of all real property owned by or leased to the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the

Unrestricted Subsidiaries). The Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) each has good and marketable title to all real property purported to be owned by it and good and marketable title to all other property purported to be owned by it, subject only to Permitted Liens. Except as set forth on Schedule 4.11, all such property is in good operating condition and repair, except to the extent that any failure to be in such condition and repair does not have, or would not reasonably be expected to have, a Material Adverse Effect, and the Borrower's, the Borrower's Subsidiaries', KAP's and KAP's Subsidiaries' (other than the Unrestricted Subsidiaries) use thereof conforms in all material respects to all Laws applicable thereto. Except as set forth on Schedule 4.11, the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) each has full and complete right to use and possession of all properties purported to be leased by it. Except as set forth on Schedule 4.11, the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) are each in compliance in all material respects with all leases applicable to it.

         4.12. Contracts.
               ---------

         Except as stated on Schedule 4.12, none of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) is a party to or is subject to any agreement or instrument of any kind (including agreements to repay borrowed money, guarantees, leases of real or personal property as lessor or lessee, contracts for future purchase or delivery of goods or rendering of services, powers of attorney, distribution arrangements, patent license agreements, collective bargaining agreements, employment agreements, bonus, pension or retirement plans, or vacation pay, insurance or welfare agreements) other than agreements or instruments which are terminable at will by such person without penalty or which do not have, or would not reasonably be expected to have, if lost, a Material Adverse Effect. The Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) are each and, to the Borrower's knowledge, all other parties to all agreements and instruments to which any thereof is a party are, in substantial compliance with the terms thereof, and none of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) or, to the Borrower's knowledge, any other party, is in default thereunder (and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute such a default) which default has, or would reasonably be expected to have, a Material Adverse Effect.

         4.13. Taxes.
               -----

         All tax returns required to be filed by the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower, its Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) or upon any of their respective properties, incomes, sales or franchises which are due and payable have been paid, except for any nonpayment permitted by Section 6.05. The reserves and provisions for taxes on the books of the Borrower, each of the Borrower's Subsidiaries, KAP and each of KAP's Subsidiaries for all open years and for its current fiscal period are adequate in accordance with GAAP. None of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) knows of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against), except as set forth on Schedule 4.13.

         4.14. Financial Accounting Practices.
               ------------------------------

         The Borrower, the Borrower's Subsidiaries, KAP and each of KAP's Subsidiaries each makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets, and each maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

         4.15. No Material Adverse Change.
               --------------------------

         Since September 30, 1997 there has been no material adverse change in the business, operations, condition, financial or otherwise, or prospects of the Borrower or the enterprise comprised of the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries taken as a whole or the ability of any of the foregoing to consummate the Transaction or to perform any of their respective obligations under this Agreement or the Related Documents.

         4.16. Regulation U.
               ------------

         The Borrower shall make no use of any of the credits hereunder for the purpose of buying or carrying any "margin stock," as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. None of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's

Subsidiaries owns any "margin stock" or is engaged in the business of extending credit to others for the purpose of buying or carrying any "margin stock," and no Loan or Letter of Credit nor any proceeds of any thereof will be used for any such purpose. Neither the making of any Loan or the issuance of any Letter of Credit nor any use thereof or of any of the proceeds of any thereof will violate or conflict with any of the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

         4.17. Compliance with Laws.
               --------------------

         Except as set forth on Schedule 4.17, none of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) is in violation of, or subject to any contingent liability on account of, any Law (including ERISA, the Code, any applicable occupational and health, safety or welfare Law, environmental protection Law or hazardous waste or toxic substances management, handling or disposal Law, and including (a) any restrictions, specifications or requirements pertaining to products that the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) manufactures, processes or sells or pertaining to the services any thereof performs, (b) the conduct of their respective businesses, and (c) the use, maintenance or operation of the real and personal properties owned or possessed by them), except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect.

         4.18. Patents, Licenses, Franchises.
               -----------------------------

         The Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) each owns or possesses or otherwise has the right to use all the patents, inventions, technology, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own or operate its properties or carry on its business as presently conducted or presently planned to be conducted without conflict with the rights of others. Schedule 4.18 sets forth as of the date hereof all material patents, patent applications, trademarks, service marks and applications therefor and inventions and copyrights of the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries). Except as set forth on Schedule 4.18, as of the date hereof, there are no claims of infringement or misappropriation of proprietary rights of others pending or threatened by or against the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries).

         4.19. Accurate and Complete Disclosure.
               --------------------------------

         No representation or warranty made by the Borrower or any Guarantor under (or, in the case of any such representation or warranty made prior to the date hereof, in connection with) this Agreement or the Related Documents, and no statement made by the Borrower or any Guarantor in any financial statement (furnished pursuant to Section 4.06 or otherwise), certificate, report, exhibit or document furnished by or on behalf of the Borrower or any Guarantor to the Bank Parties pursuant to (or, in the case of any statement, certificate, report, exhibit or document furnished prior to the date hereof, in connection with) this Agreement or the Related Documents is false or misleading in any material respect, including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which they were made, not misleading (as of the date hereof, in the case of any representation or warranty, statement, certificate, report, exhibit or document made or given on or prior to the date hereof, and as of the date when made, in the case of any representation or warranty, statement, certificate, report, exhibit or document made or given after the date hereof). The Borrower has disclosed to the Banks in writing every fact (other than those relating to political, social or economic events, changes or effects of general national or global scope) which has, or which so far as the Borrower can now foresee is reasonably possible in the future and which will have, or would reasonably be expected to have, a Material Adverse Effect.

         4.20. Investment Company.
               ------------------

         None of the Borrower, the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

         4.21. Public Utility Holding Company.
               ------------------------------

         None of the Borrower, the Borrower's Subsidiaries, KAP or KAP's Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.22. Proceeds.
               --------

         Schedule 4.22 sets forth the sources and uses of funds necessary to consummate the Transaction. Other than the uses of funds specified on Schedule 4.22, the Borrower will use the Loans and Letters of Credit (or the proceeds of any thereof) only as follows:

         (a) On the Closing Date, the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit will be issued to provide credit support for the Australian Credit Facilities;

         (b)  To the extent not used on the Closing Date as set forth on
     Schedule 4.22, the Term Loan A Facility Term Loans may be used for a period of up to 364 days from the date of this Agreement to repurchase Senior Notes remaining outstanding after the Closing Date, to repurchase, at a price of $17.00 per share, shares of common stock of the Borrower held by certain Management Investors for an aggregate purchase price not to exceed $15,000,000 (the "Management Stock Repurchase") and to consummate the APT Post-Transaction Repurchase; and

         (c) The Revolving Credit Loans, the Standby or Trade Letters of Credit and the Swingline Loans (and the proceeds of any thereof) as may from time to time be available shall be used only for the Borrower's working capital or general corporate purposes.

         4.23. Affiliated Entities.
               -------------------

         Schedule 4.23 sets forth as of the date hereof the name of, jurisdiction of organization of, nature of, and the nature of the Borrower's, each of its Subsidiaries, KAP, each of KAP's Subsidiaries and each Affiliated Entity's interest in and liabilities to, for the acts of, or with respect to, each Affiliated Entity.

         4.24. Regulation O.
               ------------

         No director, executive officer or principal shareholder of the Borrower is a "director," "executive officer" or "principal shareholder," as such terms are used in Regulation O of the Board of Governors of the Federal Reserve System, as amended from time to time, of any Bank.

         4.25. Burdensome Obligations.
               ----------------------

         Except as set forth on Schedule 4.25, none of the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries (other than the Unrestricted Subsidiaries) nor any of their respective properties is subject to or bound by any Law or, to the Borrower's knowledge after due inquiry, any pending or threatened change of Law, or subject to any restriction under its respective articles of incorporation or bylaws (or other comparable constituent documents) or under any agreement or instrument to which it is a party or by which it or any of its respective properties may be subject or bound, which is so unusual and burdensome as to have, or to be reasonably likely in the foreseeable future to have, a Material Adverse Effect.

         4.26. Insurance.
               ---------

         The Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) each maintains with financially sound and reputable insurers insurance with respect to its respective properties and businesses and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated and otherwise in accordance with the terms of the Security Documents. Schedule 4.26 sets forth a list of all insurance currently maintained by the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries).

         4.27. Delivery of the Senior Note Documents and Senior
               Subordinated Note Documents.
               ----------------------------

         The Borrower has provided or caused to be provided, in each case, to the Banks true, correct and complete copies of the Senior Note Documents and the Senior Subordinated Note Documents in the form executed or contemplated for execution, as the case may be (including all exhibits, schedules and disclosure letters, if any, delivered pursuant thereto), and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. The Senior Subordinated Note Purchase Agreement has been duly executed and delivered by the Borrower and is in full force and effect. The representations and warranties of the Borrower contained in the Senior Subordinated Note Purchase Agreement are true and correct in all material respects on the date hereof as if made on and as of the date hereof, and each Bank shall be entitled to rely on such representations and warranties with the same force and effect as if they were set forth in this Agreement in full and made to each Bank directly.

         4.28.  Security Documents.
                ------------------

         (a) The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Bank Parties, a legal, valid and enforceable security interest in all right, title and interest of the Borrower and the Guarantors in and to the Collateral described therein. The Security Documents constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in and to such Collateral, subject only to Permitted Liens.

         (b) Each Mortgage and each Australian Mortgage is effective to grant to the Collateral Agent, for the benefit of the Bank Parties, a legal, valid and enforceable mortgage lien on and security interest in all right, title and interest of the mortgagor thereunder in and to the Mortgaged Property or the Australian Mortgaged Property, as the case may be, described therein. When each Mortgage and each Australian Mortgage is duly recorded in the offices in the jurisdictions listed on Schedule 4.28, and the recording fees and taxes (including any necessary stamp duty) in respect thereof are paid and compliance is otherwise had with the formal requirements of local law generally applicable to the recording of real estate mortgages, each Mortgage and each Australian Mortgage will constitute a fully perfected Lien on such Mortgaged Property or Australian Mortgaged Property, as the case may be, subject only to Permitted Liens; and each Mortgage and each Australian Mortgage also creates a legal, valid, enforceable and perfected first Lien on all right, title and interest of the Borrower or the Guarantors, as the case may be, in and to all personal property which is the subject of such Mortgage or Australian Mortgage subject only to Permitted Liens.

         4.29. Solvency.
               --------

         On the Closing Date, both before and after giving effect to the incurrence of all Indebtedness incurred by the Borrower and each Guarantor on such date, (a) the sum of the respective debts and liabilities (including contingent liabilities) of the Borrower and each Guarantor will not be greater than all the respective assets of the Borrower and each such Guarantor at a fair valuation, (b) the then present fair salable value of the respective assets of the Borrower and each Guarantor will not be less than the amount required to pay the respective probable liabilities of the Borrower and each such Guarantor on their debts as they become absolute and matured, (c) the Borrower and each Guarantor will not have incurred, and do not believe that they will incur, debts or liabilities (including contingent liabilities) beyond the Borrower's or each such Guarantor's ability to pay as such debts and liabilities mature, (d) the Borrower and each Guarantor will not have been engaged in a business or a transaction for which the Borrower's or each such Guarantor's property constitutes or would constitute unreasonably small capital (as such term is used in any Law referred to in the following clause (e)), and (e) the Borrower and each Guarantor were not and are not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances render any transfer, conveyance, obligation or act made, incurred or performed by them avoidable or fraudulent pursuant to, any Law that may be applicable to any such person pertaining to bankruptcy, insolvency or creditors' rights (including Title 11 (Bankruptcy) of the United States Code, as amended, the Uniform Fraudulent Conveyance Act or Uniform Fraudulent Transfer Act or other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

         4.30. Hazardous Materials.
               -------------------

         The Borrower and KAP, to the Borrower's knowledge, and except as otherwise disclosed on Schedule 4.30, have substantially complied with, are currently in substantial compliance with, have not been charged with, have not received any notice of, and are not under investigation for, the failure to substantially comply with any and all Laws relating to human health, safety or welfare or environmental protection matters and, specifically, those relating to Hazardous Substances. Except as otherwise disclosed on Schedule 4.30, none of the Mortgaged Property, or any portion thereof, is presently listed or proposed for listing on the National Priorities List, on the Comprehensive Environmental Response, Compensation and Liability Information System List, or on any similar state list of sites requiring investigation or cleanup.

         4.31. Acquisition Agreement and Acquisition
               Agreement Guarantee.
               --------------------

         The environmental indemnification provisions of the Acquisition Agreement (including Article IX thereof) and the Acquisition Agreement Guarantee are legal, valid and binding obligations of Beazer East and Beazer Limited, respectively, enforceable in accordance with the terms thereof, except, in each case, as such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         4.32. Existing Indebtedness.
               ---------------------

         Except as set forth on Schedule 4.32, none of the Borrower, any Subsidiary of the Borrower, KAP or any Subsidiary of KAP have any outstanding Indebtedness for Borrowed Money (each such item specified on Schedule 4.32 being referred to as "Existing Indebtedness"). Upon consummation of the Transaction, neither the Borrower nor any Subsidiary of the Borrower (other than the Unrestricted Subsidiaries) will have any outstanding Indebtedness which is not Permitted Indebtedness.

         4.33. Employment Agreements.
               ---------------------

         Except as set forth on Schedule 4.33, upon consummation of the Transaction, neither the Borrower nor KAP will be a party to any employment agreement with any officer, in the case of the Borrower, or director, in the case of KAP thereof.

         4.34. Guarantors.
               ----------

         Except as set forth on Schedule 4.34, upon consummation of the Transaction, no Subsidiary of the Borrower (x) will be a Significant Subsidiary or (y) other than KHC Assurance, Inc. will have any liability pursuant to any Guaranty Equivalent (other than the Guarantees). The Borrower will cause each Subsidiary of the Borrower listed on Schedule

4.34 (other than an Unrestricted Subsidiary and KHC Assurance, Inc.) to execute and deliver on the Closing Date a Subsidiary Guarantee, in the case of Subsidiaries of the Borrower incorporated in a State of the United States of America, or an Australian Subsidiary Guarantee, in the case of Subsidiaries of the Borrower incorporated in a State of Australia.


         4.35. Transaction Documents.
               ---------------------

         The Borrower has provided or caused to be provided, or by the Closing Date shall have been provided or caused to be provided, to the Banks true, correct and complete copies of the Transaction Documents (in each case including all exhibits, schedules and disclosure letters, if any, delivered pursuant thereto), and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. The Transaction Documents have not been, and by the Closing Date shall not have been, amended, modified or supplemented, nor have, nor shall have, any of the provisions thereof been waived, except in accordance with this Agreement. Each Transaction Document has been duly executed and delivered by the Borrower or KAP, to the extent it is a party thereto, and is in full force and effect. The representations and warranties of the Borrower, KAP, any of their respective Subsidiaries and, to the knowledge of the Borrower, each other party thereto contained in each of the Transaction Documents are true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and, to the extent made by the Borrower, KAP, or any of their respective Subsidiaries, each Bank shall be entitled to rely on such representations and warranties with the same force and effect as if they were set forth in this Agreement in full and made to each Bank directly. The provisions of each of the Transaction Documents, including, without limitation, all representations, warranties and covenants of the parties thereto other than the Borrower and KAP, are and shall be legal, valid and binding obligations of such other parties, enforceable in accordance with the terms thereof.

         4.36. Senior Subordinated Notes.
               -------------------------

         (a) The offering and sale of the Senior Subordinated Notes has and will be made in accordance with the applicable terms of the Securities Act of 1933, applicable state securities laws and other applicable Laws. Each offering memorandum used in connection with the offering and sale of the Senior Subordinated Notes does not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (b) All of the Obligations constitute and will constitute "Senior Debt" and "Designated Senior Debt" within the meaning of such term in the Senior Subordinated Note Indenture. The subordination provisions of the Senior Subordinated Note Indenture are enforceable against the Borrower, each Guarantor and the holders from time to time of the Senior Subordinated Notes.


                                  ARTICLE V.

                              CONDITIONS PRECEDENT
                              --------------------

         5.01. Conditions to Initial Extensions of Credit.
               ------------------------------------------

         The effectiveness of this Agreement and the agreement of each Bank to make its initial Loan or Loans, and of each Issuing Bank to issue any Letter of Credit, on the Closing Date is subject to the satisfaction, on and as of the Closing Date, of the following conditions precedent:

            (i) The Administrative Agent shall have received for each Bank a counterpart of this Agreement, a Term Loan A Note, Term Loan B Note and Revolving Credit Note for each Bank (unless such Bank shall not have a Committed Amount with respect the Obligations evidenced by any such Note), and the Swingline Note for the Swingline Bank, in each case, duly executed by the Borrower and conforming to the requirements hereof.

            (ii) The Administrative Agent shall have received, in form and substance satisfactory to the Agents, with a counterpart or copy for each Bank Party, (y) each of the Security Documents, duly executed by each respective Credit Party which is a party thereto, and (z) such other documents and instruments as may be necessary or appropriate to perfect the Lien thereof in the Collateral covered thereby, duly executed, to the extent necessary, by the appropriate Credit Party.

            (iii) All fees and other compensation required to be paid on or prior to the Closing Date to any of the Bank Parties pursuant hereto or to the Commitment Letters shall have been paid or received.

            (iv) The Administrative Agent shall have received, with a counterpart for each Bank, a certificate or certificates of the Secretary or an Assistant Secretary of the Borrower, dated the Closing Date, as to
     (w) true copies of the Stockholders' Agreement as in effect on such date,
     (x) true copies of the articles of incorporation and bylaws (or other comparable constituent documents) of the Borrower and each

     Guarantor as in effect on such date (which, in the case of the articles of incorporation (or other comparable constituent document), shall be certified to be true, correct and complete by the appropriate Official Body, where available, not more than thirty (30) days before the Closing
     Date), (y) true copies of all corporate action taken by the Borrower and each Guarantor relative to this Agreement and the Related Documents including certified copies of extract minutes of the board of directors of each Australian Subsidiary Guarantor authorizing the signing and delivery of and observance of obligations under the Security Documents to which it is a party, appointing authorized officers, in the case of the Borrower, or directors, in the case of KAP, and which acknowledge that those documents will benefit that Australian Subsidiary Guarantor, and (z) the incumbency and signatures of the respective officers of the Borrower and each Guarantor executing this Agreement and/or any Related Documents to which the Borrower or any such Guarantor is a party, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Administrative Agent shall have received, with a copy for each Bank, certificates from the appropriate Official Bodies, dated not more than thirty (30) days before the Closing Date, showing the authority and good standing of the Borrower and each Guarantor in each jurisdiction where the conduct of their respective businesses requires such qualification.

            (v) The Administrative Agent shall have received, with copies or executed counterparts for each Bank, true and correct copies (in each case certified as to authenticity on the Closing Date) of all Official Authorizations, if any, referred to on Schedule 4.04 and not previously delivered to the Administrative Agent, and all such Official Authorizations shall be satisfactory in form and substance to the Administrative Agent and shall be in full force and effect.

            (vi) The Administrative Agent shall have received, with copies or executed counterparts for each Bank, true and correct copies of each consent, waiver, amendment or agreement, if any, which has been obtained by or on behalf of the Borrower or any of its Subsidiaries in respect of any matter which, absent such consent, waiver, amendment or agreement, would be within the scope of clause (b)(ii) of Section 4.05, and such items shall be satisfactory in form and substance to the Administrative Agent and shall be in full force and effect.

            (vii) The Administrative Agent shall have received, with a copy for each Bank, copies of the pro forma balance sheets and projections referred to in Sections 4.06(b) and (c), each certified by the Chief Financial Officer of the Borrower, and all of which shall be satisfactory in form and substance to the Administrative Agent.

            (viii) No suit, action, investigation, inquiry or other proceeding (including the enactment or promulgation of any statute or rule) by or before any arbitrator or any Official Body shall be pending, and no preliminary or permanent injunction or order by any state or federal court shall have been entered, (i) in connection with the Transaction, this Agreement or the Related Documents, or any of the transactions contemplated hereby or thereby, or (ii) which, in any such case, has, or would reasonably be expected to have, a Material Adverse Effect.

            (ix) No event shall have occurred which, in the judgment of the Required Banks, constitutes a material adverse change in the business, operations, condition, financial or otherwise, or prospects of the Borrower, KAP or the enterprise comprised of the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries taken as a whole since September 30, 1997. No facts or circumstances shall have been discovered by the Banks which would be materially inconsistent with the assumptions underlying the projections or with the other information furnished to the Administrative Agent by the Borrower. No transaction (other than the Transaction) entered into by the Borrower, any of the Borrower's Subsidiaries, KAP or any of KAP's Subsidiaries, whether or not in the ordinary course of business, shall, in the reasonable judgment of the Administrative Agent, be materially adverse to the Borrower, the Borrower's Subsidiaries, KAP and KAP's Subsidiaries, taken as a whole.

            (x) The Administrative Agent shall have received a certificate from Johnson & Higgins Intermediaries, Inc., with a copy for each Bank, dated as of a recent date, and other evidence satisfactory to it, that the insurance policies required by this Agreement and the Security Documents have been obtained.

            (xi) Any documents or instruments (including financing statements) required to be filed under or in connection with any of the Security Documents in order to create, in favor of the Collateral Agent, a perfected first Lien on the Collateral described therein with respect to which a mortgage, charge or security interest may be perfected by recording or filing shall have been executed and delivered to the Collateral Agent or its legal advisors (including, without limitation, in respect of the charges comprised in the Australian Mortgages, duly signed and completed ASC Forms 309, signed but undated ASC Forms 350 and signed authorities to complete ASC Forms 350) and, if requested by the Collateral Agent, properly recorded or filed in each office in each jurisdiction listed on Schedule 4.28; and such recordings or filings shall be the only ones required in order to create in favor of the Collateral Agent, for the benefit of the Bank Parties, a perfected first Lien on the Collateral described therein in each of the jurisdictions listed on Schedule 4.28. The Collateral Agent shall have received (or promptly after the Closing Date shall receive) evidence satisfactory to it in its reasonable discretion of each such filing, registration or recording and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto. There shall have been delivered to the Collateral Agent all such other documents and instruments (including certificates of title) necessary or appropriate to create in favor of the Collateral Agent, for the benefit of the Bank Parties, a perfected first Lien on the Collateral.

            (xii) To the extent requested by the Collateral Agent, the Collateral Agent shall have received in respect of each parcel covered by each Mortgage a title insurance policy (or policies) dated the Closing Date. Each such policy shall (i) be in an amount satisfactory to the Collateral Agent; (ii) be issued at ordinary rates; (iii) ensure that the Mortgage insured thereby creates a valid first Lien on such parcel or estate of the Borrower or applicable Guarantor, as the case may be, therein free and clear of all defects and encumbrances, except such as may be approved by the Collateral Agent; (iv) name the Collateral Agent for the benefit of the Bank Parties as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1970 (or other form acceptable to the Collateral Agent); (vi) contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request; and (vii) be issued by a title insurance company satisfactory to the Collateral Agent.

            (xiii) The Collateral Agent shall have received a copy of such of the recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in subsection 5.01(xii) as the Collateral Agent may request and a copy of all other documents requested by the Collateral Agent affecting any part of the Mortgaged Property (and not previously delivered to the Collateral Agent).

            (xiv) The Collateral Agent shall have received the results satisfactory to the Agents of a recent search by a person satisfactory to it of the Uniform Commercial Code, Australian Securities Commission or other filing with Official Bodies, if any, which may have been filed with respect to personal property of the Borrower and each Guarantor in each of the locations set forth on Schedule 4.28.

            (xv) The Administrative Agent shall have received, with an executed counterpart for each Bank, opinions, dated the Closing Date, of counsel to the Borrower and KAP, substantially in the form of Exhibits G-1 and G-2.

            (xvi) The Administrative Agent shall have received, with an executed counterpart for each Bank, an opinion of each local counsel listed on Schedule 5.01(xvi), in the form of Exhibit G-3 or Exhibit G-4, as appropriate, to reflect the laws of the respective jurisdictions as to validity, binding effect and enforceability of the Related Documents, creation and perfection of Liens and other matters, and such other matters incident to the transactions contemplated hereby or by the Related Documents as the Administrative Agent may reasonably request.

            (xvii) There shall be no substantial impairment of the financial markets generally, or any change in national or international financial, political or economic conditions which, in the opinion of the Agents, would reasonably be expected to materially and adversely affect the transactions contemplated by this Agreement or the Related Documents.

            (xviii) The conditions set forth in subsections (a) through (d), inclusive, of Section 5.02 shall have been satisfied.

            (xix) The Agents shall have received, with copies or executed counterparts for each Bank, a certificate from the Chief Financial Officer of the Borrower and an opinion of Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. in form and substance reasonably satisfactory to the Agents with respect to the solvency of each of the Borrower and KAP immediately after the consummation of the Transaction.

            (xx) The terms, conditions and structure of the Transaction (and the documentation therefor) shall be in form and substance satisfactory to the Agents.

            (xxi) The Borrower shall have received aggregate gross proceeds (i.e., before payment of expenses, underwriting fees, discounts and the
     ----
     like) of at least $175 million from the sale of Senior Subordinated Notes pursuant to agreements, including interest rate, tenor, terms and conditions thereunder, in form and substance reasonably satisfactory to the Agents.

            (xxii) Each transaction which is a component of the Transaction (other than the making of the initial Loans and the issuance of the Australian Term Loan Letter of Credit and the Australian Revolving Loan Letter of Credit) shall have been consummated in all material respects in accordance with the terms hereof and the terms of documentation therefor (without the waiver of any material condition unless consented to by the Agents) in form and substance reasonably satisfactory to the Agents.

            (xxiii) All obligations of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) with respect to Existing Indebtedness (other than Permitted Indebtedness described in clauses (c), (d), (g) and
     (h) of Section 7.03) shall be repaid in full (or provisions made therefor satisfactory to the Agents) and all lending commitments thereunder terminated to the reasonable satisfaction of the Agents with all security interests in favor of existing lenders being unconditionally released, and evidence of the foregoing reasonably satisfactory to the Agents shall have been provided in writing. The Agents may, in their sole and exclusive discretion, accept from the lenders of Existing Indebtedness written confirmation that all obligations of the Borrower and its Subsidiaries under any such Existing Indebtedness have been satisfied and that all lending commitments thereunder have been terminated and that all security interests in favor of existing lenders will be promptly and unconditionally released.

            (xxiv) The Borrower shall have received the required consents from the holders of the Senior Notes necessary to cause the trustee under the Senior Note Indenture to enter into an amendment to the Senior Note Indenture in form and substance reasonably satisfactory to the Agents, and the Borrower shall have accepted for payment all Senior Notes tendered by the holders thereof in the tender offer related to the aforementioned consents.

            (xxv) The Agents shall have been provided with copies of, and shall be reasonably satisfied with, the employment agreements of officers of the Borrower and KAP set forth on Schedule 4.33.

            (xxvi) The Agents shall be satisfied with the proposed and actual capitalization and corporate and organizational structure of the Borrower and its Subsidiaries (after giving effect to the Transaction), including as to direct and indirect ownership and as to the terms of the indebtedness and capital stock of the Borrower and its Subsidiaries. Immediately after giving effect to the Transaction, the Borrower and its Subsidiaries (other than the Unrestricted Subsidiaries) shall have no outstanding Indebtedness other than Permitted Indebtedness.

            (xxvii) All material documentation and agreements related to the Transaction or which, in the judgment of the Agents, affect the extension of credit under this Agreement in any material respect shall be in form and substance reasonably satisfactory to the Agents; and all material conditions precedent under all documentation relating to the consummation of the Transaction shall have been satisfied.

            (xxviii) The Agents shall be reasonably satisfied as to the amount and nature of all tax, ERISA, employee retirement benefit and other contingent liabilities to which the Borrower, its Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) may be subject, and the plans of the Borrower, its Subsidiaries, KAP and KAP's Subsidiaries (other than the Unrestricted Subsidiaries) with respect thereto.

            (xxix) The Banks shall have received reasonably satisfactory pro forma balance sheets of the Borrower and its Subsidiaries after giving effect to the Transaction and the financings contemplated hereby. The Banks shall have received projected cash flows and income statements for the period of seven years following the Closing Date, which projections shall be based upon reasonable assumptions made in good faith and reasonably satisfactory to the Banks. The Banks shall have received unaudited interim combined (where available, and where not, uncombined) consolidated and consolidating financial statements of the Borrower and its Subsidiaries and KAP and its Subsidiaries for each fiscal month and quarterly period ended subsequent to June 30, 1997 as to which such financial statements are available. If as of the Closing Date any such financial statements or projections are required to be updated in order to remain accurate, such updated financial statements or projections shall not, in the reasonable judgment of the Banks, reflect any material adverse change as compared with the financial statements or projections previously furnished to the Banks.

            (xxx) The Agents shall be satisfied that Beazer East and Beazer Limited are continuing to satisfy their respective obligations under the Acquisition Agreement and the Acquisition Agreement Guarantee.

            (xxxi) The Collateral Agent or its legal advisors have received the original power of attorney for each Australian Subsidiary Guarantor under which a person signs and delivers the Security Documents to which it is a party and, if required by the Collateral Agent, evidence of its stamping and registration.

            (xxxii) The Collateral Agent or its legal advisors have received (in form and substance satisfactory to the Collateral Agent and its legal advisors) a duly signed certificate under section 2.06(b) of the Australian Corporations Law issued by each Australian Subsidiary Guarantor in relation to financial assistance given in relation to the acquisition of shares in KAP.

            (xxxiii) The Collateral Agent or its legal advisors shall have received (in form and substance satisfactory to the Collateral Agent and its legal advisors) (i) a statutory declaration from a director of each Australian Subsidiary Guarantor stating that the entering into of the Related Documents to which it is a party (and the performance of obligations under them) does not contravene Part 3.2A of the Corporations Law and the Australian Subsidiary Guarantor is not insolvent and will not become insolvent as a result of the entering into of those documents; (ii) share certificates for all the issued share capital of each Australian Subsidiary Guarantor together with undated share transfer forms relating to those shares duly executed by the relevant shareholder in each of those companies as transferor; (iii) certified copies of extract minutes of an extraordinary general meeting of shareholders of each Australian Subsidiary Guarantor which evidence the unanimous resolutions of those shareholders authorizing the signing and delivery of and observance of obligations under the Related Documents to which it is a party; and (iv) either evidence that the Security Documents have been stamped or the amount of money which, in the reasonable opinion of the Collateral Agent, is required for payment of stamp duty on each of the Security Documents.

            (xxxiv) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the Related Documents shall be satisfactory in form and substance to each Agent in its sole discretion including, but not limited to, the documents listed in Schedule 5.01(xxxiv).

          5.02.  Conditions to All Extensions of Credit.
                 --------------------------------------

          The agreement of each Bank Party to make any Loan or issue any Letter of Credit on any date (including the Closing Date) is subject to the satisfaction of the following conditions precedent as of the date such Loan is made or Letter of Credit is issued (or deemed to be issued):

          (a)  Notice.  In the case of any Loan, appropriate Standard Notice
               ------
shall have been given by the Borrower before such date as provided in Section 2.04.

          (b)  Representations and Warranties.  Each of the representations and
               ------------------------------
warranties made by the Borrower and each Guarantor in or pursuant to this Agreement or the Related Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (in the case of the Loans to be made or Letters of Credit to be issued on the Closing Date, after giving effect to the Transaction).

          (c)  No Default.  No Event of Default or Potential Default shall have
               ----------
occurred and be continuing on such date or after giving effect to the Loan to be made or Letter of Credit to be issued on such date (in the case of the Loans to be made or Letters of Credit to be issued on the Closing Date, after giving effect to the Transaction).

          (d)  No Violations of Law.  Neither the making nor use of any Loan or
               --------------------
Letter of Credit (or the proceeds of any thereof) shall cause any Bank Party to be in violation of any Law.

          Each Request by the Borrower that a Loan be made or Letter of Credit be issued shall constitute a representation and warranty by the Borrower as of the date of such request that the conditions contained in this subsection 5.02 have been satisfied. Failure of the Administrative Agent, an Issuing Bank or the Swingline Bank, as the case may be, to receive notice from the Borrower to the contrary before such Loan is made or Letter of Credit is issued shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 5.02 have been satisfied as of the date such Loan is made or such Letter of Credit is issued.

          5.03.  Additional Conditions to Issuances of Letters of Credit.
                 -------------------------------------------------------

          The agreement of the Standby and Trade LC Issuing Bank to issue any Letter of Credit is also subject to satisfaction of the conditions precedent set forth in Sections 3.01 and 3.03.

                                  ARTICLE VI.

                             AFFIRMATIVE COVENANTS
                             ---------------------

          The Borrower covenants to the Banks as follows:

          6.01.  Reporting and Information Requirements.
                 --------------------------------------

          (a)  Annual Audit Reports.  As soon as practicable, and in any event
               --------------------
within 90 days after the close of each fiscal year, the Borrower shall furnish to the Administrative Agent, with a copy for each Bank, consolidated and consolidating statements of income, retained earnings and changes in financial position and cash flow statements of the Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) for such fiscal year and a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such consolidated statements and balance sheet to be certified by independent certified public accountants of recognized national standing selected by the Borrower and satisfactory to the Banks. The certificate or report of such accountants shall be free of exceptions or qualifications not acceptable to the Banks (and in any event shall be free of any exception, qualification or explanation relating to ability to continue as a going concern, limited scope of examination or independence), a copy of such certificate or report shall be addressed to the Banks and signed by such independent public accountants, and such certificate or report shall in any event contain a written statement of such accountants substantially to the effect that (i) such accountants examined such consolidated statements and balance sheet in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances, and (ii) in the opinion of such accountants such consolidated statements and balance sheet present fairly the financial position of the Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) as of the end of such fiscal year and the results of their operations and the changes in their financial position for such fiscal year, in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur). Simultaneously, with the delivery to the Administrative Agent of the financial statements required by this Section 6.01(a), the Borrower shall also furnish to the Administrative Agent, with a copy for each Bank, the certificate required pursuant to Section 2.06(b).

          (b)  Quarterly Reports.  As soon as practicable, and in any event
               -----------------
within forty-five (45) days after the close of each fiscal quarter of each fiscal year, the Borrower shall furnish to the Administrative Agent, with a copy for each Bank, unaudited consolidated and consolidating statements of income (or Managing Directors' Reports), retained earnings and changes in financial position and cash flow statements for the Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same period or as of the same date during the preceding fiscal year (except for the consolidated balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end), and certified by the President, Treasurer or Chief Financial Officer of the Borrower as presenting fairly the financial position of the Borrower and its Consolidated Subsidiaries (including Unrestricted Subsidiaries) as of the end of such fiscal quarter and the results of their operations and the changes in their financial position for such fiscal quarter, in conformity with GAAP (other than with respect to any Managing Directors' Reports) applied in a manner consistent with that of the most recent audited financial statements furnished to the Banks, subject to normal and recurring year-end audit adjustments. Simultaneously with the delivery to the Administrative Agent of the financial statements required by this Section 6.01(b), the Borrower shall also furnish to the Administrative Agent, with a copy for each Bank, (i) such information concerning environmental matters as the Administrative Agent or the Banks may reasonably request, such information to be in form and scope satisfactory to the Administrative Agent or the Banks, as the case may be, and (ii) the certificate required pursuant to
Section 2.06(b).

          (c)  Management Reports.  Commencing January 1998, promptly after the
               ------------------
close of each month, each fiscal quarter and each fiscal year, and in any event within thirty (30) days after the close of any such month, forty-five (45) days after the close of any such fiscal quarter and 90 days after the close of any such fiscal year, the Borrower shall deliver to the Administrative Agent, with a copy for each Bank, a management report, in form and scope satisfactory to the Banks, which report shall contain, with respect to monthly reports, without limitation, a consolidated statement of revenues and earnings of the Borrower and its Consolidated Subsidiaries for such month and, in each case, comparison of such amounts to projections for such period and, if deviations from such projections are material, an explanation therefor.

          (d)  Compliance Certificates.  Concurrently with the delivery of each
               -----------------------
set of financial statements referred to in Sections 6.01(a) and (b), the Borrower shall deliver to the Administrative Agent, with a copy for each Bank, a certificate, dated as of the end of the applicable fiscal year or quarter, as the case may be, signed by the President, Treasurer or Chief Financial Officer of the Borrower, (i) stating that as of the date thereof no Event of Default or Potential Default has occurred and is continuing or exists, or, if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Borrower, (ii) stating in reasonable detail the information and calculations necessary to establish compliance with the provisions of Sections 7.01, 7.05(f), 7.05(g), 7.06(d), 7.10(c), 7.10(d), 7.10(e) and 7.14, and (iii) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination made by or under the supervision of the signer sufficient to assure that such certificate is accurate.

          (e)  Accountants' Certificate.  Each set of consolidated statements
               ------------------------
and balance sheet delivered pursuant to Section 6.01(a) shall be accompanied by
(i) a certificate or report, dated the date of such statements and balance sheet, by the accountants who certified such statements and balance sheet, stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statements and balance sheet they did not become aware of any Event of Default or Potential Default, or, if they did become so aware, such certificate or report shall state the nature and period of existence thereof, and (ii) a certificate or report, dated as of the date of such financial statements, by such accountants, stating in reasonable detail the information and calculations necessary to establish compliance with Sections 7.01, 7.05(f), 7.05(g), 7.06(d), 7.10(c), 7.10(d),
7.10(e) and 7.14 as of the end of such fiscal year.

          (f)  Forecast and Analysis.  As soon as practicable, and in any event
               ---------------------
within thirty (30) days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Administrative Agent, with a copy for each Bank, a business plan for the Borrower and its Subsidiaries for the following year, which business plan shall be in form and scope satisfactory to the Banks and (without limitation) shall include projections of revenues and expenses (capital or otherwise) of the Borrower and its Subsidiaries for such following year (including for potential environmental obligations or liabilities (remedial, compliance or other)). Such plan shall also include information (in form and detail satisfactory to the Banks) concerning the anticipated scope of the Borrower's and its Subsidiaries' potential environmental obligations or liabilities for such year, the risks associated therewith, the Borrower's and its Subsidiaries' potential indemnification claims with respect thereto and similar matters.

          (g)  Other Reports and Information.  Promptly upon their becoming
               -----------------------------
available, the Borrower shall deliver to the Administrative Agent, with a copy for each Bank, a copy of (i) all regular or special reports or effective registration statements which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower or any of its Subsidiaries to its stockholders, bondholders or the financial community in general, and (iii) any reports submitted to the Borrower or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit of the Borrower or any of its Subsidiaries.

          (h)  Further Information.  The Borrower shall promptly furnish to the
               -------------------
Administrative Agent, with a copy for each Bank, such other information and in such form as the Administrative Agent or any Bank may reasonably request.

          (i)  Notice of Event of Default.  Promptly upon becoming aware of any
               --------------------------
Event of Default or Potential Default, and, in any event, within five (5) Business Days of so becoming aware, the Borrower shall give the Administrative Agent notice thereof, together with a written statement of the President, Treasurer or Chief Financial Officer of the Borrower setting forth the details thereof and within ten (10) Business Days thereafter, notice of any action with respect thereto taken or contemplated to be taken by the Borrower. The Borrower shall be deemed to have become aware of an event described in this Section 6.01(i) at such time as its President, Treasurer or Chief Financial Officer shall, or, in the exercise of reasonable diligence, should, have become aware thereof.

          (j)  Notice of Material Adverse Change.  Promptly upon becoming aware
               ---------------------------------
thereof, and in any event within five (5) Business Days of so becoming aware, the Borrower shall give the Administrative Agent notice of any event or circumstance which has, or would reasonably be expected to have, a Material Adverse Effect. The Borrower shall be deemed to have become aware of an event or circumstance of the type described in this Section 6.01(j) at such time as its President, Treasurer or Chief Financial Officer shall, or, in the exercise of reasonable diligence, should, have become aware thereof.

          (k)  Notice of Material Proceedings.  Promptly upon becoming aware
               ------------------------------
thereof and, in any event, within five (5) Business Days of so becoming aware, the Borrower shall give the Administrative Agent notice of the commencement, existence or threat of any proceeding by or before any Official Body against or affecting the Borrower or any of its Subsidiaries which is reasonably possible to be adversely decided, and which, if adversely decided, would have, or would reasonably be expected to have, a Material Adverse Effect. Promptly upon commencing, or becoming aware of the commencement of, any arbitration proceeding under Article XI of the Acquisition Agreement, the Borrower shall give the Administrative Agent notice thereof if the amount in controversy therein, singly or in the aggregate with all other amounts then in controversy in all similar proceedings, shall exceed $1,000,000.

          (l)  Notice of Pension-Related Events.  In the event that the
               --------------------------------
Borrower, any Controlled Group Member or any administrator of a Plan:

            (i) receives the notification referred to in subsection (i), (iv) or
     (vii) of Section 8.01(g);

            (ii) has knowledge of (A) the occurrence of a Reportable Event with respect to a Plan; (B) any event which has occurred or any action which has been taken to amend or terminate a Plan as referred to in subsection (ii) or (vi) of Section 8.01g); (C) any event which has occurred or any action which has been taken which could result in complete withdrawal, partial withdrawal or secondary liability for withdrawal liability payments with respect to a Multiemployer Plan as referred to in subsection (vii) of
     Section 8.01(g); (D) any action which has been taken in furtherance of, any agreement which has been entered into for, or any petition which has been filed with a United States District Court for, the appointment of a trustee for a Plan as referred to in subsection (iii) of Section 8.01(g); (E) any action to amend a Plan which requires security to be provided to the Plan pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (F) the occurrence of any event, or existence of any condition, requiring the provision of any notice or information to the PBGC or participants with respect to any Plan under Section 4010 or Section 4011 of ERISA or (G) any failure to pay the PBGC premium with respect to a Plan when due; or

            (iii) files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412(d) or 412(e) of the Code for a variance from the minimum funding standard or an extension of the period for amortizing unfunded liabilities, respectively, for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan;

the Borrower shall promptly (and in any event within seven (7) days in the case of a Reportable Event which is a failure to meet the minimum funding requirement with respect to a Plan, including failure to pay any contribution when due, and the total unpaid balance of contributions due to such Plan exceeds $1,000,000) furnish to the Administrative Agent (A) a copy of any notice received, request or petition filed or agreement entered into; (B) the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; (C) the most recent actuarial report for the Plan; (D) any notice, return or materials required to be filed with the Internal Revenue Service, the PBGC or Plan participants or beneficiaries in connection with the event, action or filing; and (E) a written statement of the President, Treasurer or Chief Financial Officer of the Borrower describing the event or the action taken and the reasons therefor.

          (m)  Notice of Other Material Defaults.  Promptly upon becoming aware
               ---------------------------------
of any default by the Borrower or any of its Subsidiaries under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties may be subject or bound, the Borrower shall give the Administrative Agent notice thereof, together with a written statement of the President, Treasurer or Chief Financial Officer of the Borrower setting forth the details thereof, if the consequence of such default has, or would reasonably be expected to have, a Material Adverse Effect.

          (n)  Notice of Other Amendments.  The Borrower shall promptly notify
               --------------------------
the Administrative Agent of any amendment or supplement to, or extension or renewal of, or waiver by any other party thereto of any right under or condition of, Article VII of the Acquisition Agreement, the Acquisition Agreement Guarantee, any of the Senior Note Documents or any of the Senior Subordinated Note Documents. The Borrower shall provide the Administrative Agent with copies of any reports, certificates or notices furnished to any other party to the Acquisition Agreement, the Acquisition Agreement Guarantee, the Senior Note Documents or the Senior Subordinated Note Documents pursuant to their terms or to the terms of any such amendment or supplement, concurrently with the Borrower's delivery of such report, certificate or notice to such other party.

          (o)  Visitation.  The Borrower shall permit such persons as any Agent
               ----------
or any Bank may designate to visit and inspect, during normal business hours, any of the properties of the Borrower or any of its Subsidiaries, to examine their respective books and records and take copies and extracts therefrom, and to discuss their respective affairs with their respective officers and employees and independent accountants, engineers, consultants and contractors (each of whom is hereby authorized to discuss with any Agent or any Bank the affairs of the Borrower or its Subsidiaries) at such times and as often as any such Agent or any Bank may reasonably request.

          (p)  Environmental Matters.  (i)  If an Event of Default shall occur,
               ---------------------
the Borrower shall permit such visitation by such persons ("Site Reviewers") as the Collateral

Agent may select in connection with the Collateral Agent's or the Banks' consideration of enforcement or preservation of rights under this Agreement or any of the Related Documents, to visit its properties and, in the case of the Mortgaged Property, to perform such reasonable environmental site investigations and assessments ("Site Assessments") thereon for the purpose of determining whether there exists thereon any environmental condition which could result in any liability, cost or expense to the owner or occupier thereof relating to Hazardous Substances. Such Site Assessments may include both above and below the ground testing for environmental damage or the presence of Hazardous Substances and such other tests as, in the opinion of the Site Reviewers, are necessary to conduct the Site Assessments. The Borrower shall supply to the Site Reviewers such historical and operational information, including the results of all samples sent for analysis, correspondence with Official Bodies and previous environmental audits or environmental reviews as are within its possession, custody or control or which are reasonably available to it and which may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and will make available for meetings with the Site Reviewers appropriate personnel employed by the Borrower who have knowledge of such matters. The cost of performing all Site Assessments shall be paid by the Borrower within five (5) days after demand by the Collateral Agent, together, if such amount shall not have been paid within such five (5) days, with interest thereon at the rate specified in Section 2.06(e) from and after such fifth day until paid.

          (ii) At such other times and places and as often as the Collateral Agent may reasonably request, the Borrower shall make available to the Collateral Agent or its representatives such historical and operational information, including the results of all samples sent for analysis, correspondence with Official Bodies, all environmental reviews conducted prior to December 28, 1988 and all non-privileged environmental reviews conducted after December 28, 1988 regarding its properties, as are within its possession, custody or control or which are reasonably available to it and which may be reasonably requested by the Collateral Agent or its representatives, and will make available for meetings with the Collateral Agent or its representatives appropriate personnel employed by the Borrower who have knowledge of such matters.

          6.02.  Preservation of Existence and Franchises.
                 ----------------------------------------

          Subject to Section 7.09, the Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence, rights and franchises in full force and effect in its respective jurisdiction of incorporation. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have, or would reasonably be expected to have, a Material Adverse Effect.

          6.03.  Insurance.
                 ---------

          The Borrower shall, and shall cause each of its Subsidiaries to, maintain with financial sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies of such types and in such amounts as is satisfactory to the Banks in their reasonable judgment and as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated, and in any event shall

          (a) maintain in effect all such insurance with respect to the Collateral as is required by the Security Documents;

          (b) keep all its insurable properties insured against loss or damage by fire, lightning, earthquake, flood, collapse, wind and hail, explosion, smoke, riot, vandalism, civil commotion, aircraft and vehicles in amounts sufficient to prevent the Borrower or such Subsidiary from becoming a coinsurer within the terms of the policies in questions; and

          (c) maintain in effect all such workers' compensation, disability benefits and similar insurance as may be required under the laws of any State or jurisdiction in which it may be engaged in business (provided that such insurance may be effected through an insurance fund operated by such State or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accord with applicable Laws).

          The Borrower shall, if so requested by the Administrative Agent, deliver to the Administrative Agent original or duplicate policies or certificates of such insurance and, as often as the Administrative Agent may reasonably request, a report of a reputable insurance broker, or an insurance company representative if an insurance broker is not involved, with respect to such insurance.

          6.04.  Maintenance of Properties.
                 -------------------------

          (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition such properties now or hereafter owned, leased or otherwise possessed by it, failure to maintain which would have, or would reasonably be expected to have a Material Adverse Effect, and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          (b) The Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in full force and effect all patents, patent applications, trademarks, service marks and applications therefor, trade names, copyrights and all other intellectual property rights now or hereafter owned, or otherwise possessed by it, failure to maintain which would have, or would reasonably be expected to have, a Material Adverse Effect.

          6.05.  Payment of Taxes and Other Potential Charges and
                 Priority Claims; Payment of Other Current Liabilities.
                 -----------------------------------------------------

          The Borrower shall, and shall cause each its Subsidiaries to, pay or discharge

          (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income (including such as may arise under Section 4062, Section 4063 or Section 4064 of ERISA, or any similar provision of Law);

          (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any such property; and

          (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property (other than Permitted Liens) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Subsidiary in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or in any insolvency proceeding or dissolution or winding-up involving the Borrower or such Subsidiary;

provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower or such Subsidiary need not pay or discharge any such tax, assessment, charge, levy, claim or current liability so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted, and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor, and so long as such failure to pay or discharge does not have, and would not reasonably be expected to have, a Material Adverse Effect. The Borrower shall promptly notify the Administrative Agent in writing if it or any of its Subsidiaries learns of any material proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against).

          6.06.  Financial Accounting Practices.
                 ------------------------------

          The Borrower shall, and shall cause each of its Subsidiaries to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary
(i) to permit preparation of financial statements in conformity with GAAP and
(ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          6.07.  Compliance with Laws.
                 --------------------

          The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws (including ERISA, the Code and any applicable tax Law, product safety Law, occupational safety or human health, safety or welfare Law, environmental protection or pollution control Law and hazardous waste or toxic substances management, handling or disposal Law) in all respects (including compliance in respect of products that it manufactures, processes or sells or services it performs, conduct of its business or use, maintenance or operation of real and personal properties owned or possessed by it); provided that the Borrower shall not be deemed to be in violation of this Section 6.07 as a result of any failures to comply which do not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would have, or would reasonably be expected to have, a Material Adverse Effect.

          6.08.  Use of Credits.
                 --------------

          The Borrower shall use or apply the proceeds of all Loans and all Letters of Credit and the proceeds thereof only as provided in (and not in any manner inconsistent with) this Agreement).

          6.09.  Official Authorizations, etc.
                 ----------------------------

          The Borrower shall, and shall cause each of its Subsidiaries to, at all times obtain and maintain in full force and effect all Official Authorizations required by this Agreement or the Related Documents or otherwise necessary or advisable in connection with execution and delivery of this Agreement or the Related Documents, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof or to ensure the legality, validity, enforceability and admissibility in evidence hereof or thereof.

          6.10.  Contracts.
                 ---------

          The Borrower shall, and shall cause each of its Subsidiaries to, comply with all agreements or instruments to which it is a party or by which it or any of its respective properties may be subject or bound; provided that the Borrower shall not be deemed to be in violation of this Section 6.10 as a result of any failure to comply which does not have, and would not reasonably be expected to have, a Material Adverse Effect.

          6.11.  Maintenance of Liens of the Security Documents.
                 ----------------------------------------------

          The Borrower shall, at its expense, promptly, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in any appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents which may be necessary or desirable for the continued validity, perfection or priority of the Liens on the Collateral covered thereby.

          6.12.  Environmental Matters.
                 ---------------------

          (a)  Hazardous Substances.  Except with respect to those acts,
               --------------------
omissions, conditions or circumstances which result or may result in "Pre-Closing Environmental Claims" or "Pre-Closing Environmental Cleanup Liability" as defined in the Acquisition Agreement, the Borrower shall use all reasonable efforts to prevent the deposit, emission, discharge or release by Borrower of any Hazardous Substances on its properties, unless such deposit, emission, discharge or release is authorized by, and in full compliance with (including by the giving of all necessary financial assurances) a duly issued permit, license, authorization or other approval of an Official Body or is otherwise done in compliance with Environmental Laws. In addition to the reporting requirements in Section 6.01, the Borrower shall notify the Administrative Agent promptly upon becoming aware, and in any event within five (5) Business Days thereafter, of any spill, discharge or release of a Hazardous Substance in excess of any reportable quantity or of any other significant or material environmental event, circumstance or condition relating to its properties. The Borrower shall use its best efforts to handle, store, transport and dispose of all Hazardous Substances generated by it on its properties in compliance with all applicable Law now or hereafter enacted, and the Borrower shall use its best efforts to promptly clean up any accidental deposit, emission, discharge or release of Hazardous Substances, pollutants or contaminants from or on any of its properties in accordance with applicable Law. The

Borrower shall pay, collect or remit, as appropriate, in a timely manner, all fees imposed by any Official Body which may be incurred by it as a result of the handling, storage, collection, treatment or disposal of solid wastes or Hazardous Substances.

          (b)  Financial Assurance.  Except as otherwise provided in Section
               -------------------
7.02(a)(ii) or (b) of the Acquisition Agreement, the Borrower shall at all times maintain and keep in effect appropriate financial assurances, bonds or other financial security or liability insurance required by any Official Body to be kept as conditions of any permits, licenses, authorization or other approvals necessary (i) to permit the Borrower to operate pollution control equipment;
(ii) to close facilities which handled, stored, treated or disposed of Hazardous Substances and to provide for post-closure care of the same; (iii) to undertake any cleanup or remediation of areas on any of its properties in or on which Hazardous Substances were or are generated, handled, stored, treated or disposed of; or (iv) otherwise required by any Official Body as a condition of the Borrower's operation of all or any part of its properties.

          (c)  Indemnification.  The Borrower hereby indemnifies and agrees to
               ---------------
defend the Bank Parties from and against, and hold the Bank Parties harmless from, any and all liability, obligation, loss or damage which such Bank Party may or might incur by reason of the Liens granted pursuant to the Security Documents or arising from or relating to the existence of Hazardous Substances on any of the Borrower's properties (including the Mortgaged Property) or arising from or relating to acts, omissions, conditions or circumstances covered under Article VII of the Acquisition Agreement; provided that the Borrower shall not be liable for any such liability, obligation, loss or damage to the extent that the same shall result from the gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, of the person seeking to be indemnified.

          6.13.  Annual Bank Meeting.
                 -------------------

          The Borrower shall hold an annual bank meeting at the request of the Agents or the Required Banks.

          6.14.  Additional Credit Parties.
                 -------------------------

          In the event that any person becomes a Significant Subsidiary, directly or indirectly, of the Borrower after the Closing Date (each such Significant Subsidiary referred to herein as an "Additional Credit Party" and collectively as the "Additional Credit Parties"), then, promptly after such person becomes a Significant Subsidiary of the Borrower, the Borrower shall notify the Administrative Agent and the Collateral Agent and shall cause such Significant Subsidiary to execute and deliver all such agreements, guarantees, pledges, assignments, documents and certificates (including any amendments to the Related Documents) as the Administrative Agent or the Collateral Agent may request and do such other acts and things as the Administrative Agent or the Collateral Agent may request in order to have such Significant Subsidiary guarantee the Obligations and grant to the Collateral Agent ratably on behalf of the Banks, a duly perfected Lien (subject to no Liens other than Permitted Liens and Liens expressly permitted by the applicable Security Documents) on all real property and personal property of such Significant Subsidiary and effect fully the purposes of this Agreement and the other Related Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Related Documents. Without limiting the generality of the foregoing, in such event, such Additional Credit Party shall execute and deliver to the Administrative Agent or the Collateral Agent, as appropriate, all Security Documents as the Administrative Agent or the Collateral Agent may deem necessary or appropriate to grant the Collateral Agent a security interest in all property of such Additional Credit Party that would have constituted Collateral if such Significant Subsidiary were a Credit Party on the Closing Date. For the purposes of this Section 6.14, KAP Investments Inc. will be deemed to become a Significant Subsidiary (and shall no longer be an Unrestricted Subsidiary) on May 31, 1998 unless the Borrower shall have acquired and retired to treasury all capital stock of the Borrower owned by KAP Investments Inc. prior to such date.

          6.15.  Certain Post-Closing Deliveries.
                 -------------------------------

          Notwithstanding the provisions of subsections 5.01(xi) and 5.01 (xii), the Borrower shall (i) use best efforts to cause the landlords of the leased real properties of the Borrower listed on Schedule 4.11 that are not subject to a Mortgage to deliver lien waiver and collateral access agreements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, and (ii) deliver or cause to be delivered to the Collateral Agent within 30 days following the Closing Date effective title insurance policies with respect to Mortgages for which the Borrower has provided written evidence to the Collateral Agent that Borrower has requested a title insurance commitment prior to the date of this Agreement but for which the title company has not produced a title insurance commitment as of the Closing Date.


                                  ARTICLE VII.

                               NEGATIVE COVENANTS
                               ------------------

          The Borrower covenants to the Banks as follows:

          7.01.  Financial Maintenance Covenants.
                 -------------------------------

          (a)  Net Worth.  Consolidated Net Worth shall not, at any time on or
               ---------
after December 31, 1997, be less than the sum of ($40,000,000), plus the amount of write offs identified on Schedule 7.01, to the extent not actually taken in the fiscal quarter ending December 31, 1997, plus 50% of cumulative Consolidated Net Income from January 1, 1998 plus 100% of the proceeds (net of underwriting discounts and commissions and other costs and expenses directly associated therewith) from the sale after the Closing Date of equity securities of the Borrower in any public offering or private placement or from a capital contribution from any person; provided that no adjustment shall be made for any period in which the Borrower has negative Consolidated Net Income.

          (b)  Debt/Consolidated EBITDA.  The Performance Ratio shall at no time
               ------------------------
exceed the ratio specified below for periods through September 30 of the years indicated below.

1998       1999     2000     2001     2002     2003    2004 and thereafter
-----      ----     ----     ----     ----     ----    -------------------
4.80x      4.50x    4.50x    4.00x    3.75x    3.75x   3.50x

          (c)  Interest Coverage Ratio.  The Interest Coverage Ratio at the end
               -----------------------
of any fiscal quarter for periods through September 30 of the years set forth below shall not be less than the amounts set forth below.

1998        1999     2000     2001     2002     2003    2004 and thereafter
-----       ----     ----     ----     ----     ----    -------------------
2.25x      2.50x    2.75x    3.00x    3.00x    3.00x    3.00x

          (d)  Consolidated Debt Service Coverage Ratio.  The Consolidated Debt
               ----------------------------------------
Service Coverage Ratio at the end of any fiscal quarter for periods through September 30 of the years set forth below shall not be less than the amounts set forth below.

1998        1999     2000     2001     2002     2003    2004 and thereafter
-----       ----     ----     ----     ----     ----    -------------------
1.75x       1.75x    1.75x    1.75x    1.75x    1.75x    1.25x

          (e)  Current Ratio.  The Consolidated Current Ratio at the end of any
               -------------
fiscal quarter shall not be less than 1.10x.

          7.02.  Liens.
                 -----

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Liens"):

          (a) Liens existing on the date hereof and listed on Schedule 7.02 (and extension, renewal and replacement Liens upon the same property theretofore subject to a listed Lien in an aggregate amount not exceeding $500,000; provided that the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing);

          (b) Liens arising from taxes, assessments, charges, levies or claims described in Section 6.05(a) or (b) that are not yet due or that remain payable without penalty or are otherwise permitted to remain unpaid under the proviso to such Section 6.05;

          (c) Deposits or pledges to secure workers' compensation, unemployment insurance or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature, all in the ordinary course of business;

          (d) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of, the Borrower or such Subsidiary;

          (e) Liens of the Security Documents and Liens on properties subject to the Security Documents to the extent permitted by the Security Documents;

          (f) Liens on property securing all or part of the purchase price thereof and Liens (whether or not assumed) existing on property at the time of purchase thereof'

     provided that:

            (i) such Lien is created before or substantially simultaneously with the purchase of such property in the ordinary course of business of the Borrower or such Subsidiary (or is a Lien securing successor obligations incurred to extend or refinance predecessor obligations allowed under this Section 7.02(f); provided that in each case the successor obligation is an obligation of the same person subject to the predecessor obligation, is not greater than (and is not otherwise on terms less advantageous than) the predecessor obligation, and the Lien securing the successor obligation does not extend to any property other than that subject to the Lien securing the predecessor obligation);

            (ii) such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof;

            (iii) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower or such Subsidiary, as the case may be, does not exceed the lesser of the purchase price of such property or the fair market value of such property at the time of purchase thereof ("purchase price" for this purpose including the amount secured by each such Lien thereon whether or not assumed); and

            (iv) the obligation secured by such Lien is Indebtedness permitted under Section 7.03(h) or Indebtedness incurred by KAP or any of its Consolidated Subsidiaries in connection with the purchase of goods in the ordinary course of business;

          (g)  Government Loan Liens;

          (h) judgment Liens in existence for less than sixty (60) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to customary deductibles) by insurance; and

          (i) Liens securing obligations under Interest Rate Agreements and Currency Agreements.

          Notwithstanding the foregoing, "Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA, the Code or any human health, safety or welfare Law or environmental Law.

          7.03.  Indebtedness.
                 ------------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time, create, incur, assume or suffer to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Indebtedness"):

          (a)  Indebtedness under this Agreement and the Related Documents;

          (b)  Indebtedness existing on the Closing Date and listed on Schedule
     7.03 (and extensions, renewals and replacements thereof on terms no less advantageous than the Indebtedness extended, renewed or replaced);

          (c) current accounts payable to trade creditors on ordinary and customary trade terms and arising out of transactions (other than borrowings) in the ordinary course of business;

          (d) Indebtedness of the Borrower under the Senior Notes in an aggregate principal amount not to exceed $15,000,000;

          (e) Indebtedness of the Borrower and the Guarantors under the Senior Subordinated Notes in an aggregate principal amount not to exceed $175,000,000;

          (f)  Permitted Liens;

          (g)  Government Loans;

          (h) other Indebtedness (including Indebtedness secured by purchase money Liens described in Section 7.02(f) on property used in the ordinary course of business of the Borrower or such Subsidiary) in an aggregate amount not exceeding $10,000,000 at any time outstanding;

          (i) Indebtedness of a Credit Party owing to any other Credit Party; provided that each such Credit Party is either the Borrower or a Significant Subsidiary of the Borrower and has delivered such Security Documents and other agreements, guarantees, pledges, assignments, documents and certificates and performed such other acts contemplated by Section 6.14; and

          (j)  Indebtedness under Interest Rate Agreements and Currency
     Agreements.

          7.04.  Guaranty Equivalents.
                 --------------------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time directly or indirectly be or become subject to or bound by any Guaranty Equivalent, except for the following:

          (a) obligations under or in respect of this Agreement and the Related Documents;

          (b) contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

          (c) indemnifications by the Borrower or any of its Consolidated Subsidiaries of the liabilities of its directors or officers pursuant to provisions contained in its respective articles of incorporation or bylaws as in effect on the date hereof or as otherwise permitted by applicable Law;

          (d) indemnifications in favor of the initial purchasers of the Senior Subordinated Notes as set forth in the Senior Subordinated Note Purchase Agreement, indemnifications in favor of the holders of Senior Subordinated Notes as set forth in the Senior Subordinated Note Registration Rights Agreement and other ordinary and customary indemnifications of underwriters in connection with other permitted public offerings of the Borrower's securities;

          (e) indemnifications with respect to surety bonds and other similar obligations in connection with contracts for the sale of goods or performance of services in the ordinary course of business;

          (f) guarantees and contingent liabilities existing on the date hereof and listed on Schedule 7.04 (and extensions, renewals and replacements thereof on terms no more burdensome than the guarantee or contingent liability extended, renewed or replaced);

          (g) other Guaranty Equivalents; provided that the aggregate principal amount of all such other Guaranty Equivalents pursuant to this Section 7.04(g) shall not exceed $10,000,000 at any time outstanding;

          (h) to the extent not covered in (d) above, indemnifications provided by the Borrower and its Consolidated Subsidiaries to those other persons who are parties to the Transaction Documents; and

          (i) reasonable indemnifications in connection with the sale of the Monessen Section 29 Tax Credits.

          7.05.  Loans and Investments.
                 ---------------------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time make or suffer to exist or remain outstanding any loan, advance or other extension of credit to, or purchase, acquire or own (beneficially or of record) any stocks, bonds, notes or securities of, or any partnership interests (whether general or limited) in, or any other debt or equity interest in, or make any capital contribution to or other investment in, any other person, or agree, become or remain liable to do any of the foregoing, except for the following:

          (a)  loans and investments existing on the date hereof and listed on
     Schedule 7.05 (including any extensions or renewals thereof);

          (b) trade credit extended, and loans and advances extended to subcontractors or suppliers, under usual and customary terms in the ordinary course of business;

          (c) advances to employees to allow such employees to meet expenses incurred in the ordinary course of business;

          (d) (i) demand deposits, time deposits, certificates of deposit in or loans to or secured or guaranteed by United States commercial banks or the Commonwealth of Australia or an Australian bank authorized under the Banking Act of 1959 or a bank constituted under the legislation of any State of the Commonwealth of Australia, in the case of any bank having shareholders' equity of at least $100,000,000, and in any case, maturing not in excess of one year from the date of acquisition, (ii) obligations backed by the full faith and credit of the United States of America or the Commonwealth of Australia maturing not in excess of one year from the date of acquisition, and (iii) commercial paper maturing not in excess of 180 days from the date of acquisition and rated P-1 by Moody's or A-1 by S&P or their respective Australian affiliates on the date of acquisition; provided that the aggregate amount invested pursuant to this subsection (d) shall not exceed $20,000,000 at any one time;

          (e) an investment consisting of the contribution of the Monessen Facility to a partnership or other entity created for the purpose of effecting the sale of the Monessen Section 29 Tax Credits; provided that the Borrower shall be the general partner (or equivalent) of such entity, an Affiliate of the Borrower shall continue to operate the Monessen Facility, such contribution shall be credited to the Borrower's capital account (or equivalent) of such entity at the fair market value of the Monessen Facility and the other investor's interest in such entity shall be redeemable by the Borrower following expiration of the Monessen Section 29 Tax Credits;

          (f) investments in joint ventures in which no other person has a beneficial ownership interest greater than the beneficial ownership interest of the Borrower in an aggregate amount not exceeding $2,500,000 at any time outstanding; provided that the person in which such investment is made is engaged primarily in a business which is the same as, or substantially similar or incidental to, a business in which the Borrower is substantially engaged on and as of the date hereof; and provided, further, that, at the time of such investment, both immediately before and immediately after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and

          (g) investments in capital assets or wholly-owned Subsidiaries (or persons who become wholly-owned Subsidiaries as a result of such investment) in a cumulative aggregate amount not to exceed $15,000,000 through the termination of this

     Agreement; provided that the person in which such investment is made is engaged primarily in a business which is the same as, or substantially similar or incidental to, a business in which the Borrower is substantially engaged on and as of the date hereof; and provided, further, that, at the time of such investment, both immediately before and immediately after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing or shall exist.

          7.06.  Dividends and Related Distributions.
                 -----------------------------------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, declare, make or pay any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following:

          (a) A wholly-owned Consolidated Subsidiary of the Borrower may declare and make Stock Payments if the capital stock of such wholly-owned Consolidated Subsidiary is owned by the Borrower or by a direct or indirect wholly-owned Consolidated Subsidiary of the Borrower;

          (b) The Borrower may from time to time declare and make Stock Payments if such Stock Payment is payable solely in shares of capital stock (or options, warrants or other rights therefor) of the Borrower, and a Consolidated Subsidiary of the Borrower may declare and make Stock Payments if such Stock Payment is payable solely in shares of capital stock (or warrants, options or other rights therefor) of such Subsidiary; provided, however, that no shares of capital stock (or options, warrants or other rights therefor) may be issued pursuant to this Section 7.06(b) if such capital stock is subject, in whole or in part, to mandatory redemption or redemption at the option of the holder thereof, or convertible into or exchangeable for any capital stock subject to such redemption;

          (c) (i) The APT Post-Transaction Repurchase and the Management Stock Repurchase provided that, on the date of such repurchase, or immediately thereafter and after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and

          (ii) Retiring Employee Stock Repurchases; provided that, on the date of such repurchase, or immediately thereafter and after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and

          (d) Other Stock Payments not more than one time in any fiscal year and in no event prior to 30 days following the receipt by the Administrative Agent of the reports specified in Section 6.01(a), (x) up to an amount equal to the lesser of (p) $5,000,000 or (q) 50% of Consolidated Net Income for the prior fiscal year (which, for the fiscal year ending December 31, 1997, shall not give effect to write offs identified on Schedule 7.01 to the extent actually taken in the fiscal quarter ending December 31, 1997), or (y) if the Performance Ratio shall be less than 2.5x for two consecutive fiscal quarters, up to an amount equal to 50% of Consolidated Net Income for the prior fiscal year; provided, that on the date of declaration, payment or repurchase thereof, or immediately thereafter and after giving effect thereto, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; provided, further, that Stock Payments permitted pursuant to this subsection 7.06(d) but not made during any fiscal year may be carried forward and applied in any future fiscal year subject to compliance with the other provisions of this subsection 7.06(d); provided, further, that promptly following any such Stock Payment permitted pursuant to this subsection 7.06(d), the Borrower shall provide written notice of such Stock Payment, including reasonable detail as to nature and amount, to the Administrative Agent.

          7.07.  Limitation on Optional Payments and
                 Modification of Certain Debt Instruments.
                 ----------------------------------------

          So long as any Commitment remains outstanding, or any portion of any Revolving Credit Loan or any Swingline Loan remains unpaid, or any Letter of Credit remains outstanding, or any other Obligation remains unpaid or undischarged, the Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, (a) pay, prepay, purchase, redeem, retire, defease or otherwise acquire, or otherwise make any payment (on account of principal, interest, premium or otherwise) of, any obligation under or evidenced by the Senior Subordinated Notes or the Senior Subordinated Note Indenture, except that the Borrower may make regularly scheduled payments of interest on the Senior Subordinated Notes as contemplated by the Senior Subordinated Notes and the Senior Subordinated Note Indenture; or (b) modify or change, or consent or agree to any amendment or modification or change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture (other than any such amendment, modification or change which would only extend the maturity or reduce the amount of any payment of principal of the Senior Subordinated Notes or which would only reduce the rate or extend the date for payment of interest thereon).

          7.08.  Leases.
                 ------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, at any time enter into or suffer to remain in effect any agreement to lease, any real or personal property, except for the following:

          (a) leases existing on the date hereof and listed on Schedule 7.08 (and any extensions, replacements or renewals thereof);

          (b) operating leases of computer equipment, data processing equipment, office equipment, transportation equipment or other movable equipment or office space, in each case used by the lessee in the ordinary course of business; provided that no such lease shall have a term longer than the greater of seven years or 75% of the useful economic life of the property or asset subject to such lease;

          (c) leases by the Borrower as lessor to a Consolidated Subsidiary as lessee or by a Consolidated Subsidiary as lessor to the Borrower as lessee; and

          (d) other leases to the extent that the aggregate rental obligations of the Borrower and its Consolidated Subsidiaries with respect to such other leases does not exceed $3,000,000 in any fiscal year.

          7.09.  Fundamental Changes.
                 -------------------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any transaction of acquisition (including, but not limited to, the acquisition of equity interests in any person and the acquisition of capital assets other than to the extent permitted by Section 7.14) or merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its business, property or assets, or make any material change in the present method of conducting business, or agree to do any of the foregoing, except that, if no Event of Default or Potential Default shall occur and be continuing or shall exist or immediately thereafter and after giving effect thereto will exist, so long as none of the Obligations or Liens created by or under this Agreement or any of the Related Documents is impaired thereby:

          (a) any Consolidated Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Consolidated Subsidiaries of the Borrower (provided that a wholly-owned Consolidated Subsidiary of the Borrower shall be the continuing or surviving corporation);

          (b) any wholly-owned Consolidated Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property or assets (upon voluntary liquidation or otherwise) to the Borrower or another wholly-owned Consolidated Subsidiary of the Borrower; and

          (c)  investments permitted by Section 7.05(f) or (g).

          7.10.  Dispositions of Assets.
                 ----------------------

          The Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, voluntarily or involuntarily, sell convey, assign, lease, abandon or otherwise transfer or dispose of (any of the foregoing being referred to in this Section 7.10 as an "Asset Disposition" and any series of related Asset Dispositions constituting but a single Asset Disposition), any of its property or assets (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles, with or without recourse), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following:

          (a) Asset Dispositions (including transfers of obsolete or worn out property and the sale of inventory) in the ordinary course of business and Asset Dispositions consisting of casualty losses to the extent the insurance proceeds resulting therefrom are applied to repair or replace the affected assets and condemnations to the extent the proceeds resulting therefrom are applied to acquire equivalent assets;

          (b)  Asset Dispositions between Guarantors;

          (c)  Asset Dispositions not described in Section 7.10(a), (b), (d) or
     (e), up to a maximum aggregate book value of $20,000,000, at the fair market value thereof; provided (i) 80% of the consideration received is in immediate exchange for cash (with any note or other obligation that is immediately converted into cash being deemed to be cash in the amount so converted); (ii) if at any time the aggregate fair market value of all assets disposed of pursuant to this Section 7.10(c), the proceeds of which have not been applied in accordance with Section 2.05(c)(i)(A) or reinvested as provided below, shall exceed $5,000,000, on the date of the closing thereof, the Borrower shall apply the Net Cash Proceeds of such asset disposition to make a prepayment in accordance with Section 2.05(c)(i)(A) unless (A) to the extent that the Borrower shall intend to (and, within sixty (60) days after the closing of such transaction, shall) reinvest such proceeds in Permitted Asset Disposition Proceeds Reinvestments, the Borrower shall not be required to make such prepayment (and the Borrower hereby further agrees that, in the event that it shall make any disposition of assets in accordance with the foregoing, which assets constitute Collateral, and it shall be required to make any reinvestment of the proceeds thereof as aforesaid, it shall make such reinvestment only in assets which would also constitute Collateral, and it shall also execute such documents and instruments and take such other or further actions as the Collateral Agent may reasonably request in order to create or perfect a

     Lien thereon in favor of the Collateral Agent for the benefit of the Bank Parties); and (B) to the extent that a reinvestment of the type contemplated by the preceding clause (A) shall not have occurred within sixty (60) days after the closing of such transaction, then the Borrower shall make such prepayment within five Business Days thereafter and otherwise in accordance with Section 2.05(c)(i)(A); and (iii) on the date of the consummation of each Asset Disposition of the type contemplated by this Section 7.10(c), the Borrower shall provide the Administrative Agent with written notice thereof;

          (d) An Asset Disposition consisting of the sale, transfer, carryover, lease or other disposition of the Monessen Facility; provided, that the Net Cash Proceeds of any transaction pursuant to this Section 7.10(d) shall be applied in accordance with Section 2.05(c)(i)(A); and

          (e) upon request and with the consent of the Required Banks (such consent not to be unreasonably withheld), other sales, conveyances, assignments or other transfers or dispositions of property or assets at fair market value; provided, that the Net Cash Proceeds of all transactions pursuant to this Section 7.10(e) shall be applied in accordance with
     Section 2.05(c)(i)(A).

          Upon request of the Borrower, the Collateral Agent (acting on behalf of all the Bank Parties) shall execute and deliver such instruments and documents (including releases of Liens) as the Borrower may reasonably request in order to permit the Borrower to consummate any of the transactions contemplated by subsections (a) through (d) of this Section 7.10.

          7.11.  Disposition of Stock in and Indebtedness of Subsidiaries.
                 --------------------------------------------------------

          The Borrower shall not directly or indirectly sell or otherwise dispose of, or part with control of, any shares of the capital stock of any of its Subsidiaries or any Indebtedness of any of its Consolidated Subsidiaries, and shall not permit any of its Subsidiaries directly or indirectly to issue, sell or otherwise dispose of, or part with control of, any shares of the capital stock of itself or any of its Subsidiaries or permit any of its Consolidated Subsidiaries directly or indirectly to issue, sell or otherwise dispose of, or part with control of, any Indebtedness of itself or any of its Consolidated Subsidiaries ("indirect" disposition or issuance of shares of capital stock including disposition or issuance of options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or other) with respect to such shares), except

          (a) the Borrower and its Consolidated Subsidiaries may incur or suffer to remain outstanding Indebtedness to the extent not prohibited by
     Section 7.03; and

          (b) the Borrower and its Subsidiaries may issue and dispose of shares of its own capital stock pursuant to a transaction not prohibited by
     Section 7.06.

          7.12.  Transactions with Affiliates.
                 ----------------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or carry out any transaction with (including purchase property or services from or sell property or services, to, make any loan or advance to, or enter into, permit to remain in existence or amend, any contract, agreement or arrangement with) any Affiliate of the Borrower, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for those set forth on Schedule 7.12 and the following:

          (a) directors, officers and employees of the Borrower and its Subsidiaries may render services to the Borrower or such Subsidiary for compensation at the same rates generally paid by corporations engaged in the same or similar businesses for the same or similar services;

          (b) the Borrower and its Subsidiaries may enter into and carry out other transactions with its Affiliates in the ordinary course of business consistent with the past practices of the Borrower, pursuant to the reasonable requirements of the Borrower's, or such Subsidiary's, business, upon terms reasonably found by a majority of the disinterested members of the board of directors of the Borrower and such Subsidiary, after due inquiry, to be fair and reasonable and no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction; provided that with respect to any transaction or series of related transactions the aggregate amount of which is in excess of $10,000,000, other than a transaction of the type contemplated by Section 7.03(i), in addition to approval of its board of directors, the Borrower will obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Borrower or its Subsidiary, as the case may be, from a financial point of view; and

          (c) the Borrower may enter into the Advisory Services Agreement and may continue to perform its obligations pursuant to Sections 3(b), 4 and 5 thereunder to the extent that such advisory fees payable by the Borrower thereunder are treated by the Borrower as an operating expense for purposes of the calculation of Consolidated EBITDA for the purposes of this Agreement.

          7.13.  Continuation of or Change in Business.
                 -------------------------------------

          The Borrower shall, and shall cause each of its Subsidiaries to, engage in the business they have engaged in and substantially as engaged in during the present and preceding fiscal years, and the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any unrelated line of business.

          7.14.  Capital Expenditures.
                 --------------------

          The Borrower and its Consolidated Subsidiaries shall not make any capital expenditures, directly or indirectly, for cash or other consideration, in any fiscal year which, in the aggregate, exceed $35,000,000; provided that the amount of capital expenditures permitted in any calendar year may be increased by an amount not to exceed 50% of the previous year's permitted capital expenditures to the extent such amounts were not expended in such previous year; provided, further, that all capital expenditures made pursuant to this Section 7.14 shall be in the ordinary course of business.

          7.15.  Consolidated Tax Returns.
                 ------------------------

          The Borrower shall not file, or consent to the filing of, any consolidated income tax return with any person other than its Subsidiaries.

          7.16.  Regulation U.
                 ------------

          The Borrower shall not use any Letter of Credit or any Loan or the proceeds of any thereof directly or indirectly to purchase or carry any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve system) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any such margin stock.

          7.17.  Certain Documents.
                 -----------------

          The Borrower shall not (a) amend its articles of incorporation or bylaws, each as in effect on the date hereof, in any way adverse to the interests of the Bank Parties, or (b) amend, waive or release, or agree to the amendment, waiver or release, of Article VII of the Acquisition Agreement or of any term or provision of the Acquisition Agreement Guarantee, (c) amend any provision of the Australian Credit Facilities, (d) amend Section 3(b) of the Advisory Services Agreement or (e) amend, waive or release, or agree to the amendment, waiver or release of the Stockholders' Agreement provided that the Borrower may be released from the Stockholders' Agreement concurrently with entering into the New Stockholders' Agreement, following which the Borrower shall not amend, waive or release, or agree to the amendment, waiver or release of the New Stockholders' Agreement.

          7.18.  Compliance with ERISA.
                 ---------------------

          The Borrower shall not (a) terminate any Plan so as to result in any material liability to the PBGC, (b) engage in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any Plan which would result in a material liability for an excise tax or civil penalty in connection therewith,
(c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or
(d) allow or suffer to exist any event or condition which would reasonably be expected to present a material risk of incurring a material liability to the PBGC by reason of termination of any such Plan.

          7.19.  Limitation of Other Restrictions on Liens,
                 Dividend Restrictions on Subsidiaries, etc.
                 ------------------------------------------

          Except for the restrictions imposed by this Agreement and the Related Documents and the Senior Subordinated Note Indenture, the Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to:

          (a) enter into or become or remain subject to any agreement or instrument to which the Borrower or such Consolidated Subsidiary is a party or by which any of them or any of their respective properties may be subject or bound which would (i) prohibit the grant of any Lien upon any of its properties in favor of the Bank Parties or any successors thereto pursuant to any extension, renewal or replacement of Indebtedness constituting Obligations, or (ii) restrict or prohibit the transfer or disposition of any of its properties, or require the disposition of or application of the proceeds of any such disposition in a specified manner, except a restriction on Liens on or transfers or other dispositions of property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien; or

          (b) be or become subject to any restriction of any nature (whether arising by agreement or otherwise) on the right of the Borrower or such Consolidated Subsidiary from time to time (i) in the case of a Consolidated Subsidiary, to declare and pay dividends or make other distributions with respect to the shares of its capital stock owned by the Borrower or any of its Consolidated Subsidiaries, (ii) in the case of the Borrower or any of its Consolidated Subsidiaries, to pay any obligations from time to time owed to the Borrower or any of its Consolidated Subsidiaries, or (iii) in the case of the Borrower or any of its Consolidated Subsidiaries, make loans or advances to the Borrower of any of its Consolidated Subsidiaries, except a restriction of general applicability under applicable Law.

          7.20.  Limitation on Other Restrictions on Amendment
                 of This Agreement, etc.
                 -----------------------

          The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Subsidiary is a party or by which it or any of its respective properties may be subject or bound, which would prohibit or require the consent of any person to any amendment, modification or supplement to this Agreement or any of the Related Documents, except for this Agreement and the Related Documents.

          7.21.  Limitation on Creation of Subsidiaries.
                 --------------------------------------

          The Borrower shall not, and shall not cause or permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Subsidiaries may establish or create Subsidiaries so long as (i) at least 30 days' written notice is provided to the Administrative Agent, (ii) all of the capital stock of such new Subsidiary is pledged pursuant to a Securities Pledge Agreement or other similar securities pledge agreement, as applicable, and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent, and (iii) any such new Subsidiary shall have executed and delivered a Subsidiary Guarantee or other similar guarantee and any other Security Document or similar document requested by the Collateral Agent or the Required Banks. In addition, each new Subsidiary shall execute and deliver or shall cause to be executed and delivered all relevant documentation of the type described in Article V as such Subsidiary would have delivered if such Subsidiary were a Subsidiary on the Closing Date.

          7.22.  Borrowings Under the Australian Revolving Loan
                 Facility.
                 ---------

          The Borrower shall not permit KAP to incur additional Indebtedness for Borrowed Money under the Australian Revolving Loan Facility unless (i) the Borrower shall provide to the Administrative Agent notice within one week following such incurrence of the amount and date of such incurrence and (ii) at the time of the incurrence of such Indebtedness for Borrowed Money, the conditions specified in Sections 5.02(b), 5.02(c) and 5.02(d) shall be satisfied.

          Each notice by the Borrower of an incurrence by KAP of Indebtedness for Borrowed Money under the Australian Revolving Loan Facility shall constitute a representation and warranty by the Borrower as of the date of such notice of compliance with this Section 7.22. Failure of the Administrative Agent to receive notice from the Borrower to the contrary before such incurrence shall constitute a further representation and warranty by the Borrower of compliance with this Section 7.22.

                                 ARTICLE VIII.

                                   DEFAULTS
                                   --------

          8.01.  Events of Default.
                 -----------------

          An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

          (a) The Borrower shall fail to pay when due any principal (whether by mandatory prepayment, Scheduled Amortization Payment, at maturity or otherwise) of any Loan or any Letter of Credit Reimbursement Obligation or to make any required cash collateralization of any outstanding Letter of Credit; or

          (b) The Borrower shall fail to pay when due interest on any Loan, any fee, indemnity or expense (including any amount payable pursuant to Section 2.11) or any other amount due hereunder or under any of the Related Documents, and such failure shall have continued for a period of five (5) Business Days; or

          (c) Any material representation or warranty made or deemed to have been made by the Borrower or any Guarantor under this Agreement or any of the Related Documents or any material statement made by the Borrower in any financial statement, certificate, report, exhibit or document furnished by the Borrower to any Agent or any Bank Party pursuant to this Agreement or any of the Related Documents shall proved to have been false or misleading in any material respect as of the time when made (including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading); or

          (d) The Borrower shall default in the performance or observance of any covenant contained in Article VII or Section 6.01(i); or

          (e) The Borrower or any Guarantor shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any Related Document and (i) in the case of a default under Section 6.01 (other than under subsection (j) of such Section 6.01), such default shall have continued for a period of ten (10) days after notice from the Administrative Agent to the Borrower, (ii) in the case of any other default, such default shall have continued for a period of thirty (30) days after notice from the Administrative Agent to the Borrower, and (iii) in the case of any default under any Security Document, the Required Banks shall have determined in good faith that such default has had, is having or would reasonably be likely to have a material adverse effect on its rights and remedies thereunder or such default shall have continued beyond any period of grace with respect thereto as provided in such Security Document, but in any event for a period of not less than thirty (30) days; or

          (f) The Borrower or any of its Subsidiaries (i) shall default (as principal or as guarantor or other surety) in any payment of any obligation (or set of related obligations) in respect of Indebtedness in excess of $5,000,000 in aggregate amount beyond any period of grace with respect thereto or, if such obligation or obligations is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded, or (ii) shall default in the observance of any covenant, term or condition contained in any agreement or instrument by which such obligation or obligations is or are created, secured or evidenced if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

          (g)  The occurrence of any event described in subsections (i) through
     (viii) below, other than a Reportable Event described in clause (iv) of such defined term, if the aggregate of the amount of the unfunded benefit liabilities (as defined in Section 4001(a)(16) of ERISA) for each Plan to which such event relates, plus the aggregate withdrawal liability due for each Multiemployer Plan to which such event relates, is greater than $750,000; the occurrence of an event described in subsection (ix) below and the PBGC premiums due and unpaid exceed $250,000; or the occurrence of a Reportable Event as described in clause (iv) of such defined term:

               (i) The PBGC notifies a Plan pursuant to Section 4042 of ERISA by service of a complaint, written threat of filing a law suit or otherwise of its determination that an event described in Section 4042(a) of ERISA has occurred, a Plan should be terminated, or a trustee should be appointed for a Plan; or

               (ii) Any action is taken to terminate a Plan pursuant to its provisions or the plan administrator files with the PBGC a notice of intent to terminate a Plan in accordance with Section 4041 of ERISA; or

               (iii) Any action is taken by a plan administrator to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA; or

               (iv) A return is filed with the Internal Revenue Service, or a Plan is notified by the Secretary of the Treasury that a notice of deficiency under Section 6212 of the Code has been mailed, with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under
          Section 412 of the Code; or

               (v)    A Reportable Event occurred with respect to a Plan; or

               (vi) Any action is taken to amend a Plan to become an employee benefit plan described in Section 4021(b)(1) of ERISA, causing a Plan termination under Section 4041(e) of ERISA; or

               (vii) The Borrower or any Controlled Group Member receives a notice of liability or demand for payment on account of complete withdrawal under Section 4203 of ERISA, partial withdrawal under
          Section 4205 of ERISA or on account of becoming secondarily liable for withdrawal liability payments under Section 4204 of ERISA (sale of assets); or

               (viii) The property or assets of the Borrower or any Controlled Group Member are encumbered as a result of security provided to a Plan pursuant to Section 412 of the Code or Section 306 of ERISA in connection with a request for a minimum funding waiver or extension of the amortization period, or pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA as a result of a Plan amendment; or

               (ix) The Borrower or a Controlled Group Member fails to pay the PBGC premium with respect to a Plan when due and it remains unpaid for more than thirty (30) days thereafter.

          For purposes of subsection (g)(i) above, the amount of the unfunded benefit liabilities shall be determined and certified to by an actuary selected or approved by the Administrative Agent or in any other manner chosen by the Administrative Agent, and the annual withdrawal liability payment due for the Multiemployer Plan(s) shall be determined from the notice of withdrawal liability or demand for payment issued by the Multiemployer Plan(s); or

          (h) One or more judgments for the payment of money shall have been entered against the Borrower or any of its Subsidiaries, which judgment or judgments exceed $5,000,000 in the aggregate, are not fully covered by insurance and such judgment or judgments shall have become final and nonappealable or shall have remained undischarged and unstayed for a period of sixty (60) consecutive days; or

          (i) A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against the Borrower or any of its Subsidiaries or any of their respective properties in an amount exceeding $5,000,000 in aggregate, which shall have become final and nonappealable or remained undischarged and unstayed for a period of sixty
     (60) consecutive days; or

          (j) Any Official Authorization now or hereafter made by or with any Official Body in connection with this Agreement or any Related Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, and such event or condition has, or would reasonably be expected to have, a Material Adverse Effect; or

          (k) Any Security Document shall cease to be in full force and effect; or any Lien created or purported to be created in any Collateral shall fail to be a valid, enforceable and perfected Lien in favor of the Administrative Agent for the benefit of the Bank Parties securing the Obligations, prior to all other Liens except Permitted Liens, except as the result of any action or failure to act on the part of any of the Bank Parties; or

          (l) This Agreement or any Related Document or any term or provision hereof or thereof shall cease to be in full force and effect (except in accordance with the express terms of this Agreement or such Related Document), or the Borrower or any Guarantor shall, or shall purport to, terminate (except in accordance with the terms of this Agreement or such Related Document), repudiate, declare voidable or void or otherwise contest, this Agreement or such Related Document or term or provision hereof or thereof or any obligation or liability of the Borrower hereunder or thereunder; or

          (m) Any Official Body shall have held or ruled that Article VII of the Acquisition Agreement is not valid and binding on Beazer East or the Acquisition Agreement Guarantee is not valid and binding on Beazer Limited, or the Borrower shall have agreed to the withdrawal, revocation or modification of the Acquisition Agreement or the Acquisition Agreement Guarantee without the prior written consent of the Required Banks; or

          (n) (i) (A) a failure by Beazer East to pay any obligation or set of obligations under Article VII of the Acquisition Agreement in excess of $5,000,000 in aggregate, which failure shall have continued for a period of thirty (30) days or more, or (B) any other failure by Beazer East to perform any obligation or set of obligations under Article VII of the Acquisition Agreement which the Required Banks shall determined in good faith has had, is having or would be reasonably likely to have a Material

     Adverse Effect; and (ii) a failure to perform by Beazer Limited under the Acquisition Agreement Guarantee with respect to such obligation or set of obligations; provided, however, that, if an arbitration proceeding or arbitration proceedings shall have been instituted under Article XI of the Acquisition Agreement with respect to any such obligation or set of obligations, such failure by Beazer East to pay or perform such obligation or obligations shall not constitute an Event of Default hereunder unless or until (w) a final decision shall have been rendered against Beazer East in such arbitration proceeding and Beazer East shall have failed to perform such obligation for a period of thirty (30) days after such final decision has been rendered, (x) the Required Banks shall have determined in good faith that such arbitration proceeding is not being diligently prosecuted,
     (y) a period of one year shall have passed since the commencement of such arbitration proceeding, or (z) the Borrower shall have expended more than $10,000,000 in the aggregate in unreimbursed expenditures as a result of such failure to perform by Beazer East and Beazer Limited; or

          (o) (i) Any person other than the Investors and their controlled (but not controlling or commonly controlled) Affiliates shall become the beneficial owner of more than 50% of the voting stock of the Borrower or shall obtain the power to nominate or elect, by agreement or otherwise, at least a majority of the board of directors of the Borrower, or the Management Investors shall cease to be the beneficial owners of at least 10% of the voting stock of the Borrower; or (ii) a "Change of Control" under and as defined in the Senior Subordinated Note Indenture shall occur; or

          (p) A proceeding shall have been instituted in respect of the Borrower or any of its Significant Subsidiaries:

               (i) seeking to have an order for relief entered in respect of the Borrower or such Subsidiary, or seeking a declaration or entailing a finding that the Borrower or such Subsidiary is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower or such Subsidiary, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entitles or any other similar law now or hereafter in effect, or

               (ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or such Subsidiary or for all or any substantial part of its property, and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or

          (q) the Borrower or any of its Significant Subsidiaries, shall become insolvent, shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due, shall voluntarily suspend transaction of its business, is taken to fail to comply with a statutory demand in accordance with section 459F of the Corporations Law (in the case of Australian Subsidiary Guarantors) shall make a general assignment for the benefit of creditors, shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in
     Section 8.01(p)(i) or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein, shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in
     Section 8.01(p)(ii) or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such official of all or any substantial part of its property, whether or not any such proceeding is instituted, shall revoke or forfeit its articles of incorporation (or other constituent documents), dissolve, wind up or liquidate itself or any substantial part of its property (except as provided in Section 7.10) or resolve to do so, appoints or any other person appoints an administrator to an Australian Subsidiary Guarantor or takes any step to do so, or shall take any action in furtherance of any of the foregoing.

          8.02.  Consequences of an Event of Default.
                 -----------------------------------

          (a) If an Event of Default specified in subsections (a) through (o) of Section 8.01 shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which any Bank Party may have hereunder or under any Related Document, at law, in equity or otherwise, the Banks shall be under no further obligation to make Loans, the Issuing Banks shall be under no further obligation to issue any Letters of Credit and the Administrative Agent may, and (subject to Section 9.05) upon the written request of the Required Banks, shall, by notice to the Borrower, from time to time, do any or all of the following:

            (i) Declare the Commitments terminated, whereupon the Commitments shall be terminated and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and a cause of action therefor shall immediately accrue; and

            (ii) Declare the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations (including the obligation to cash collateralize outstanding Letters of Credit) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and a cause of action therefor shall immediately accrue.

          (b)  If an Event of Default specified in subsection (p) or (q) of
Section 8.01 shall occur or exist, then, in addition to all other rights and remedies which the Administrative Agent or any Bank Party may have hereunder or under any Related Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Banks shall be under no further obligation to make Loans, the Issuing Banks shall be under no further obligation to issue any Letters of Credit, and the unpaid principal amount of the Loans, all interest accrued thereon and all other Obligations (including the obligation to cash collateralize outstanding Letters of Credit) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

          8.03.  Set-Off.
                 -------

          If the unpaid principal amount of any Obligation shall have become due and payable (by acceleration or otherwise), each Bank Party, each branch, subsidiary or affiliate of each Bank Party anywhere in the world and each Participant, shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set off against and appropriate and apply against such Obligation any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank party or such branch, subsidiary or affiliate or such Participant, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower with such Bank Party or such branch, subsidiary or affiliate or such Participant. Such right shall be absolute and unconditional and, without limitation, shall exist whether or not such Bank Party or such branch, subsidiary or affiliate or such Participant shall have given notice or made any demand hereunder or under any Related Document or under any participation, whether or not such debt owing to or funds held for the account of the Borrower is or are contingent or absolute or matured or unmatured, whether or not any amounts owing to any Participant with respect to any participation are matured or unmatured, whether or not any such branch, subsidiary or affiliate or Participant is in privity with or is a creditor of the Borrower, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Bank Party or Participant. Such right shall exist regardless of the currency in which is expressed such debt owing to or such funds held for the account of the Borrower, and if such debt is or such funds are expressed in a currency (the "Set-off Currency") other than the currency payable hereunder (the "Contractual Currency"), for purposes of effecting set-off the rate of exchange used shall be that at which in accordance with normal banking procedures such Bank Party or such branch, subsidiary or affiliate or such Participant could purchase the Contractual Currency with the Set-off Currency on the Business Day following such set-off. The Borrower hereby consents to and confirms the foregoing arrangements and confirms each Bank Party's rights, and each branch's subsidiary's and affiliate's rights, and each Participant's rights, of banker's lien and set-off. The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Bank Party (or any branch, subsidiary or affiliate or any Participant) may otherwise have under this Agreement, any Related Document, at law, in equity or otherwise, and nothing in this Agreement or in any of the Related Documents shall be deemed to be a waiver or prohibition of or restriction on any Bank Party's rights, or any branch's, subsidiary's or affiliate's rights, or any Participant's rights, of banker's lien or set-off.

          8.04.  Application of Proceeds.
                 -----------------------

          Any amount received by any Bank Party, whether as the result of any voluntary payment or prepayment, upon the exercise of any right of set-off or banker's lien, by counterclaim, or by any other source, shall be applied against the Obligations as follows:

          (a) first, to payment in full of all fees, indemnities and other amounts due to the Agents in their respective capacities as such;

          (b) second, to payment in full of all fees, indemnities and other amounts due to the Issuing Banks and the Swingline Bank in their capacities as such, other than principal of or interest on Swingline Loans and Letter of Credit Reimbursement Obligations, ratably amongst the Issuing Banks and the Swingline Bank in proportion to the respective amounts described in this clause "second" due to them;

          (c) third, to payment in full of all fees (other than fees in respect of Letters of Credit pursuant to Section 3.02(a)) and expenses due hereunder or under any of the Related Documents and not paid pursuant to clause (a) or (b) above;

          (d) fourth, to payment in full of all interest then due on outstanding Loans and Letter of Credit Unreimbursed Draws and Swingline Loans and to payment in full of all fees in respect of Letters of Credit pursuant to Section 3.02(a);

          (e) fifth, to payment in full of all principal of outstanding Loans, Letter of Credit Unreimbursed Draws and Swingline Loans, ratably among the Banks, the Issuing Banks and the Swingline Bank in proportion to the respective amounts described in this clause "fifth" due to them;

          (f) sixth, to funding of the Letter of Credit Collateral Account in accordance with the provisions hereof;

          (g) seventh, to payment in full of any and all other amounts due hereunder or under any of the Related Documents in respect of the Commitments, the Loans, the Letters of Credit or otherwise; and

          (h)  thereafter, to the Borrower or as otherwise required by Law.

          8.05.  Equalization Among Bank Parties and Participants.
                 ------------------------------------------------

          The Bank Parties and the Participants hereby agree among themselves that, if any Bank Party or Participant shall receive (whether by voluntary payment, realization upon security, set-off or from any other source) any amount on account of any part of the Obligations which is in excess of the share thereof to which such Bank Party or Participant is entitled pursuant to the terms of this Agreement, then the Bank Party or Participant receiving such excess amount shall notify the other Bank Parties and Participants which may be entitled to a share thereof and the Administrative Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts are shared Pro Rata among the Bank Parties and Participants. The Bank Party or Participant receiving any such excess amount shall purchase (which it shall be deemed to have done simultaneously with the receipt of such excess amount) for cash from the other Bank Parties and Participants, as the case may be, an interest in the Obligations owing to each other Bank Party or Participant in such amount as shall result in a Pro Rata participation by all Bank Parties and Participants in such excess amount (and to the extent of any such sharing, the Bank Party or Participant receiving such interest shall be deemed to be a Participant); provided, however, that if all or any portion of such excess amount shall thereafter be recovered from the Bank Party or Participant making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by such Bank Party or Participant, as the case may be.


                                  ARTICLE IX.

                                  THE AGENTS
                                  ----------

          9.01.  Appointment.
                 -----------

          The Bank Parties hereby irrevocably appoint SBC Warburg Dillon Read Inc. to act as their Arranger and Syndication Agent, Mellon Bank, N.A. to act as their Administrative Agent and Collateral Agent and Swiss Bank Corporation to act as their Documentation Agent hereunder and under the Related Documents as herein specified. Each Bank Party hereby irrevocably authorizes the Agents to take such action on its behalf under the provisions of this Agreement and the Related Documents, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Agents by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Each of the Agents hereby agrees to act in its respective capacities on behalf of the Bank Parties on the terms and conditions set forth in this Agreement and the Related Documents. Each Bank Party hereby irrevocably authorizes the Agents to execute and deliver each of the Related Documents as an Agent and to accept delivery of such of the other Related Documents as may not require execution by the Agents. Each Bank Party hereby agrees that the rights and remedies granted to the Agents hereunder and under the Related Documents shall be exercised exclusively by the Agents, and that no Bank Party shall have any right individually to exercise any such right or remedy, except to the extent, if any, expressly provided herein or therein.

          9.02.  Delegation of Duties.
                 --------------------

          Each of the Agents may perform any of its duties hereunder or under the Related Documents by or through agents or employees. None of the Agents shall be responsible for the negligence or misconduct of any agents selected by it with reasonable care. Each of the Agents may consult with legal counsel (including counsel for such Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and any such Agent shall not be liable to the Bank Parties for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

          9.03.  Nature of Duties; Independent Credit Investigation.
                 --------------------------------------------------

          (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or the Related Documents, and no implied duties or responsibilities on the part of the Agents shall be read into this Agreement or any Related Document or shall otherwise exist. The duties and responsibilities of each of the Agents under this Agreement and the Related Documents shall be mechanical and administrative in nature; the Agents shall not by reason of this Agreement or any of the Related Documents have a fiduciary relationship in respect of any Bank Party; and nothing in this Agreement or any Related Document, expressed or implied, is intended to or shall be so construed as to impose upon any of the Agents any obligations in respect of this Agreement or any Related Document except as expressly set forth herein or therein.

          (b) The Agents are and shall be solely the agents of the Bank Parties. The Agents do not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any person other than the Bank Parties. The provisions of this Article IX are for the benefit of the Bank

Parties (and the other persons named in Section 9.06), and the Borrower shall not have any rights under any of the provisions of this Article IX.

          (c) Each Bank Party expressly acknowledges (i) that the Agents have not made any representation or warranty to it, and that no act by the Agents heretofore or hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Agents to any Bank Party; (ii) that, independently and without reliance upon the Agents, and based upon such documents and information as it has deemed appropriate, it has made its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Credit Parties, and its own credit and legal analysis and decision to enter into this Agreement and the Related Documents; (iii) that, independently and without reliance upon the Agents, and based upon such documents and information as it shall deem appropriate at the time, it will continue to make its own decisions to take or not take action under or in connection with this Agreement or the Related Documents; and (iv) that the Agents have and shall have no duty or responsibility, either initially or on a continuing basis, to provide it with any credit or other information, except as otherwise expressly provided herein, whether coming into their possession before the making of any Loans or issuance of any Letters of Credit hereunder or at any time or times hereafter.

          9.04.  Actions in Discretion of Agents; Instructions
                 from Banks.
                 ---------------------------------------------

          Each of the Agents agrees, upon the written request of the Required Banks, to take any action of the type specified as being within such Agent's rights, powers or discretion herein or in the Related Documents; provided, however, that such Agent shall be under no obligation to take any action hereunder or under any Related Document if such Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any Related Document or may require such Agent to qualify to do business in any jurisdiction where it is not then so qualified. In the absence of a request by the Required Banks, each of the Agents shall have authority (but under no circumstances shall be obligated), in its sole discretion, to take or not to take any such action, unless this Agreement or the Related Documents specifically require the consent of the Required Banks, in which case such Agent shall not take such action absent such direction or consent. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on all the Bank Parties. No Bank Party shall have any right of action against any of the Agents, and none of the Agents shall have any liability to any person as a result of (a) acting or refraining from acting in accordance with the directions of the Required Banks, (b) refraining from acting in the absence of instructions to act from the Required Banks, whether or not such Agent has discretionary power to take such action, or (c) taking discretionary action it is authorized to take under this Section 9.04, subject to the provisions of
Section 9.05.

          9.05.  Exculpatory Provisions.
                 ----------------------

          (a) None of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any of the Agents or any Bank Party for any action taken or omitted to be taken by it hereunder or under any of the Related Documents or in connection herewith or therewith, unless caused by its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

          (b) In performing its functions and duties hereunder or under the Related Documents on behalf of the Bank Parties, each Agent shall exercise the same care which it would exercise in dealing with loans for its own account, but it shall not be responsible in any manner to any of the Bank Parties for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any of the Related Documents, (ii) any recital, representation, warranty, document, certificate, report or statement herein or therein or made or furnished under or in connection with this Agreement or any Related Document, (iii) any failure of the Borrower or any other person to perform any of their respective obligations under this Agreement or any of the Related Documents, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Security Documents or otherwise from time to time, or (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to, any Collateral.

          (c) None of the Agents shall be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any of the Related Documents on the part of the Borrower or any other person, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other person, or (ii) except to the extent set forth in Section 9.05(e), the existence of any Event of Default or Potential Default.

          (d) None of the Agents shall be under any obligation to any of the Bank Parties, either initially or on a continuing basis, to provide any Bank Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any of the Related Documents to be furnished by such Agent to such Bank Party.

          (e) None of the Agents shall be under any obligation to any of the Bank Parties, either initially or on a continuous basis, to ascertain the existence or possible existence of any Event of Default or Potential Default and none of the Agents shall be deemed to have knowledge of the occurrence of an Event of Default or Potential Default unless a required payment by the Borrower to such Agent has not been made or such Agent has received notice from another Bank Party or the Borrower specifying such Event of Default or Potential Default and stating that such notice is a "Notice of Default." In the event that the Administrative Agent fails to so receive any such payment or receives any such notice, the Administrative Agent shall give prompt notice thereof to the other Bank Parties.

          9.06.  Reimbursement and Indemnification.
                 ---------------------------------

          Each Bank severally agrees to reimburse and indemnify each of the Agents in their respective capacities as such and each of their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrower), Pro Rata for all Proportions, for and against any and all liabilities, obligations, losses (other than any losses resulting from a failure by the Administrative Agent to receive from the Borrower any amount owing pursuant to Section 9.13), damages, penalties, actions, judgment, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for each of the Agents or such other person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Agent or such other person shall be designated a party thereto) which may at any time be imposed on, incurred by or asserted against each Agent, in its capacity as such, or such other person as a result of, or arising out of, or in any way related to or by reason of, this Agreement or the Related Documents, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with any Loans or Letters of Credit (or the proceeds of any thereof); provided, that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they result from an Agent's or such other person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

          9.07.  Administration by the Agents.
                 ----------------------------

          (a) Each of the Agents shall be entitled to rely upon any writing, facsimile transmission, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise (whether or not such communication is made in a manner permitted or required by this Agreement or any Related Document) believed by it to be genuine and correct and to have been signed, sent or made by the proper party or parties, and each of the Agents shall have no duty to verify the identify or authority of any person giving any such communication. Each of the Agents may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to such Agent in accordance with the requirements of this Agreement or any of the Related Documents. Whenever an Agent shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower, any of its Subsidiaries or any other Bank Party, such matter may be established by a certificate of the Borrower or such other Bank Party, as the case may be, and such Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or any of the Related Documents). Each of the Agents may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against such Agent by reason of taking or continuing to take any such action.

          9.08.  The Agents in Their Respective Individual Capacities.
                 ----------------------------------------------------

          Each of the Agents shall have the same rights and powers hereunder and under the Related Documents as any other Bank Party and may exercise the same as though it were not an Agent, and the terms "Banks," "Bank Parties" or "holders of Notes" shall, unless the context hereof otherwise indicates, include any of the Agents in their individual capacities. Except as otherwise provided herein, each of the Agents and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and generally engage in any other kind of business with, the Borrower and its Subsidiaries and their respective stockholders and affiliates as though it were not acting as an Agent.

          9.09.  Holders of Notes.
                 ----------------

          Each of the Agents may deem and treat any Bank payee of any Note as the owner of such Note for all purposes hereof, unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agents in accordance with Section 10.12. Any request, authority, direction or consent of any person who at the time of making such request or giving such authority, direction or consent was a Bank shall be conclusive and binding on any present or subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

          9.10.  Successor Agents.
                 ----------------

          (a) Any of the Agents may resign at any time by giving ten (10) days' prior written notice thereof to the other Bank Parties and the Borrower, such resignation to be effective on the date specified in such notice, and on such date, the resigning Agent shall be automatically discharged from its duties under this Agreement and the Related Documents without requirement of any further action by such resigning Agent. Any of the Agents may be removed at any time by the Required Banks, giving ten (10) days' prior written notice thereof to the Agent, the other Bank Parties and the Borrower, such removal to be effective on the date specified in such notice and, on such date, the removed Agent shall be automatically discharged from its duties under this Agreement and the Related Documents without requirement of any further action by such removed Agent, the other Bank Parties or the Borrower. Upon any such resignation or removal of an Agent, the Required Banks shall have the right to appoint a successor Agent; provided, however, that, so long as no Event of Default or Potential Default hereunder shall have occurred and be continuing, any such appointment of a successor Agent shall be subject to the prior written consent of the Borrower not to be unreasonably withheld. If no successor Agent shall have been appointed and accepted such appointment within ten (10) days after the resigning Agent's notice of resignation or removed Agent's notice of removal, then the resigning or removed Agent, on behalf of the other Bank Parties may, but shall not be obligated to, appoint a successor Agent, which shall be either a Bank or a commercial bank organized under the laws of the United States of America or any state thereof and have a combined capital and surplus of at least $1,000,000,000; provided, however, that so long as no Event of Default or Potential Default shall have occurred and be continuing or shall exist, any such appointment of a successor Agent shall be subject to the prior consent of the Borrower not to be unreasonably withheld. Upon the appointment of a successor Agent and acceptance by such successor Agent of its appointment, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the former Agent in its capacity as such, without further act, deed or conveyance. Upon the effective date of resignation or removal of an Agent, such Agent shall be discharged from its duties as such under this Agreement and the Related Documents, but the provisions of this Agreement and the Related Documents shall inure to its benefit as to any actions taken or omitted by it while it was Agent. If and for so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by such Agent shall be sufficiently given if given by the Required Banks, all notices or other communications required or permitted to be given to such Agent shall be given to each other Bank Party, all payments to be made to such Agent shall be made directly to the Bank Party for whose account such payment is required to be made, and any and all interests granted to such Agent for the benefit of the Bank Parties under any of the Security Documents shall be deemed to have been granted to the other Bank Parties.

          (b) Notwithstanding any other provision of this Agreement or the Related Documents to the contrary, none of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any other Bank Party for any action taken or omitted to be taken by it under or in connection with this Section 9.10.

          9.11.  Additional Agents.
                 -----------------

          If any of the Agents shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the other

Bank Parties, such Agent and the Borrower shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of such Agent, to constitute another commercial bank or trust company, or one or more other persons approved by such Agent, to act as co-Agent or agent with respect to any part of the Collateral, with such powers of such Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or persons as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges or duties of such Agent under this Agreement or the Related Documents.

          9.12.  Calculations.
                 ------------

          In the absence of gross negligence or willful misconduct, none of the Agents shall be liable for any error in computing the amount payable to any Bank Party, whether in respect of the Loans, Letters of Credit, fees or any other amounts due to the Bank Parties under this Agreement or the Related Documents. In the event an error in computing any amount payable to any Bank Party is made, such Agent, the Borrower and each affected Bank Party shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and interest on such adjusted amount will accrue as set forth in
Section 9.14.

          9.13.  Administrative Agent's Fee.
                 --------------------------

          The Borrower agrees to pay to the Administrative Agent as consideration for its services as Administrative Agent hereunder such fees as are set forth in a separate letter agreement between the Administrative Agent and the Borrower.

          9.14.  Funding by Administrative Agent.
                 -------------------------------

          Unless the Administrative Agent shall have been notified in writing by any Bank not later than the close of business on the day before the day on which any Loan is requested by the Borrower to be made that such Bank will not make its Pro Rata share of such Loan available, the Administrative Agent may assume that such Bank will make its Pro Rata share of such Loan available, and in reliance upon such assumption the Administrative Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Bank fails to make such amount available to the Administrative Agent on such date, such Bank shall pay such amount on demand (or, if such Bank fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Administrative Agent's own account, for each day from and including the date of the Administrative Agent's payment to and including the date of repayment to the Administrative Agent (before and after judgment) at the following rates per annum: (x) for each day from and including the date of such payment by the Administrative Agent to and including the second Business Day thereafter, at the Federal Funds Effective Rate of such day, and (y) for each day thereafter, at the rate applicable to such Loans for such day. All payments to the agent under this Section shall be made to the Administrative Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature.


                                   ARTICLE X.

                                 MISCELLANEOUS
                                 -------------

          10.01.  Holidays.
                  --------

          Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Related Documents shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

          10.02.  Records.
                  -------

          The unpaid principal amount of the Loans owing to each Bank, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Bank's Commitment and the accrued and unpaid fees owing to each Bank Party shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive absent manifest error. The Letter of Credit Exposure, the Letter of Credit Participating Interests, the unpaid Letter of Credit Reimbursement Obligations, the unpaid interest accrued thereon, the interest rate or rates applicable thereto and the accrued and unpaid Letter of Credit commissions and fees shall at all times be ascertained from the records of the Issuing Bank of such Letter of Credit, which shall be conclusive absent manifest error. The Swingline Participating Interests, the unpaid principal amount of the Swingline Loans, the unpaid interest accrued thereon and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Swingline Bank, which shall be conclusive absent manifest error.

          10.03.  Amendments or Waivers.
                  ---------------------

          (a) Agreements amending or changing any provisions of or adding to this Agreement or the Related Documents or the rights of the Bank Parties or the Borrower hereunder or thereunder may be entered into, and waivers or consents to departure from the due performance of the obligations of the Borrower hereunder or thereunder may be given, with the consent of all or certain of the Bank Parties as follows:

           (i)   Any amendment, waiver or consent which would

                 (A) increase the Committed Amount of any Bank over the amount thereof then in effect, or extend the Revolving Credit Expiration Date or change any Scheduled Amortization Payment; or

                 (B) reduce the principal amount of or extend the time for any scheduled payment of principal of any Loan, Letter of Credit Reimbursement Obligation or Swingline Loan, or reduce the rate of interest or extend the time for payment of any interest borne by any Loan, Letter of Credit Reimbursement Obligation or Swingline loan, shall require the written consent of such Banks as hold 100% of the aggregate outstanding principal amount of the Loans, or, if no Loans are at the time outstanding, Banks whose Commitments constitute 100% of the Revolving Credit Commitments then outstanding; and

           (ii) Any amendment, waiver or consent which would extend the time for payment of or reduce the amount of any fee due and owing to any Bank party shall require the written consent of each Bank Party affected thereby; and

           (iii) Any other amendment or waiver of or consent to departure from the due performance by the Borrower of any covenant, representation, warranty or other term or provision hereof or of any of the Related Documents shall require the written consent of the Required Banks, except that no amendment to Article III may be made (and the rights, interests or obligations of the Issuing Banks and the Swingline Bank may not otherwise be changed), in the case of Sections 3.01 through 3.10, without the consent of the Issuing Banks and, in the case of Sections 3.11 through 3.14, without the consent of the Swingline Bank, and no amendment to Article IX may be made (and the rights, interests or obligations of any Agent may not otherwise be changed) without the consent of the Agent affected;

provided, however, that no agreement, waiver or consent may be made which would

     (w) release any Guarantor from its obligations pursuant to its Guarantee;

     (x) except as expressly authorized by Section 7.10, release any Collateral under any of the Security Documents having a fair market value (as determined in good faith by the Board of Directors of the Borrower) in excess of $5,000,000 for any one release; or

     (y) amend this Section 10.03 or change the definition of "Required Banks";
or

     (z) foreclose on any of the Mortgaged Property or Australian Mortgaged Property,

without the written consent of 100% of the Banks; and provided, further, that Commitment and Loan Transfer Supplements may be entered into in the manner provided in Section 10.12.

          (b) With the written consent of sufficient Bank Parties as specified in Section 10.03(a), the Administrative Agent or the Collateral Agent, as the case may be, acting on behalf of all Bank Parties, and the Borrower may execute amendments to this Agreement or the Related Documents, and such Agent (so acting) may execute waivers or consents, each of which shall be effective to bind all the Bank Parties.

          (c) In the case of any waiver or consent relating to any provision hereof or of the Related Documents, the parties shall be restored to their positions authorized by such waiver or consent and their rights thereunder, and any Potential Default or Event of Default so waived or consented to shall be deemed to be cured and not continuing; but no such waiver or consent shall extend to any other obligation or any subsequent or other Potential Default or Event of Default or impair any right consequent thereon.

          (d) Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing.

          10.04.  No Implied Waiver; Cumulative Remedies.
                  --------------------------------------

          No course of dealing and no delay or failure of any of the Agents or any other Bank Party in exercising any right, power or privilege under this Agreement or any of the Related Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of each of the Agents and the other Bank Parties under the Agreement and the Related Documents are cumulative and are not exclusive of any rights or remedies which the Agents or any other Bank Party would otherwise have.

          10.05.  Notices.
                  -------

          (a) All notices under Section 2.04 or 2.08(b) shall be sent to the Administrative Agent by facsimile transmission (which shall be effective when received) or by telephone confirmed by facsimile transmission or first-class mail (which shall be effective when telephoned), in all cases with charges prepaid. All notices under Sections 2.06(f), 2.11(b) or 8.02(a) shall be sent to the Borrower by facsimile transmission (which shall be effective when received), by telephone confirmed by facsimile transmission or first-class mail (which shall be effective when telephoned) or by first-class or first-class express mail (which shall be effective when received), in all cases with charges prepaid. All other notices, requests, demands, directions and other communications (collectively "notices") under the provisions of this Agreement or any Related Document shall be in writing (including facsimile transmission) unless otherwise expressly permitted hereunder and shall be sent by hand delivery or first-class or first-class express mail or by recognized overnight courier, or by facsimile transmission with confirmation in writing mailed first-class or first class express or by recognized overnight courier, in all cases with charges prepaid, and any such properly given notice shall be effective when received. All notices shall be sent to the applicable party at the address stated on the signature page hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto.

          (b) Any Bank giving any notice to the Borrower or any other party to this Agreement or any Related Document shall simultaneously send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Bank Parties of the receipt by it of any such notice.

          (c) Each Bank Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Related Document) purportedly made by or on behalf of the Borrower, and no Bank Party shall have any duty to verify the identity or authority of any person giving any such notice.

          10.06.  Expenses; Taxes; Attorneys' Fees.
                  --------------------------------

          (a) The Borrower agrees to pay or cause to be paid and to save each Bank Party harmless from and against liability for the payment of all reasonable out-of-pocket costs and expenses, including fees and expenses of counsel, including local counsel, auditors, and all other professional, accounting, evaluation and consulting costs, incurred by any Bank Party from time to time and arising from or relating to (i) in the case of any of the Agents, the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents (including the Commitment Letter) and the initial syndication thereof (other than the fees of Reed Smith Shaw McClay LLP incurred by Mellon Bank, N.A. in connection with the initial negotiation, preparation, execution and delivery of this Agreement), (ii) in the case of the Administrative Agent or Collateral Agent, any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to or with respect to this Agreement or any of the Related Documents,
(iii) in the case of each Bank Party, the enforcement or preservation of rights under this Agreement or any of the Related Documents, including (A) the creation, perfection or protection of any Lien on any Collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any Collateral, including advances for taxes, filing fees and the like, (C) collection or enforcement of any outstanding Loan or Letter of Credit Reimbursement Obligation or any other Obligation owing to any Bank Party,
(D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Related Documents, and (E) in the case of SBC Warburg Dillon Read Inc., any syndication with respect to this Agreement and the Related Documents.

          (b) The Borrower hereby indemnifies the Bank Parties, their respective affiliates, and the directors, officers, employees and agents of each thereof, and the other banks and financial institutions which may be offered the opportunity to participate in the financing contemplated by this Agreement, and their respective affiliates, directors, officers, employees and agents, and each of them (collectively, the "Indemnified Parties"), and agrees to hold each of them harmless from and against any and all losses, claims, damages, expenses or liabilities incurred by any of them or to which any of them may become subject, insofar as such losses, claims, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation or claims in respect thereof) arise out of, result from, or in any way relate to, this Agreement, any of the Related Documents, any transactions from time to time contemplated hereby or thereby, or any transaction financed or secured in whole or in part, directly or indirectly, with the proceeds of any Loan or any Letter of Credit or the proceeds of any thereof (whether or not any Indemnified Party is a party to any action or proceeding out of which any such losses, claims, damages, expenses or liabilities arise), and to reimburse the Indemnified Parties, upon demand, for any legal or other expenses incurred by any thereof in or in connection with investigating, preparing to defend, defending or otherwise participating in any such claim, action or proceeding relating to any such loss, claim, damage or liability, except any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the person seeking such indemnification, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this Section 10.06(b), or any other indemnification obligation of the Borrower hereunder or under any Related Document, shall be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

          (c) The Borrower agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise taxes or fees and all other similar impositions now or hereafter determined by any Bank Party to be payable in connection with this Agreement or any of the Related Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith and the Borrower agrees to save each Bank Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

          10.07.  Limitation on Payments; Severability.
                  ------------------------------------

          (a)  Limitation on Payments.  The parties hereto intend to conform to
               ----------------------
all applicable laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereto or of any Related Document, the Borrower shall not be required to make any payment to or for the account of any Bank Party, and each Bank Party shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with the nonwaivable provisions of any applicable Law limiting the maximum amount of interest which may be charged or collected by such Bank Party.

          (b)  Severability.  The provisions of this Agreement are intended to
               ------------
be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

          10.08. Government Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitation of Liability.
                  --------------------------------------------------

          (a)  GOVERNING LAW.  THIS AGREEMENT AND ALL RELATED DOCUMENTS (EXCEPT
               -------------
TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH RELATED DOCUMENTS) SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

          (b)  CERTAIN WAIVERS.  THE BORROWER HEREBY IRREVOCABLY AND
               ---------------
UNCONDITIONALLY:

            (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY "RELATED LITIGATION") MAY BE BROUGHT

     IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND, TO THE FULLEST EXTENT PERMITTED BY LAW, AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY BANK PARTY TO BRING ANY PERMITTED ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

            (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

            (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 10.05, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

            (iv)  WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED LITIGATION.

          (c)  LIMITATION OF LIABILITY.  TO THE FULLEST EXTENT PERMITTED BY LAW,
               -----------------------
NO CLAIM MAY BE MADE BY THE BORROWER AGAINST ANY BANK PARTY, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM, FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ON ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

          10.09.  Prior Understanding.
                  -------------------

          This Agreement and the Related Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein, including the Commitment Letter, except for (a) the obligation of the Borrower to pay the underwriting fee as set forth in the Underwriting Fee Letter constituting part of the Commitment Letter, and (b) the obligation of the Borrower to pay the arrangement fee as set forth in the Arrangement Fee Letter which is a part of the Commitment Letter.

          10.10.  Duration; Survival.
                  ------------------

          All representations and warranties of the Borrower contained herein and in the Related Documents or made in connection herewith or therewith shall survive the making of and shall not be waived by the execution and delivery of this Agreement or any of the Related Documents, any investigation by or knowledge of any Bank Party, the making of any Loan, the issuance (including any deemed issuance pursuant to Section 3.10 or arising from any increase or extension of any outstanding Letter of Credit pursuant to Section 3.03(b)) of any Letter of Credit or any other event or condition whatsoever. All covenants and agreements of the Borrower contained herein or in any Related Document shall continue in full force and effect from and after the date hereof until all Commitments have terminated, all Letters of Credit have expired or have been terminated and all other Obligations have been indefeasibly paid in full in cash. Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Bank Parties (including obligations arising under Sections 2.11, 2.12 and 10.06) shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow hereunder and all other events and conditions whatsoever. In addition, all obligations of each Bank to make payments to or indemnify the Agents, the Issuing Banks or the Swingline Bank and persons related to the Agents, the Issuing Banks or the Swingline Bank (including but not limited to obligations arising under Sections 2.11, 2.12, 3.08(c), 3.14(c) and 10.06) shall survive the payment in full by the Borrower of all other Obligations, termination of the Borrower's right to borrow hereunder and all other events and conditions whatsoever.

          10.11.  Counterparts.
                  ------------

          This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

          10.12.  Successors and Assigns; Participations; Assignments.
                  ---------------------------------------------------

          (a)  Successors and Assigns.  This Agreement shall be binding upon and
               ----------------------
inure to the benefit of the Borrower, the Bank Parties and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of all the Bank Parties, and any purported assignment without such consent shall be void, and except that, to the fullest extent permitted by Law, a Bank Party may not voluntarily assign or transfer any of its rights hereunder except in accordance with the other provisions of this Section 10.12, and any other purported voluntary assignment or transfer shall be void; provided that this Agreement shall inure to the benefit of successors to the Bank parties by operation of Law or resulting from an involuntary assignment or transfer (including the appointment of a receiver, conservator, trustee or like person) and any successor by merger or consolidation. Except to the extent otherwise required by the context of this Agreement, the word "Bank" or "Bank Party" where used in this Agreement shall mean and include any holder of any Note originally issued to any Bank hereunder, and each such holder of a Note shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto.

          (b)  Participations.  Any Bank may, in the ordinary course of its
               --------------
business and in accordance with applicable Law, at any time sell to one or more additional banks or financial institutions ("Participants") participating interests in all or a portion of any Loan or Letter of Credit Reimbursement Obligation owing to such Bank, any Note, Letter of Credit Participating Interest or Swingline Participating Interest held by such Bank, any Commitment of such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement and the Related Documents shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes of this Agreement and the Related Documents, and the other parties hereto shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the Related Documents. The Borrower hereby consents to and confirms the foregoing arrangements and hereby confirms each Bank's right without notice to or consent of the Borrower to create or dispose of participations in the Obligations as contemplated by this Section 10.12(b) (whether such participations are in the form of partial or complete assignments of such Bank Party's rights hereunder or under the Related Documents, creation of a debtor-creditor or trustee-beneficiary relationship between such Bank Party and such Participants or otherwise). The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.06(f), 2.11, 2.12, 2.13 and 9.06 with respect to its participation in the Commitments and the Loans and Letter of Credit Reimbursement Obligations outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred. A Bank may agree with any Participant not to consent to any amendment to or waiver under this Agreement which would require the written consent of 100% of the Banks without the consent of such Participant, but a Bank may not agree with a Participant not to consent to any other amendment or waiver under this Agreement.

          (c)  Sales to Purchasing Banks.  Any Bank may, in the ordinary course
               -------------------------
of its commercial banking business and in accordance with applicable Law, at any time assign to any other Bank, any affiliate of itself or of any Bank which is wholly owned by a common parent corporation or, subject to the limitations set forth in the proviso to this sentence, to one or more additional banks or financial institutions (collectively "Purchasing Banks") all or any portion of its rights and obligations under this Agreement and the Related Documents pursuant to a Commitment and Loan Transfer Supplement, executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank, by the Borrower, the Issuing Banks and the Agents), and delivered to the Administrative Agent for its acceptance and recording in the Register hereinafter referred to as hereinafter provided); provided, however, that (i) the Commitment purchased by any such Purchasing Bank which is not then a Bank shall be equal to or greater than $5,000,000 unless such Purchasing Bank is acquiring 100% of the Commitment of such transferor Bank, (ii) the transferor Bank which has transferred part of its Commitment constituting less than such Bank's full Commitment to any such Purchasing Bank which is not then a Bank shall retain a Commitment, after giving effect to such sale, equal to or greater than $5,000,000, and (iii) a transfer to any Purchasing Bank which is not then a Bank shall be made only with the consent of the Borrower and the Agents and, in the case of the transfer of a Bank's rights under this Agreement appurtenant to the Revolving Credit Facility, the Issuing Banks and the Swingline Bank (which in each case shall not be unreasonably withheld). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date (determined pursuant to such Commitment and Loan Transfer Supplement), (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment and Loan Transfer Supplement, have the rights and obligations of a Bank hereunder with Commitments as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Commitment and Loan Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment and Loan Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto; provided, however, that the provisions of this Agreement and the Related Documents shall continue to inure to its benefit as to any actions taken or omitted by it while it was a Bank). Such Commitment and Loan Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Related Documents. On or prior to the Transfer Effective Date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes of a transferor Bank a new Note or Notes to the order of such Purchasing Bank in amounts equal to the Commitment assumed by it pursuant to such Commitment and Loan Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, a new Note or Notes to the order of the transferor Bank in amounts equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the same dates as the Note or Notes surrendered and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Bank shall be returned by the Administrative Agent to the Borrower marked "exchanged".

          (d)  The Register.  The Administrative Agent shall maintain at its
               ------------
office a copy of each Commitment and Loan Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Obligations owing to, each Bank from time to time. The entries in the Register shall be conclusive and binding for all purposes, in the absence of manifest error, and the Borrower and the Bank Parties may treat each person whose name is recorded in the Register as a Bank for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a Commitment and Loan Transfer Supplement executed by a transferor Bank and a Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Borrower and the Agents) together with the Note or Notes subject to such transfer and payment by the Purchasing Bank to the Administrative Agent of a registration and processing fee of $3,500 (which shall be solely for the account of the Administrative Agent), and the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the other Bank Parties and the Borrower.

          (e)  Agreements of Transferor Bank and Purchasing Bank.  By executing
               -------------------------------------------------
and delivering a Commitment and Loan Transfer Supplement, the transferor Bank and the Purchasing Bank confirm to and agree with each other and the other parties hereto as follows: (i) other than as expressly provided in such Commitment and Loan Transfer Supplement, the transferor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Related Documents or any other instrument or document furnished pursuant hereto and thereto; (ii) the transferor Banks makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Agreement or any of the Related Documents or other instruments or documents furnished pursuant hereto or thereto; (iii) the Purchasing Bank confirms that it has received a copy of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment and Loan Transfer Supplement; (iv) the Purchasing Bank will, independently and without reliance upon the Administrative Agent, the transferor Bank or any other Bank Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the Related Documents; (v) the Purchasing Bank agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the Related Documents are required to be performed by it as a Bank; (vi) the Purchasing Bank agrees that such Commitment and Loan Transfer Supplement is taken by it without recourse to the transferor Bank.

          (f)  Financial and Other Information.  The Borrower hereby authorizes
               -------------------------------
each Bank to disclose to any prospective Participant or Purchasing Bank (each a "Transferee") or any potential Transferee any and all financial and other information in such Bank's possession concerning the Borrower and its Subsidiaries and Affiliates which has been or may be delivered to such Bank by or on behalf of the Borrower pursuant to this Agreement or any of the Related Documents or which has been or may be delivered to such Bank by or on behalf of the Borrower in connection with such Bank's credit evaluation of the Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement. At the request of any Bank, the Borrower, at the Borrower's expense, shall provide to each prospective Transferee the conformed copies of documents referred to in Section 6(c) of the form of Transfer Supplement.

          (g)  Taxes.  Each Bank which is incorporated or organized under the
               -----
laws of any jurisdiction other than the United States or any state thereof agrees that, on or prior to the date any payment is due to be made to it hereunder or under any Related Document, it will furnish to the Borrower and the Administrative Agent two valid, duly completed copies of (i) United States Internal Revenue Service Form 4224 or 1001, or (ii) in the case of a Bank that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver IRS Form 4224 or 1001, IRS Form W-8 and a certificate confirming that such Bank is not a "Bank" for purposes of Section 881(c)(3)(A), or any successor applicable form, as the case may be, certifying that such Bank is entitled to a complete exemption from U.S. withholding tax with respect to (x) in the case of clause (i) above, all payments, and (y) in the case of clause
(ii) above, payments of interest, to be made under this Agreement and the Related Documents. Each Bank which so delivers to the Borrower and the Administrative Agent an Internal Revenue Service Form 1001, 4224 or W-8, or a successor applicable form, agrees to deliver to the Borrower and the Administrative Agent two further copies of the said

Internal Revenue Service Form 1001, 4224 or W-8 or a successor applicable form, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax, or after the occurrence of any event requiring a change in the most recent form previously delivered by it, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that such Bank is entitled to a complete exemption from or reduction in United States withholding tax with respect to payments under this Agreement or any Related Document, unless in any such cases an event (including any change in law) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Administrative Agent that it is not capable of delivering any such form or certificate, in which case such Bank shall not be required or have any obligation to deliver any such form or certificate. In addition, if at any time the Borrower believes that payments to any Bank (foreign or domestic) may be subject to U.S. backup withholding tax, such Bank shall, at the Borrower's reasonable request from time to time, if such Bank is legally able to do so, provide the Borrower with evidence establishing an exemption from U.S. backup withholding tax.

          (h)  Assignments to Federal Reserve Bank.  Any Bank may at any time
               -----------------------------------
assign all or any portion of its rights under this Agreement, including any Obligation owing to it and any Note held by it, to a Federal Reserve Bank. No such assignment shall relieve the transferor Bank from any of its obligations hereunder.

          10.13.  Replacement of Bank.
                  -------------------

          If at any time the all-in interest cost to the Borrower including any increased costs imposed on the Borrower pursuant to Section 2.11(a) being paid to any Bank becomes greater than 125% of the amount determined by multiplying
(a) the aggregate all-in interest cost to the Borrower (including such increased costs) being paid to all of the Banks times (b) the Commitment Proportion of such Bank, the Borrower may at its option replace such Bank with another commercial lending institution by giving notice to the Bank Parties stating that the Borrower wishes to replace such Bank and giving the name of the replacement commercial lending institution, which replacement institution shall be satisfactory to the remaining Bank Parties in their reasonable discretion. Any such replacement shall not be deemed to be a prepayment for any purpose hereof, except that the Borrower shall pay to the Bank being replaced any payment required to be made pursuant to Section 2.11(b) as if such replacement constituted a prepayment.

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.

Attest:                       KOPPERS INDUSTRIES, INC.


By  /s/ Randall Collins         By  /s/ M. Claire Schaming
   ------------------------        -------------------------
Title  VP and Secretary         Title  Treasurer
      ---------------------           ----------------------
      [CORPORATE SEAL]


                              Address for notices:

                              Koppers Building
                              436 Seventh Avenue
                              Pittsburgh, PA  15219
                              Attention:  Claire Schaming
                              Telephone No.:  (412) 227-2472
                              Facsimile No.:  (412) 227-2159

                              SBC WARBURG DILLON READ INC., as
                                Arranger and Syndication Agent


                              By  /s/ Wendy P. Field
                                 ---------------------------
                              Title   Executive Diretor
                                      Loan Syndications
                                    ------------------------



                              By   /s/ Reco Jenal
                                 ---------------------------
                              Title  Director
                                     Banking Finance
                                    ------------------------

                              Address for Notices:

                              677 Washington Blvd.
                              Stamford, CT 06912
                              Attn.: Aida Kalla
                              Telephone No.: (203) 719-8026
                              Facsimile No.:  (203) 719-8610

                              SWISS BANK CORPORATION,
                                STAMFORD BRANCH,
                                individually and as Documentation Agent

                              By       /s/ Wendy P. Field
                                 ---------------------------
                              Title    Executive Director
                                       Loan Syndications
                                    ------------------------

                              By     /s/ Dorothy L. McKinley
                                 ---------------------------
                              Title    Associate Director
                                    ------------------------
                                       Banking Finance
                                       Support, N.A.

                              Address for Notices:

                              677 Washington Blvd.
                              Stamford, CT  06912
                              Attention:  Denise Clerkin
                              Telephone No.:  (203) 719-3146
                              Facsimile No.:   (203) 719-4176

                              MELLON BANK, N.A.,
                                individually and as
                                Administrative and Collateral Agent


                              By       /s/ John K. Walsh
                                   ---------------------------
                              Title    Vice President
                                    --------------------------

                              Address for Notices:

                              One Mellon Bank Center
                              Pittsburgh, PA  15258-0001
                              Attention:  John K. Walsh
                              Telephone No.:  (412) 234-8479
                              Facsimile No.:   (412) 234-8888

                              with a copy to:

                              Three Mellon Bank Center
                              Pittsburgh, PA  15258-0003
                              Attention:  Loan Administration
                              Telephone No.:  (412) 234-7366
                              Facsimile No.:  (412) 234-2027

                             Schedule 5.01(xxxiv)

  Certain documents to be delivered in form and substance satisfactory to the
  ---------------------------------------------------------------------------
                                    Agents
                                    ------


Stockholder's Agreement
Senior Subordinated Note Documents
Australian Credit Facilities and the ancillary documents thereto
Exchange Agreement
Waiver BHP to Section 8.10(d) of the BHP Agreement
Advisory Services Agreement
Koppers Industries, Inc. Employee Stock Purchase Plan
Koppers Industries, Inc. Stock Redemption and Purchase Plan